Exhibit 10.3

Execution Version

CREDIT AGREEMENT

Dated as of October 15, 2014

among

USD PARTNERS LP

and

USD TERMINALS CANADA ULC,

as Borrowers

CITIBANK, N.A.,

as Administrative Agent, Swing Line Lender

and

L/C Issuer,

U.S. BANK NATIONAL ASSOCIATION,

as L/C Issuer

and

The Other Lenders Party Hereto

CITIGROUP GLOBAL MARKETS INC.

and

U.S. BANK NATIONAL ASSOCIATION

as

Joint Lead Arrangers and Joint Bookrunners

and

U.S. BANK NATIONAL ASSOCIATION

as Syndication Agent

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

SCHEDULES

1.01	Existing BOKF Hedge Agreements
2.01	Commitments and Applicable Percentages
5.09	Environmental Matters
5.13	Subsidiaries; Other Equity Investments; Equity Interests in the Borrowers
5.26	Material Contracts
6.11	Guarantors
7.01	Existing Liens
7.02	Existing Indebtedness
7.03	Investments
7.09	Burdensome Agreements
11.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of
A	Loan Notice
B	Swing Line Loan Notice
C-1	Term Note
C-2	Revolving Credit Note
D	Compliance Certificate
E-1	Assignment and Assumption
E-2	Administrative Questionnaire
F	Guaranty
G	Parent Guaranty
H	Security Agreement
I	U.S. Tax Compliance Certificates
J-1	Form of Canadian Debenture
J-2	Form of Canadian Debenture Pledge Agreement

-v-

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of October 15, 2014, among USD PARTNERS LP, a Delaware limited partnership (the “US Borrower”), and USD TERMINALS CANADA ULC, an unlimited liability company subsisting under the laws of the Province of British Columbia, Canada (the “Canadian Borrower” and, together with the US Borrower, the “Borrowers” and, each a “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), CITIBANK, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer, and U.S. BANK NATIONAL ASSOCIATION, as an L/C Issuer.

PRELIMINARY STATEMENTS:

The Borrowers have requested that the Lenders provide a revolving credit facility and term loan facility, and the Lenders have indicated their willingness to lend and the L/C Issuers have indicated their willingness to issue letters of credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Account Control Agreement” means an account control agreement (or equivalent in any other applicable jurisdiction and with respect to an account located in Luxembourg, a Luxembourg Account Pledge Agreement, in each case acknowledged by the institutions at which such account is held in Luxembourg) with respect to a deposit account or securities account of a Loan Party, in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer.

“Acquisition” means the acquisition, directly or indirectly, by any Person of (a) the Equity Interests of another Person, (b) the material properties or assets of another Person, (c) a line of business or division of another Person, in each case (i) whether or not involving a merger, amalgamation or a consolidation with such other Person and (ii) whether in one transaction or a series of related transactions, but in any case excluding any ordinary course capital expenditures of the Loan Parties or ordinary course replacements of existing equipment, property or assets of the Loan Parties.

“Acquisition Consideration” means, in connection with any Acquisition, the total cash and noncash consideration (including the fair market value of all Equity Interests issued or transferred to the sellers thereof, earnouts and other contingent payment obligations to, and all assumptions of debt, liabilities and other obligations in connection therewith) paid by or on behalf of the Borrowers and the Restricted Subsidiaries for such Acquisition; provided, that any contingent future payment shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP at the time of such sale to be established in respect thereof by a Borrower or any Restricted Subsidiary.

“Adjusted Eurocurrency Rate” means for any Interest Period with respect to any Eurocurrency Rate Loan, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1.00%) equal to the product of (a) the rate based on the definition of “Eurocurrency Rate” for such Interest Period multiplied by (b) the Statutory Reserves.

“Administrative Agent” means Citibank in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Borrowers and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Applicable Percentage” means (a) in respect of the Term Aggregate Commitments, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Aggregate Commitments represented by (i) on or prior to the Closing Date, such Term Lender’s Term Commitment at such time, subject to adjustment as provided in Section 2.15, and (ii) thereafter, the principal amount of such Term Lender’s Term Loans at such time, and (b) in respect of the Revolving Credit Aggregate Commitments, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Aggregate Commitments represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time, subject to adjustment as provided in Section 2.15. If the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of the Revolving Credit Aggregate Commitments shall be determined based on the Applicable Percentage of such Revolving Credit Lender in respect of the Revolving Credit Aggregate Commitments most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means (a) from the Closing Date to the date on which the Administrative Agent receives the Initial Compliance Certificate, (i) 1.50% per annum for Revolving Credit Loans that are Base Rate Loans or Canadian Prime Rate Loans, (ii) 1.60% per annum for Term Loans that are Base Rate Loans or Canadian Prime Rate Loans (iii) 2.50% per annum for Revolving Credit Loans that are Eurocurrency Rate Loans or Canadian CDOR Rate Loans, (iv) 2.60% per annum for Term Loans that are Eurocurrency Rate Loans or Canadian CDOR Rate Loans, (v) 2.50% per annum for Letter of Credit Fees, and (vi) 0.375% for commitment fees, and (b) thereafter, the applicable percentage per annum set forth below determined by reference to the Consolidated Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Applicable Rate

Pricing Level	Consolidated Net Leverage Ratio	Commitment Fee	Revolving Credit Loans that are Eurocurrency Rate or Canadian CDOR Rate & Letters of Credit	Revolving Credit Loans that are Base Rate or Canadian Prime Rate	Term Loans that are Eurocurrency Rate or Canadian CDOR Rate & Letters of Credit	Term Loans that are Base Rate or Canadian Prime Rate
1	<2.75:1	0.375%	2.25%	1.25%	2.35%	1.35%
2	≥2.75:1 but <3.25:1	0.375%	2.50%	1.50%	2.60%	1.60%
3	≥3.25:1 but <3.75:1	0.50%	2.75%	1.75%	2.85%	1.85%
4	≥3.75:1 but <4.25:1	0.50%	3.00%	2.00%	3.10%	2.10%
5	≥4.25:1	0.50%	3.25%	2.25%	3.35%	2.35%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 5 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the date on which such Compliance Certificate is delivered.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Applicable Revolving Credit Percentage” means with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentage in respect of the Revolving Credit Aggregate Commitments at such time.

“Applicable Time” means, with respect to any borrowings and payments in Canadian Dollars, the local time in the place of settlement for Canadian Dollars as may be determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Appropriate Lender” means, at any time, (a) with respect to any of the Term Aggregate Commitments or the Revolving Credit Aggregate Commitments, a Lender that has a Commitment with respect to such Facility or holds a Term Loan or a Revolving Credit Loan, respectively, at such time, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuers and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders and (c) with respect to the Swing Line Sublimit, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person; provided that notwithstanding anything to the contrary herein, the SPE Transactions shall not give rise to Attributable Indebtedness.

“Audited Financial Statements” means the audited consolidated balance sheet of the predecessor of the US Borrower for the fiscal year ended December 31, 2013, and the related consolidated statements of income or operations, partners’ capital, retained earnings and cash flows for such fiscal year of the predecessor of the US Borrower, including the notes thereto.

“Availability Period” means in respect of the Revolving Credit Aggregate Commitments, the period from and including the Closing Date to the earliest of (a) the Revolving Credit Maturity Date, (b) the date of termination of the Revolving Credit Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of the L/C Issuers to make L/C Credit Extensions pursuant to Section 8.02.

“Available Cash” has the meaning set forth in the US Borrower Partnership Agreement.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Citibank as its “prime rate,” and (c) the Adjusted Eurocurrency

Rate plus 1.00%. The “prime rate” is a rate set by Citibank based upon various factors including Citibank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Citibank shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan denominated in Dollars that bears interest based on the Base Rate.

“Borrower” and “Borrowers” have the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Revolving Credit Borrowing, a Term Borrowing or a Swing Line Borrowing, as the context may require.

“Business” means the ownership, operation, development and acquisition of midstream and logistics assets and any business or activities reasonably related or incidental thereto.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state or province where the Administrative Agent’s Office with respect to Obligations denominated in Dollars or Canadian Dollars (as applicable) is located and:

(a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day that is also a London Banking Day; and

(b) if such day relates to any interest rate settings as to a Canadian CDOR Rate Loan or Canadian Prime Rate Loan, means any such day on which dealings in Canadian Dollar bankers’ acceptances are conducted by and between banks in Toronto, Ontario.

“Canadian Borrower” has the meaning specified in the introductory paragraph hereto.

“Canadian Base CDOR Rate” means, on any date which there is a Borrowing or continuation of or conversion into Canadian CDOR Rate Loans pursuant hereto, the per annum rate of interest which is the rate determined as being the arithmetic average of the annual yield rates applicable to Canadian Dollar bankers’ acceptances having identical issue and comparable maturity dates as the Canadian CDOR Rate Loans proposed to be made, continued or converted into displayed and identified as bankers’ acceptances on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuters Limited (or any successor thereto or Affiliate thereof) as at approximately 10:00 a.m. (Toronto time) on such day, or if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Administrative Agent in good faith after 10:00 a.m. (Toronto time) to reflect any error in a posted rate or in the posted average annual rate); provided, however, if such a rate does not appear on such CDOR Page, then the Canadian CDOR Rate, on any day, shall be the Discount Rate quoted by the Administrative Agent (determined as of 10:00 a.m. (Toronto time) on such day) which would be applicable in respect of an issue of bankers’ acceptances in a comparable amount having identical issue and with comparable maturity dates to the Canadian CDOR Rate Loans to be made, continued or converted into on such day, or if such day is not a Business Day, then on the immediately preceding Business Day.

“Canadian CDOR Rate” means:

(a) with respect to a Canadian CDOR Rate Loan having the same maturity date issued by a Lender that is a bank under Schedule I of the Bank Act (Canada), the Canadian Base CDOR Rate; and

(b) with respect to a Canadian CDOR Rate Loan having the same maturity date issued by a Lender that is not a bank under Schedule I of the Bank Act (Canada), the Canadian Base CDOR Rate plus 0.10% per annum.

“Canadian CDOR Rate Loan” means a Loan denominated in Canadian Dollars that bears interest based on the Canadian CDOR Rate.

“Canadian Debentures” means, collectively, the fixed and floating charge debentures in substantially the form of the attached Exhibit J-1 or such other form as may be requested by the Administrative Agent (acting reasonably), executed by each Canadian Loan Party.

“Canadian Debenture Pledge Agreement” means, collectively, the debenture pledge agreements in substantially the form of the attached Exhibit J-2 or such other form as may be requested by the Administrative Agent (acting reasonably), executed by each Canadian Loan Party.

“Canadian Dollar” and “CAD” mean lawful money of Canada.

“Canadian Loan Party” means the Canadian Borrower, each Loan Party incorporated or subsisting under the laws of Canada or any province thereof and each other Loan Party which has Collateral that is real property or fixtures located in Canada.

“Canadian Prime Rate” means, for any day, the greater of:

(a) the rate of interest per annum established from time to time by the Administrative Agent as the reference rate of interest for the determination of interest rates that the Administrative Agent will charge on commercial loans in Canada for Canadian Dollar demand loans in Canada; and

(b) the rate of interest per annum equal to the average annual yield rate for one month Canadian Dollar bankers’ acceptances (expressed for such purpose as a yearly rate per annum in accordance with Section 2.10) which rate is shown on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuters Limited (or any successor thereto or Affiliate thereof) at 10:00 a.m. (Toronto time) on such day or, if such day is not a Business Day, on the immediately preceding Business Day, plus 1.00% per annum, provided that if both such rates are equal or if such one month bankers’ acceptance rate is unavailable for any reason on any date of determination, then the “Canadian Prime Rate” shall be the rate specified in (a) above.

“Canadian Prime Rate Loan” means a Loan denominated in Canadian Dollars that bears interest based on the Canadian Prime Rate.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuers or Swing Line Lender (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the Administrative Agent, the applicable L/C Issuer or Swing Line Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the applicable L/C Issuer or the Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following types of Investments:

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America, Canada, or in each case, any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America or Canada is pledged in support thereof;

(b) (i) Dollar or Canadian Dollar-denominated time deposits with, or Dollar or Canadian Dollar insured certificates of deposit or Dollar or Canadian Dollar-denominated bankers’ acceptances of, any commercial bank that (i) (A) is a Lender, or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of (x) the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System or (y) Canada; (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition; and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(c) commercial paper issued by any Person organized under the laws of any state or province of the United States of America or Canada and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, or at least “R-1” (or the then equivalent grade) by Dominion Bond Rating Service Limited in each case with maturities of not more than 180 days from the date of acquisition thereof; and

(d) Investments, classified in accordance with GAAP as current assets of the US Borrower or any Subsidiary, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “ Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means any of the following events or conditions: (a) the General Partner shall cease to be the sole general partner of the US Borrower; (b) the Sponsors shall cease, directly or indirectly, to own and control legally and beneficially more than 50% of the Equity Interests in the General Partner; (c) the Sponsors shall cease, directly or indirectly, to have the power to vote or direct the voting of Equity Interests in the General Partner having a majority of the ordinary voting power for the election of the board of directors (or similar governing body) of the General Partner; (d) the Sponsors shall cease to be able, directly or indirectly, to appoint a majority of the members of the board of directors (or similar governing body) of the General Partner; (e) the US Borrower shall cease, directly or indirectly, to own and control legally and beneficially all of the Equity Interests of the Canadian Borrower; (f) any Person or group (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date), other than any combination of the Sponsors and their Affiliates, but excluding any portfolio company of a Sponsor that is otherwise unrelated to the Borrowers, (or a single Sponsor and its Affiliates, but excluding any portfolio company that is otherwise unrelated to the Borrowers) shall own or control legally or beneficially, directly or indirectly, in the aggregate, Equity Interests representing 35% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the General Partner, provided that any determination of whether a Person is an Affiliate of a Sponsor under this clause (f) shall be made without giving effect to the relevant change of control transaction being considered under this definition; or (g) a “change in control” (or equivalent definition), as defined in any document governing Indebtedness incurred pursuant to Section 7.02(h) in an amount in excess of the Threshold Amount shall have occurred.

“Citibank” means Citibank, N.A.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.

“Closing Date Distribution” means $100,000,000.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means, collectively, each Mortgaged Property and all of the “Collateral” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Documents” means, collectively, the Security Agreement, the Canadian Debentures, the Canadian Debenture Pledge Agreements, the Luxembourg Security Documents, intellectual property security agreements (if any), the Mortgages, each of the mortgages, collateral assignments, Security Agreement Supplements, IP Security Agreement Supplements (if any), security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.11, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commercial Operation Date” means the date on which a Material Project is substantially complete and commercially operational.

“Commitment” means the Term Commitment or the Revolving Credit Commitment, as the context may require.

“Commitment Fee Revolving Credit Aggregate Commitments” means, at any time, the Revolving Credit Aggregate Commitments minus the Outstanding Amount of the Term Loans at such time.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Common Units” means the common units representing limited partner interests in the US Borrower.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Assets” means, at the date of any determination thereof, the total assets of the US Borrower and its Restricted Subsidiaries as set forth, or on a pro forma basis, after giving effect to the acquisition and disposition of assets since the last day of the most recently completed fiscal quarter, would be set forth, on a consolidated balance sheet of the US Borrower and its Restricted Subsidiaries for their most recently completed fiscal quarter, prepared in accordance with GAAP.

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of the US Borrower and the Restricted Subsidiaries on a consolidated basis for the most recently completed Measurement Period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges, (ii) the provision for state, local, foreign income or withholding Taxes payable, (iii) depreciation and amortization expense, (iv) any charges or expenses (other than depreciation or amortization expense) directly incurred in connection with any proposed or consummated issuance of Equity Interests, issuance of Indebtedness, Acquisition or Disposition permitted by this Agreement, in an aggregate amount not to exceed 15% of Consolidated EBITDA (as shown on the consolidated financial statements of the US Borrower and the Restricted Subsidiaries most recently delivered to the Administrative Agent in accordance with Section 6.01 but without giving effect to this clause (iv) in such calculation) for any Measurement Period, (v) goodwill or other impairment and other non-cash charges, (vi) non-cash losses resulting from Swap Contracts and foreign currency translations, (vii) one-time transaction expenses related to the execution and delivery of this Agreement and the Transactions and (viii) other expenses reducing such Consolidated Net Income which do not represent a cash item in such period (in each case of or by the US Borrower and the Restricted Subsidiaries for such Measurement Period) and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) state, local and foreign income Tax credits, (ii) all non-cash items increasing Consolidated Net Income (in each case of or by the US Borrower and the Restricted Subsidiaries for such Measurement Period), (iii) non-cash gains resulting from Swap Contracts and foreign currency translations.

For purposes of calculating the Consolidated Leverage Ratio, Consolidated Senior Secured Leverage Ratio and the Consolidated Interest Coverage Ratio for purposes of Section 7.11:

(a) (i) Consolidated EBITDA for the Measurement Period ending December 31, 2014 shall equal Consolidated EBITDA for the fiscal quarter ending on such date multiplied by four; (ii) Consolidated EBITDA for the Measurement Period ending March 31, 2015 shall equal Consolidated EBITDA for the two fiscal quarter period ending on such date multiplied by two; and (iii) Consolidated EBITDA for the Measurement Period ending June 30, 2015 shall equal Consolidated EBITDA for the three fiscal quarter period ending on such date multiplied by 4/3;

(b) Consolidated EBITDA shall be calculated for each Measurement Period, on a pro forma basis, after giving effect to, without duplication, any Material Acquisition, Material Disposition or designation of an Unrestricted Subsidiary as a Restricted Subsidiary or of a Restricted Subsidiary as an Unrestricted Subsidiary occurring during each period commencing on the first day of such period to and including the date of such transaction (the “Reference Period”), as if such Material Acquisition, Material Disposition or designation and any related incurrence or repayment of Indebtedness occurred on the first day of the Reference Period. In making the calculation contemplated by the preceding sentence, Consolidated EBITDA generated or to be generated by such acquired or divested Person shall be determined in good faith by the US Borrower based on reasonable assumptions; provided, however, that such pro forma calculations shall be reasonably acceptable to the Administrative Agent if supporting such pro forma adjustments and supported by such information as is reasonably requested by the Administrative Agent; and

(c) for any Measurement Period, Consolidated EBITDA shall be increased by the amount of any applicable Material Project EBITDA Adjustments applicable to such Measurement Period.

“Consolidated Funded Indebtedness” means, as of any date of determination, all Indebtedness of the US Borrower and the Restricted Subsidiaries on a consolidated basis as of such date, excluding (i) Indebtedness described in clause (c) of the definition thereof, (ii) Indebtedness under undrawn letters of credit, and (iii) Guarantees of Indebtedness described in clause (i) or (ii) above; provided that for the avoidance of doubt, the outstanding Indebtedness attributable to any non-wholly owned Restricted Subsidiary shall be included in Consolidated Funded Indebtedness in proportion to the percentage of Equity Interests in such non-wholly owned Restricted Subsidiary owned by the US Borrower and the wholly-owned Restricted Subsidiaries.

“Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all cash interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by the US Borrower and the Restricted Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Charges.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA.

“Consolidated Net Income” means, at any date of determination, the net income (or loss) of the US Borrower and the Restricted Subsidiaries on a consolidated basis for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude (a) extraordinary, unusual and nonrecurring gains and extraordinary, unusual and nonrecurring losses for such Measurement Period, (b) the net income of any Restricted Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Restricted Subsidiary during such Measurement Period, except that the net income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such Measurement Period to the US Borrower or a Restricted Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Restricted Subsidiary is not precluded from further distributing such amount to the US Borrower as described in clause (b) of this proviso) and the US Borrower’s equity in any net loss of any such Restricted Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income, and (c) any income (or loss) for such Measurement Period of any Person if such Person is not a Restricted Subsidiary, except that the US Borrower’s equity in the net income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such Measurement Period to the US Borrower or a Restricted Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Restricted Subsidiary is not precluded from further distributing such amount to the US Borrower as described in clause (b) of this proviso); provided further that the net income (or loss) attributable to any non-wholly owned Restricted Subsidiary shall be included in Consolidated Net Income in proportion to the percentage of Equity Interests in such non-wholly owned Restricted Subsidiary owned by the US Borrower and the wholly-owned Restricted Subsidiaries.

“Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of (a)(i) Consolidated Funded Indebtedness as of such date minus (ii) Unrestricted Cash as of such date, to (b) Consolidated EBITDA.

“Consolidated Net Tangible Assets” means, at the date of any determination, Consolidated Tangible Assets after deducting therefrom all current liabilities, excluding (i) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed; and (ii) current maturities of long-term debt, all as set forth, or on a pro forma basis would be set forth, on a consolidated balance sheet of the US Borrower and its Restricted Subsidiaries for their most recently completed fiscal quarter, prepared in accordance with GAAP.

“Consolidated Senior Secured Indebtedness” means all Consolidated Funded Indebtedness that is secured by a Lien on any property or assets of US Borrower or any Restricted Subsidiary.

“Consolidated Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Senior Secured Indebtedness as of such date to (b) Consolidated EBITDA.

“Consolidated Tangible Assets” means, at the date of any determination thereof, Consolidated Assets after deducting therefrom the value, net of any applicable reserves and accumulated amortization, of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth, or on a pro forma basis would be set forth, on a consolidated balance sheet of the US Borrower and its Restricted Subsidiaries for their most recently completed fiscal quarter, prepared in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument, or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contributed Assets” means the assets contributed or otherwise transferred by the applicable Contributing Affiliate to any Loan Party, whether prior to or on the Closing Date, including without limitation the assets contributed by certain Contributing Affiliates to the Loan Parties on or prior to the Closing Date as described in the Registration Statement.

“Contributing Affiliates” means US Development Group, Parent Guarantor and the General Partner and any other Affiliate of US Development Group, Parent Guarantor and the General Partner that contributes or otherwise transfers assets to any Loan Party, whether prior to or on the Closing Date.

“Contribution Agreement” means the Contribution, Conveyance and Assumption Agreement, dated as of October 15, 2014, by and among US Development Group, Parent Guarantor, the General Partner, the US Borrower and USD Logistics Operations LP, a Delaware limited partnership.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Investment Affiliates” means, with respect to any Person, any other Person (including, without limitation, any fund or investment vehicle) that (i) directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified or, with respect to US Development Group, is otherwise a holding company owner of such Person and (ii) is organized primarily for the purpose of making investments in one or more companies; provided that any determination of whether a Person is a Controlled Investment Affiliate shall be made without giving effect to the relevant change of control transaction being considered at such time. The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of an Equity Interest, by contract or otherwise.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Crude Oil” means the unrefined mixture of liquid hydrocarbons, of any grade or specific gravity, commonly known as petroleum or oil.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the

Winding-up and Restructuring Act (Canada) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar or analogous debtor relief Laws of the United States, Canada, Luxembourg or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, Canadian CDOR Rate Loan or Canadian Prime Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and each Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified either Borrower, the Administrative Agent, any L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrowers, to confirm in writing to the Administrative Agent and each Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding, case or other action under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state, provincial or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to each Borrower, each L/C Issuer, the Swing Line Lender and each other Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Development Rights Agreement” means the Development Rights and Cooperation Agreement in the form attached as Schedule C to the Offer to Purchase, dated or to be dated as of the “Closing Date” (as defined in the Offer to Purchase), between the Canadian Borrower and USD Terminals Canada II ULC, a British Columbia unlimited liability company.

“Development Transactions” means the transactions and matters described in the Development Rights Agreement and the Offer to Purchase, each as in effect on the date hereof, as amended or modified (including by the waiver of any provision thereof) in a manner not materially adverse to the Lenders or as otherwise amended in a manner as approved by the Administrative Agent.

“Discount Rate” means, with respect to the issuance of a bankers’ acceptance, the rate of interest per annum, calculated on the basis of a year of 365 days, (rounded upwards, if necessary, to the nearest whole multiple of 1/100th of one percent) which is equal to the discount exacted by a purchaser taking initial delivery of such bankers’ acceptance, calculated as a rate per annum and as if the issuer thereof received the discount proceeds in respect of such bankers’ acceptance on its date of issuance and had repaid the respective face amount of such bankers’ acceptance on the maturity date thereof.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, and any casualty or condemnation event.

“Disqualified Capital Stock” means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part (other than in Equity Interests that are otherwise not Disqualified Capital Stock), on or prior to the ninety-first (91st) day after the Revolving Credit Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in (a) above (other than in Equity Interests that are otherwise not Disqualified Capital Stock), in each case at any time on or prior to the ninety-first (91st) day after the Revolving Credit Maturity Date, or (c) contains any repurchase obligation for cash purchase which may come into effect prior to payment in full of all obligations; provided, however, that any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the ninety-first (91) day after the Revolving Credit Maturity Date shall not constitute Disqualified Capital Stock if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of the Obligations (other than unasserted contingent obligations).

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in Canadian Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with Canadian Dollars.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States, excluding any such Subsidiary acquired or formed after the Closing Date (i) all or substantially all of the assets of which are Equity Interests in a CFC (as defined in Section 1.3 of the Security Agreement), or (ii) that is owned by a Subsidiary (or Subsidiaries) not organized under the laws of any jurisdiction within the United States.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Energy Capital Partners” means Energy Capital Partners GP III, LP, a Delaware limited partnership.

“Environmental Laws” means any and all federal, provincial, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, agreements or governmental restrictions relating to pollution or the protection of the environment or human health (to the extent related to exposure to Hazardous Materials), including those relating to the manufacture, generation, handling, transport, storage, treatment, Release or threatened Release of Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of either Borrower, any other Loan Party, any of the Restricted Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) Release or threatened Release of any Hazardous Materials, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with either Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Sections 412 and 430 of the Code and Sections 302 and 303 of ERISA).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of either Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by either Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan or Multiemployer Plan, as applicable, is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon either Borrower or any ERISA Affiliate; or (i) a failure by either Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by either Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan.

“EU Savings Directive Tax” means any Tax deduction required under the EU Council Directive 2003/48 EC on taxation of savings income in the form of interest payments (or any amendments thereof).

“Eurocurrency Rate” means:

(a) With respect to any Credit Extension, denominated in Dollars, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b) for any rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day; provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

“Eurocurrency Rate Loan” means a Loan denominated in Dollars that bears interest at a rate based on the Adjusted Eurocurrency Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Account” means the account identified in the Schedules to the Security Agreement as the “Excluded Account”.

“Excluded Subsidiary” means (a) each Foreign Subsidiary formed or acquired by the US Borrower and its Restricted Subsidiaries after the Closing Date, (b) each Person excluded from the definition of Domestic Subsidiary by clause (i) or (ii) thereof, in each case of clauses (a) and (b), with respect to which, the US Borrower determines in good faith and in consultation with the Administrative Agent that providing a guarantee of the Facilities would result in adverse U.S. federal income Tax consequences; provided that as of any date, the Excluded Subsidiaries shall not have (x) assets having an aggregate book value, as of the end of the fiscal year most recently ended exceeding 10% of the aggregate book value of the US Borrower and the Restricted Subsidiaries on a consolidated basis or (y) Consolidated EBITDA exceeding 10% of the Consolidated EBITDA of the US Borrower and the Restricted Subsidiaries on a consolidated basis.

“Excluded Swap Obligations” means, with respect to any Guarantor, any Swap Obligation, if, and to the extent that, all or a portion of the Guarantee by such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 11.14 and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all Guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guarantee of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by a Borrower under Section 11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(f), (d) any U.S. federal withholding Taxes imposed pursuant to FATCA, and (e) any Taxes in respect of the EU Savings Directive Tax and the RELIBI Law.

“Existing BOKF Hedge Agreements” means the Swap Contracts set forth on Schedule 1.01 as such Swap Contracts may be extended, or otherwise amended, modified or replaced in a manner not materially adverse to the Lenders; provided, that BOKF, NA gives notice to the Administrative Agent acknowledging the appointment of the Administrative Agent pursuant to the terms of Article X hereof for itself and its Affiliates.

“Facility” means the facility comprised of the Term Aggregate Commitments or the facility comprised of the Revolving Credit Aggregate Commitments, as the context may require.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Citibank on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means each of (i) the letter agreement, dated August 21, 2014, among the Borrowers, the Administrative Agent and Citigroup Global Markets Inc. as amended by the Fee Letter Amendment dated as of the Closing Date, and (ii) the letter agreement, dated August 21, 2014, among the Borrowers and U.S. Bank.

“Finance Co” shall mean any direct, wholly-owned Subsidiary of the US Borrower incorporated to become or otherwise serving as a co-issuer or co-borrower of Indebtedness permitted by this Agreement, which Subsidiary meets the following conditions at all times: (a) the provisions of Section 6.11 have been complied with in respect of such Subsidiary, and such Subsidiary is a Restricted Subsidiary and a Loan Party, (b) such Subsidiary shall be a Domestic Subsidiary that is a corporation, and (d) such Subsidiary has not (i) incurred, directly or indirectly any Indebtedness or any other obligation or liability whatsoever other than the Indebtedness that it was formed to co-issue or co-borrow (including, for the avoidance of doubt, any additional series, tranche or issuance of such type of Indebtedness) and for which it serves as co-issuer or co-borrower, (ii) engaged in any business, activity or transaction, or owned any property, assets or Equity Interests other than (A) performing its obligations and activities incidental to the coissuance or co-borrowing of the Indebtedness that it was formed to co-issue or co-borrower and (B) other activities incidental to the maintenance of its existence, including legal, tax and accounting administration, (iii) consolidated with or merged with or into any Person, or (iv) failed to hold itself out to the public as a legal entity separate and distinct from all other Persons.

“Financial Officer” means the chief executive officer, chief financial officer, treasurer, chief accounting officer or controller (or equivalent officer with similar responsibilities) of a Loan Party or of the general partner acting on behalf of a Loan Party.

“Foreign Lender” means, with respect to either Borrower, (a) if such Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if such Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which such Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Obligor” means a Loan Party that is a Foreign Subsidiary.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to an L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“General Partner” means USD Partners GP LLC, a Delaware limited liability company, or any substitute or replacement entity thereto that serves as a general partner of the US Borrower and is a direct or indirect Subsidiary of US Development Group.

“Governmental Authority” means the government of the United States, the government of Canada, or any other nation, or of any political subdivision thereof, whether state, provincial, local or tribal, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any (a) obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness of the payment or performance of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) Lien on any assets of such Person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by such Person

(or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means the Borrowers and the Restricted Subsidiaries listed on Schedule 6.11 and each other Restricted Subsidiary that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.11; provided, that notwithstanding anything to the contrary in this Agreement, Excluded Subsidiaries shall not be required to be Guarantors hereunder.

“Guaranty” means the guaranty agreement made by the Guarantors in favor of the Secured Parties in the form attached hereto as Exhibit F, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.11.

“Hardisty Terminal” means the terminaling facilities owned and operated by the Canadian Borrower located in Hardisty, Alberta, Canada.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants including petroleum or petroleum distillates, natural gas, natural gas liquids, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, toxic mold, infectious or medical wastes and all other substances, wastes, chemicals, pollutants, contaminants or compounds of any nature in any form regulated pursuant to any Environmental Law.

“Hedge Bank” means (a) any Person that, at the time it enters into a Swap Contract permitted under Article VII, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Swap Contract, and (b) BOKF, NA and its Affiliates, but only with respect to the Existing BOKF Hedge Agreements.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and not past due for more than 90 days, and (ii) earn-outs);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Capital Stock in such Person or any other Person or any warrant, right or option to acquire such Disqualified Capital Stock, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The outstanding Indebtedness attributable to any non-wholly owned Restricted Subsidiary shall be included in proportion to the percentage of Equity Interests in such non-wholly owned Restricted Subsidiary owned by the US Borrower and the wholly-owned Restricted Subsidiaries. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 11.04 (b).

“Information” has the meaning specified in Section 11.07.

“Initial Compliance Certificate” means the Compliance Certificate delivered pursuant to Section 6.02 for the fiscal quarter ended December 31, 2014.

“Interest Payment Date” means, (a) as to any Eurocurrency Rate Loan or Canadian CDOR Rate Loan, the last day of each Interest Period applicable to such Loan and the applicable Maturity Date for such Loan; provided, however, that if any Interest Period for a Eurocurrency Rate Loan or Canadian CDOR Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, Canadian Prime Rate Loan or Swing Line Loan, the last Business Day of each March, June, September and December and the applicable Maturity Date for such Loan.

“Interest Period” means as to each Eurocurrency Rate Loan or Canadian CDOR Rate Loan, the period commencing on the date such Eurocurrency Rate Loan or Canadian CDOR

Rate Loan, as the case may be, is disbursed or converted to or continued as a Eurocurrency Rate Loan or Canadian CDOR Rate Loan, as the case may be, and ending on the date one, two, three or six months thereafter (in each case, subject to availability), as selected by the applicable Borrower in its Loan Notice, or a period of twelve months if requested by such Borrower and consented to by all the Appropriate Lenders; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the applicable Maturity Date for such Loan.

“Investment” means, as to any Person, any direct or indirect Acquisition or investment by such Person in another Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, less any returns in the form of cash distributions from such Investment.

“IP Security Agreement Supplements” means any Patent Security Agreement Supplement, Trademark Security Agreement Supplement and Copyright Security Agreement Supplement (as such terms are defined in the Security Agreement) executed by any Loan Party.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by an L/C Issuer and the applicable Borrower (or any Restricted Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.

“Joint Lead Arrangers” means Citigroup Global Markets Inc. and U.S. Bank, each in its capacity as Joint Lead Arranger.

“Laws” means, collectively, all international, foreign, federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any

Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of Law.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Revolving Credit Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage. All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing. All L/C Borrowings shall be denominated in Dollars.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means each of Citibank and U.S. Bank in its capacity as issuer of Letters of Credit hereunder and any other Revolving Credit Lenders selected by the Borrowers that agree to become an L/C Issuer hereunder, or any successor issuer or issuers of Letters of Credit hereunder.

“L/C Issuer Sublimit” means, with respect to each L/C Issuer, the limit set opposite such Issuing Bank under the heading “Sublimit” in the table below (or with respect to a Person who becomes an L/C Issuer after the date hereof, the amount agreed in writing between such L/C Issuer and the Borrowers and notified to the Administrative Agent), subject to the modifications to such limits arising under Section 11.01:

L/C Issuer	Sublimit
Citibank	$10,000,000
U.S. Bank	$10,000,000

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto and, unless the context requires otherwise, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify each Borrower and the Administrative Agent which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Letter of Credit” means any standby letter of credit issued hereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five Business Days prior to the Revolving Credit Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means an amount equal to $20,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Aggregate Commitments.

“LIBOR” has the meaning specified in the definition of Eurocurrency Rate.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Term Loan or a Revolving Credit Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Guaranty, (d) the Collateral Documents, (e) each Issuer Document, (f) Fee Letters and (g) any certificates delivered in connection with the foregoing and any other document from time to time executed in connection with the foregoing and designated as a “Loan Document”.

“Loan Notice” means a notice of (a) a Term Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurocurrency Rate Loans or Canadian CDOR Rate Loans, pursuant to Section 2.02(a), shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the applicable Borrower.

“Loan Parties” means, collectively, each Borrower and each Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Luxembourg Account Pledge Agreement 1” means the Luxembourg Law governed account pledge agreement dated of the date of this Agreement, entered into by Luxembourg Guarantor 1 as pledgor and the Administrative Agent, over the accounts of the Luxembourg Guarantor 1 held in Luxembourg and in favor of the Administrative Agent for the benefit of the Secured Parties.

“Luxembourg Account Pledge Agreement 2” means the Luxembourg Law governed account pledge agreement dated of the date of this Agreement, entered into by Luxembourg Guarantor 2 as pledgor and the Administrative Agent, over the accounts of the Luxembourg Guarantor 2 held in Luxembourg and in favor of the Administrative Agent for the benefit of the Secured Parties.

“Luxembourg Account Pledge Agreements” means the Luxembourg Account Pledge Agreement 1 and the Luxembourg Account Pledge Agreement 2 and any other Luxembourg Law governed account pledge agreement over the accounts of a Loan Party held in Luxembourg, granted by such Loan Party as pledgor, in favor of the Administrative Agent for the benefit of the Secured Parties.

“Luxembourg Companies Register” means the Luxembourg Register of Commerce and Companies (R.C.S Luxembourg).

“Luxembourg Guarantor 1” means USD Terminals International S.à r.l., a private limited liability company (société à responsabilité limitée) organized and established under the laws of Luxembourg, with its registered office at 6, rue Guillaume Schneider, L-2522 Luxembourg, Grand Duchy of Luxembourg, with a share capital of CAD 1,000,000.- and registered with the Luxembourg Companies Register under number B181.650.

“Luxembourg Guarantor 2” means USD Rail International S.à r.l., a private limited liability company (société à responsabilité limitée) organized and established under the laws of Luxembourg, with its registered office at 6, rue Guillaume Schneider, L-2522 Luxembourg, Grand Duchy of Luxembourg, with a share capital of CAD 40,000.- and registered with the Luxembourg Companies Register under number B181.698.

“Luxembourg Loan Parties” means any Loan Party incorporated or having its registered office or place of central administration located in Luxembourg.

“Luxembourg Receivables Pledge Agreement 1” means the Luxembourg Law governed receivables pledge agreement entered into by Luxembourg Guarantor 1 as pledgor and the Administrative Agent on the date of this Agreement, in favor of the Administrative Agent for the benefit of the Secured Parties, over the receivables held by Luxembourg Guarantor 1.

“Luxembourg Receivables Pledge Agreement 2” means the Luxembourg Law governed receivables pledge agreement entered into by Luxembourg Guarantor 2 as pledgor and the Administrative Agent on the date of this Agreement, in favor of the Administrative Agent for the benefit of the Secured Parties, over the receivables held by Luxembourg Guarantor 2.

“Luxembourg Receivables Pledge Agreements” means the Luxembourg Receivables Pledge Agreement 1 and the Luxembourg Receivables Pledge Agreement 2.

“Luxembourg Security Documents” means the Luxembourg Share Pledge Agreements, the Luxembourg Account Pledge Agreements and the Luxembourg Receivables Pledge Agreements.

“Luxembourg Share Pledge Agreement 1” means the Luxembourg Law governed share pledge agreement dated of the date of this Agreement, entered into by USD Logistics Operations LP as pledgor, the Administrative Agent and in the presence of Luxembourg Guarantor 1, over the shares of the Luxembourg Guarantor 1 and in favor of the Administrative Agent for the benefit of the Secured Parties.

“Luxembourg Share Pledge Agreement 2” means the Luxembourg Law governed share pledge agreement dated of the date of this Agreement, entered into by USD Rail LP as pledgor, the Administrative Agent and in the presence of Luxembourg Guarantor 2, over the shares of the Luxembourg Guarantor 2 and in favor of the Administrative Agent for the benefit of the Secured Parties.

“Luxembourg Share Pledge Agreements” means the Luxembourg Share Pledge Agreement 1 and the Luxembourg Share Pledge Agreement 2.

“Material Acquisition” means any Acquisition made by the Borrowers or the Restricted Subsidiaries in which the Acquisition Consideration therefor exceeds $10,000,000.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, assets, financial condition or operations of the US Borrower and its Restricted Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document or of the ability of the Loan Parties, taken as a whole, to perform their material obligations under any Loan Document; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Borrower or the Loan Parties, taken as a whole, of the Loan Documents, taken as a whole.

“Material Contract” means (a) the Contractual Obligations listed on Schedule 5.26, (b) any other Contractual Obligation entered into on or after the date of this Agreement to which any Loan Party is a party and which otherwise constitutes a material agreement or material instrument relating to the acquisition of, or establishment of, material assets (which assets would constitute 10% or more of the Consolidated Assets of the Loan Parties after giving effect to such acquisition or establishment) or material operations (which operations would constitute 10% or more of the anticipated revenues of the Loan Parties after giving effect to such acquisition or establishment) by any Loan Party, and (c) any other Contractual Obligation which, if terminated or cancelled, could reasonably be expected to have a Material Adverse Effect.

“Material Disposition” means any Disposition made by the Borrowers or the Restricted Subsidiaries in which the consideration therefor exceeds $10,000,000.

“Material Project” means the construction or expansion of any capital project of the US Borrower or any Restricted Subsidiary or any entity with respect to which it holds an equity method investment, the aggregate capital cost of which exceeds $5,000,000.

“Material Project EBITDA Adjustments” shall mean, with respect to each Material Project:

(a) prior to the Commercial Operation Date of a Material Project (but including the fiscal quarter in which such Commercial Operation Date occurs), a percentage (based on the then-current completion percentage of such Material Project) of an amount to be approved by the Administrative Agent as the projected Consolidated EBITDA attributable to such Material Project for the first 12-month period following the scheduled Commercial Operation Date of such Material Project (such amount to be determined based on (i) fee-based contracts related to such Material Project, less expenses related thereto, and (ii) other factors reasonably deemed appropriate by Administrative Agent), which may, at the US Borrower’s option, be added to actual Consolidated EBITDA for the fiscal quarter in which construction of such Material Project commences and for each fiscal quarter thereafter until the Commercial Operation Date of such Material Project (including the fiscal quarter in which such Commercial Operation Date occurs, but net of any actual Consolidated EBITDA attributable to such Material Project following such Commercial Operation Date); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after its Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, and (iv) longer than 270 days, 100%; and

(b) beginning with the first full fiscal quarter following the Commercial Operation Date of a Material Project and for the two immediately succeeding fiscal quarters, an amount to be approved by the Administrative Agent as the projected Consolidated EBITDA attributable to such Material Project (determined in the same manner as set forth in clause (a) above) for the balance of the four full fiscal quarter period following such Commercial Operation Date, which may, at the US Borrower’s option, be added to actual Consolidated EBITDA for such fiscal quarters.

Notwithstanding the foregoing:

(a) No such additions shall be allowed with respect to any Material Project unless:

(i) not later than 30 days (or such shorter time as the Administrative Agent may agree in its sole discretion) prior to the delivery of a Compliance Certificate pursuant to Section 6.02(b) to the extent Material Project EBITDA Adjustments will be made to Consolidated EBITDA in determining compliance with the covenants set forth in Section 7.11, the US Borrower shall have delivered to the Administrative Agent a written request for Material Project EBITDA Adjustments setting forth (A) the scheduled Commercial Operation Date for such Material Project, (B) pro forma projections of Consolidated

EBITDA attributable to such Material Project, (C) information, as applicable, regarding (1) customer contracts relating to such Material Project (or negotiated settlements in connection with such Material Project), (2) the creditworthiness of the other parties to such contracts or settlements, as the case may be, (3) projected revenues from such contracts or settlements, as the case may be, (4) projected capital costs and expenses, and (5) the other assumptions used to project revenues of the US Borrower and its Restricted Subsidiaries, and (D) such other information previously requested by the Administrative Agent which it reasonably deemed necessary to approve such Material Project EBITDA Adjustments, and

(ii) prior to the date such certificate is required to be delivered, the Administrative Agent shall have approved (such approval not to be unreasonably withheld) such projections and shall have received such other information and documentation as the Administrative Agent may reasonably request, all in form and substance satisfactory to the Administrative Agent; and

(b) the aggregate amount of all Material Project EBITDA Adjustments during any period shall be limited to 15% of the total actual Consolidated EBITDA of for such period (which total actual Consolidated EBITDA shall be determined without including any Material Project EBITDA Adjustments).

“Material Real Property” means, as of any applicable date of determination, (a) the Hardisty Terminal; (b) any other contiguous parcels of real property owned or leased by the US Borrower or any Restricted Subsidiary, or in which the US Borrower or any Restricted Subsidiary has an easement or other real property interest in, that collectively have a fair market value of $15,000,000 or more, or that is necessary for the operation of any Material Real Property; and (c) if the aggregate fair market value of the real property Collateral at any time is less than 80% of the aggregate fair market value of all of the real property owned or leased by the US Borrower and the Restricted Subsidiaries, then such other real property owned or leased by the US Borrower or any of the Restricted Subsidiaries as would, after giving effect to a Mortgage thereon and such real property’s becoming Collateral, cause the aggregate fair market value of the real property Collateral to be at least 80% of the aggregate fair market value of all of the real property owned or leased by the US Borrower and the Restricted Subsidiaries. As used herein, “real property” includes, without limitation, all rights of way, servitudes, easements and other real property interests of the US Borrower or any Restricted Subsidiary.

“Maturity Date” means the Term Maturity Date or the Revolving Credit Maturity Date, as the context requires.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the US Borrower or, if fewer than four consecutive fiscal quarters of the US Borrower have been completed since the Closing Date, the fiscal quarters of the US Borrower that have been completed since the Closing Date.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 102% of the Fronting Exposure of each L/C Issuer with respect to Letters of Credit issued and outstanding at such time, (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.14(a)(i), (a)(ii) or (a)(iii), an amount equal to 103% of the Outstanding Amount of all LC Obligations, and (c) otherwise, an amount determined by the Administrative Agent and the applicable L/C Issuer in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means any deed of trust, trust deeds, deed to secure debt, mortgage, assignment of leases and rents, leasehold mortgage, debenture or other similar security agreement executed by a Loan Party in favor of the Administrative Agent for the benefit of the Secured Parties granting a Lien on any Material Real Property to secure all or any portion of the Obligations. Each Mortgage shall be in a form and substance reasonably satisfactory to the Administrative Agent.

“Mortgaged Properties” means all of the real property referred to in the Mortgages and all of the other property that is or is intended under the terms of the Mortgages to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which either Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including either Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means, with respect to any Disposition by the US Borrower or any Restricted Subsidiary, the excess, if any, of (a) the sum of cash and Cash Equivalents received in connection with such Disposition (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (b) to the extent included in (a), the sum of (i) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (ii) the reasonable and customary out-of-pocket expenses incurred by the US Borrower or such Restricted Subsidiary in connection with such transaction, and (iii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with a Disposition or (y) any other liabilities retained by the Borrowers or the Restricted Subsidiaries associated with the properties sold in such Disposition; provided, that, to the extent and at the time that any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds and (iv) Taxes (or distributions in respect of Taxes) reasonably estimated to be actually payable in connection therewith.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Recourse Debt” means Indebtedness: (a) as to which neither Borrower nor any Restricted Subsidiary (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (ii) is directly or indirectly liable as a guarantor or otherwise, in each case, other than a pledge of the Equity Interests of an Unrestricted Subsidiary that is an obligor on such Indebtedness; and (b) as to which the lenders will not have any recourse to the stock or assets of either Borrower or any Restricted Subsidiary except as contemplated Section 7.01(m). For purposes of determining compliance with Section 7.02 hereof, in the event that any Non-Recourse Debt of any Unrestricted Subsidiary ceases to be Non-Recourse Debt of such Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary.

“Note” means a Term Note or a Revolving Credit Note, as the context may require.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Secured Cash Management Agreement or Secured Hedge Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding, case or other action under any Debtor Relief Laws naming such Person as the debtor in such proceeding, case or other action regardless of whether such interest and fees are allowed claims in such proceeding, case or other action; provided that the Obligations shall exclude any Excluded Swap Obligations.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Offer to Purchase” means the Offer to Purchase and Agreement of Purchase and Sale, dated as of October 15, 2014, by USD Terminals Canada II ULC in favor of the Canadian Borrower.

“Omnibus Agreement” means the Omnibus Agreement, dated as of October 15, 2014, among US Development Group, Parent Guarantor, the US Borrower, the General Partner and USD Logistics Operations LP, a Delaware limited partnership.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation or articles of association and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means (a) with respect to Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the applicable L/C Issuer, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in Canadian Dollars, the rate of interest per annum at which overnight deposits in Canadian Dollars, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Citibank in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Parent Credit Agreement” means that certain Amended and Restated Loan Agreement dated as of September 23, 2011, by and between US Development Group, BOKF, NA dba Bank of Oklahoma, successor by merger to Bank of Oklahoma, N.A., a national banking association as administrative agent, and the several banks, financial institutions and other entities from time to time parties thereto, as amended by the First Amendment to Amended and Restated Loan Agreement dated as of March 30, 2012, the Second Amendment to Amended and Restated Loan Agreement dated as of April 1, 2013, the Third Amendment to Amended and Restated Loan Agreement dated September 20, 2013, the Fourth Amendment to Amended and Restated Loan Agreement dated January 31, 2014, the Fifth Amendment to Amended and Restated Loan Agreement dated June 27, 2014, and the Sixth Amendment to Amended and Restated Loan Agreement dated October 14, 2014, as further amended, restated, or otherwise modified from time to time.

“Parent Credit Assumption and Repayment” means the (a) assumption by the US Borrower of $30,000,000 principal amount of loans under the Parent Credit Agreement and the repayment of such loans concurrently with the Closing Date, the (b) repayment of approximately $67,845,000 principal amount of loans under the Parent Credit Agreement by the Canadian Borrower concurrently with the Closing Date, and (c) the release of the US Borrower and all of its Subsidiaries from all obligations under the Parent Credit Agreement and any security provided therefor concurrently with the Closing Date.

“Parent Guarantor” means USD Group LLC, a Delaware limited liability Company.

“Parent Guaranty” means a guaranty agreement in substantially the form of the attached Exhibit G and executed by the Parent Guarantor.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(f).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan but not a Multiemployer Plan) that is maintained or is contributed to by either Borrower or any ERISA Affiliate, or with respect to which either Borrower or any ERISA Affiliate may have liability; and that is either covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity. “Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the US Borrower or any ERISA Affiliate or any such Plan to which the US Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Personal Property Security Act” means the Personal Property Security Act (Alberta) and all other applicable personal property security acts or legislation now or hereafter enacted in any other applicable jurisdiction in Canada or in any province thereof in which the Collateral may be located.

“Platform” has the meaning specified in Section 6.02.

“Pledged Equity” has the meaning specified in Section 1.3 of the Security Agreement.

“Public Lender” has the meaning specified in Section 6.02.

“Qualified Notes” means, at any time of measurement, unsecured Indebtedness of the US Borrower (i) that satisfies the requirements of Section 7.02(h) and (ii) in an aggregate principal amount then outstanding of at least $150,000,000.

“Qualified Notes Offering” means the issuance of any Qualified Notes.

“Recipient” means the Administrative Agent, any Lender, and L/C Issuer, as applicable.

“Refined Products” means gasoline, diesel fuel, jet fuel, liquid petroleum gases, ethanol and ethanol products, asphalt and asphalt products, and other refined petroleum products.

“Register” has the meaning specified in Section 11.06 (c).

“Registration Statement” means that certain Form S-1 Registration Statement dated August 29, 2014, filed with the United States Securities and Exchange Commission with respect to the Common Units, as amended from time to time prior to the Closing Date.

“Registration Tax Exception” means any fixed or ad valorem registration tax deduction required in case the Credit Agreement is exhibited or presented, either directly or by way of reference, before any official authority (autorité constituée) in Luxembourg and to the extent its registration is ordered by such official authority.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the environment, or into, from or through any building, structure or facility.

“RELIBI Law” means any Tax deduction required under the Luxembourg Law of 23 December 2005, as amended, introducing in Luxembourg a 10% withholding tax applicable to certain interest payments to Luxembourg resident individual or certain types of unincorporated entities (or any amendments thereof).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, at any time, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Commitments; provided that the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that any Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or L/C Issuer, as the case may be, in making such determination.

“Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Required Term Lenders” means, as of any date of determination, (i) on or prior to the Closing Date, such Term Lenders holding more than 50% of the Term Commitment on such date, and (ii) thereafter, Term Lenders holding more than 50% of the Term Loans on such date; provided that the portion of the Term Aggregate Commitments or Term Loans, as applicable, held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, chief accounting officer, chief operating officer, chief strategy officer, senior vice president, vice president, general counsel, assistant treasurer, controller, Class A Manager or Class B Manager (or a similar officer to any of the foregoing) of a Loan Party or the general partner acting on behalf of a Loan Party, and solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01(a)(vii), (ix), and (xiv), the secretary, any assistant secretary or any authorized signatory of a Loan Party or of the general partner acting on behalf of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party or of the general partner acting on behalf of such Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party or of the general partner acting on behalf of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof).

“Restricted Subsidiary” means any Subsidiary of the US Borrower that has not been designated as an Unrestricted Subsidiary in accordance with the definition thereof; provided that the US Borrower shall not at any time be entitled to designate the Canadian Borrower as an Unrestricted Subsidiary, and such Subsidiary shall at all times be a Restricted Subsidiary.

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Canadian CDOR Rate Loan or Canadian Prime Rate Loan, (ii) each date of a continuation of a Canadian CDOR Rate Loan pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall determine or the Required Revolving Lenders (in the case of Revolving Credit Loans) or Required Term Lenders (in the case of Term Loans) shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in Canadian Dollars, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by an L/C Issuer under any Letter of Credit denominated in Canadian Dollars, and (iv) such additional dates as the Administrative Agent or the applicable L/C Issuer shall determine or the Required Revolving Lenders shall require.

“Revolving Credit Aggregate Commitments” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time. On the Closing Date, the amount of the Revolving Credit Aggregate Commitments is $200,000,000. At any time following the Closing Date, the amount of the Revolving Credit Aggregate Commitments is $300,000,000.

“Revolving Credit Availability Amount” means, (a) on any date prior to the delivery of the Initial Compliance Certificate, an amount equal to (i) $150,000,000 minus (ii) the Outstanding Amount of all Term Loans at such time, and (b) from and after the date on which the Initial Compliance Certificate is delivered, an amount equal to (i) the Revolving Credit Aggregate Commitments at such time minus (ii) the Outstanding Amount of the Term Loans at such time.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurocurrency Rate Loans or Canadian CDOR Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrowers pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Revolving Credit Lender becomes a party hereto, as applicable, minus the outstanding amount of Term Loans owing to such Revolving Credit Lender at such time, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Exposure” means, as to any Revolving Credit Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Credit Loans and such Revolving Credit Lender’s participation in L/C Obligations and Swing Line Loans at such time.

“Revolving Credit Increase Effective Date” has the meaning specified in Section 2.16(d).

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01(b).

“Revolving Credit Maturity Date” means October 15, 2019; provided, however, that if such date is not a Business Day, the Revolving Credit Maturity Date shall be the next preceding Business Day.

“Revolving Credit Note” means a promissory note made by the Borrowers in favor of a Revolving Credit Lender evidencing Revolving Credit Loans or Swing Line Loans, as the case may be, made by such Revolving Credit Lender, substantially in the form of Exhibit C-2.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in Canadian Dollars, same day or other funds as may be determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in Canadian Dollars.

“Sanction(s)” means any applicable sanction administered or enforced by the United States Government (including without limitation, OFAC), the government of Canada (including any sanctions imposed by the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Special Economic Measures Act (Canada) or the United Nations Act (Canada)), the United Nations (to the extent any such sanctions program does not contradict applicable anti-boycott or other legislation of the United States or Canada), the European Union or any agency or subdivision thereof or any other applicable Governmental Authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank.

“Secured Hedge Agreement” means any Swap Contract permitted under Article VII that is entered into by and between any Loan Party and any Hedge Bank, including, without limitation, the Existing BOKF Hedge Agreements.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Swing Line Lenders, the L/C Issuers, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 10.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Security Agreement” means the Security Agreement in substantially the form of the attached Exhibit H or such other form as may be requested by the Administrative Agent (acting reasonably), executed by each Borrower and each other Restricted Subsidiary party thereto.

“Security Agreement Supplement” has the meaning specified in Section 1.3 of the Security Agreement.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPE Transaction” means any transaction existing on the Closing Date and future transactions consistent with, and not materially less advantageous to the Loan Parties or the Lenders than, those existing on the Closing Date pursuant to purchase, assignment and assumption and other related agreements whereby USD Rail LLC or USD Rail Canada ULC agrees to (i) sell and assign its rights, title and interest in and to customer contract payments under certain fleet service agreements, and (ii) assign its respective payment obligations under related railcar leases, in each case, to affiliated purchasers.

“Specified Acquisition” means any Acquisition (other than any Acquisition of an Unrestricted Subsidiary) made by the US Borrower or any of the Restricted Subsidiaries in which the Acquisition Consideration therefor exceeds $25,000,000.

“Specified Acquisition Period” means, upon the US Borrower’s election pursuant to Section 6.02(k), (a) the fiscal quarter during which the US Borrower or any of the Restricted Subsidiaries consummates a Specified Acquisition and (b) the two fiscal quarters immediately following the fiscal quarter described in clause (a); provided, however, that (i) no more than one Specified Acquisition Period may be in effect at any one time, (ii) no Specified Acquisition Period may become effective if the US Borrower fails to timely elect such Specified Acquisition Period pursuant to the terms of Section 6.02(j) and (iii) no more than one Specified Acquisition Period may be elected with respect to any particular Specified Acquisition.

“Specified Loan Party” means any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 11.14).

“Sponsors” means collectively or individually (a) US Development Group and its Controlled Investment Affiliates and (b) Energy Capital Partners and its Controlled Investment Affiliates.

“Spot Rate” for a currency means the rate determined by the Administrative Agent or the applicable L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the applicable L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or such L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the applicable L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in Canadian Dollars.

“Statutory Reserves” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the FRB for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D). Eurodollar Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to the Administrative Agent, any Lender or any L/C Issuer under such Regulation D or any comparable regulation. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b)

any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Citibank in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which shall be substantially in the form of Exhibit B or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the applicable Borrower.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $20,000,000 and (b) the Revolving Credit Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Aggregate Commitments.

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Aggregate Commitments” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term Commitments at such time, and (b) thereafter, the aggregate principal amount of the Term Loans of all Term Lenders outstanding at such time. On the Closing Date, the amount of the Term Aggregate Commitments is $100,000,000.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Canadian CDOR Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(a).

“Term Commitment” means, as to each Term Lender, its obligation to make Term Loans to the Canadian Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Lender’s name on Schedule 2.01 under the caption “Term Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term Maturity Date” means July 14, 2019; provided, however, that if such date is not a Business Day, the Term Maturity Date shall be the next preceding Business Day.

“Terminal Deeds” has the meaning specified in Section 5.08(b).

“Term Lender” means, at any time, any Lender that has a Term Commitment at such time.

“Term Loan” means an advance made by any Term Lender under the Term Aggregate Commitments.

“Term Note” means a promissory note made by the Canadian Borrower in favor of a Term Lender evidencing Term Loans made by such Term Lender, substantially in the form of Exhibit C-1.

“Terminals” means, collectively (a) the Hardisty Terminal; and (b) any other terminals, storage facilities, wharfage, tankage and loading racks owned or leased by any Loan Party that are used in the Business.

“Threshold Amount” means $10,000,000.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and Revolving Credit Exposure of such Lender at such time.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations.

“Transactions” means, collectively, the contribution of Contributed Assets on or prior to the Closing Date pursuant to the Contribution Agreement and the issuance of Common Units as described in the Registration Statement on the Closing Date.

“Transfer Documents” means, collectively, the Contribution Agreement and any other material documents, agreements and instruments related thereto.

“Type” means, with respect to a Loan, its character as a Base Rate Loan, a Canadian Prime Rate Loan, a Eurocurrency Rate Loan or a Canadian CDOR Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unaudited Quarterly Financial Statements” means the unaudited consolidated balance sheet of the US Borrower and the Restricted Subsidiaries for the six month period ending June 30, 2014 and the related consolidated statements of income or operations, partners’ capital, retained earnings and cash flows for the six month period ended on that date.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Cash” means unrestricted cash and Cash Equivalents of the Loan Parties that is subject to a perfected Lien in favor of the Administrative Agent securing the Obligations, which cash and Cash Equivalents are subject to no Liens other than such Liens in favor of the Administrative Agent and ordinary course Liens in favor of a depositary or securities intermediary where such cash or Cash Equivalents are held.

“Unrestricted Subsidiary” means any Subsidiary of the US Borrower that is designated by the US Borrower as an Unrestricted Subsidiary, but only to the extent that: (a) such Subsidiary has no Indebtedness other than (i) Non-Recourse Debt and (ii) Indebtedness guaranteed by a Loan Party in accordance with Section 7.02 which would not cause violation of the financial covenants set forth in Section 7.11; (b) except as permitted by Section 7.08, such Subsidiary is not party to any agreement, contract, arrangement or understanding with the US Borrower or any Restricted Subsidiary; (c) such Subsidiary is a Person with respect to which neither the US Borrower nor any of the Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; (d) such

Subsidiary is not a Guarantor and has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the US Borrower or any of the Restricted Subsidiaries; (e) such designation complies with Section 6.15 and (f) such Subsidiary has not been redesignated as a Restricted Subsidiary under Section 6.15. Any designation of a Subsidiary of the US Borrower as an Unrestricted Subsidiary will be evidenced to the Administrative Agent by a certificate from a Responsible Officer of the US Borrower certifying that such designation complied with the preceding conditions. As of the Closing Date there are no Unrestricted Subsidiaries.

“U.S. Bank” means U.S. Bank, National Association.

“US Borrower” has the meaning specified in the introductory paragraph hereto.

“US Borrower Partnership Agreement” means that certain First Amended and Restated Agreement of Limited Partnership of the US Borrower (as amended, restated, or otherwise modified from time to time) dated as of August 18, 2014 by and among the General Partner, the Parent Guarantor and the other limited partners party thereto.

“US Development Group” means US Development Group LLC, a Delaware limited liability company.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(f)(ii).

Section 1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law shall, unless otherwise specified, refer to such Law as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including; “ the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03. Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the US Borrower and its Restricted Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the US Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and US Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the US Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with GAAP as in effect on the Closing Date for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the US Borrower, the Administrative Agent and the Required Lenders shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c) SPE Transactions. For the avoidance of doubt, any financial covenant calculations shall exclude any amounts arising from the SPE Transactions.

Section 1.04. Rounding. Any financial ratios required to be maintained by the US Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05. Exchange Rates; Currency Equivalents.

(a) The Administrative Agent or any L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Canadian Dollars. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the applicable L/C Issuer, as applicable.

(b) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Canadian CDOR Rate Loan or a Borrowing, conversion or prepayment of a Canadian Prime Rate Loan or the issuance, amendment or extension of a Letter of Credit denominated in Canadian Dollars, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Canadian CDOR Rate Loan, Canadian Prime Rate Loan or Letter of Credit is denominated in Canadian Dollars, such amount shall be the Dollar Equivalent of such Dollar amount (rounded to the nearest unit of Canadian Dollars, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be.

(c) The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurocurrency Rate”, “Canadian CDOR Rate” or “Canadian Prime Rate” or with respect to any comparable or successor rate thereto.

Section 1.06. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.07. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01. Loans.

(a) The Term Borrowing. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a single loan to the Canadian Borrower, in Canadian Dollars, on the Closing Date in an amount not to exceed such Term Lender’s Term Commitment Percentage of the Term Aggregate Commitments. The Term Borrowing shall consist of Term Loans made simultaneously by the Term Lenders in accordance with their respective Applicable Percentage of the Term Aggregate Commitments. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.

(b) The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”), to the US Borrower, in Dollars, and to the Canadian Borrower, in Dollars or Canadian Dollars, from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Revolving Credit Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the lesser of (A) the Revolving Credit Aggregate Commitments and (B) the Revolving Credit Availability Amount, and (ii) the Revolving Credit Exposure of any Revolving Credit Lender shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment. Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). Revolving Credit Loans may be Base Rate Loans, Eurocurrency Rate Loans, Canadian Prime Rate Loans or Canadian CDOR Rate Loans, as further provided herein.

Section 2.02. Borrowings, Conversions and Continuations of Loans.

(a) Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans or Canadian CDOR Rate Loans shall be made upon the applicable Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone or (B) a Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Loan Notice. Each such Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or of any conversion of Eurocurrency Rate Loans to Base Rate Loans, (ii) three Business Days prior to the requested date of any Borrowing or continuation of Canadian CDOR Rate Loans or Canadian Prime Rate Loans, and (iii) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if a Borrower wishes to request Eurocurrency Rate Loans or Canadian CDOR Rate Loans having an Interest Period of twelve months in duration as provided in the definition of “Interest Period,” the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them and not later than 11:00 a.m., three Business Days before the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans or Canadian CDOR Rate Loans, the Administrative Agent shall notify the applicable Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Appropriate Lenders. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or Canadian CDOR Rate Loans, as the case may be, shall be in a principal amount of the Dollar Equivalent of $1,000,000 or a whole multiple of the Dollar Equivalent of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(b), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Section 2.03(c), each Borrowing of or conversion to Canadian Prime Rate Loans shall be in a principal amount of CAD1,000,000 or a whole multiple of CAD1,000,000 in excess thereof. Each Loan Notice shall specify (i) whether the applicable Borrower is the US Borrower or the Canadian Borrower, (ii) whether the applicable Borrower is requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans or a continuation of Canadian CDOR Rate Loans, as the case may be, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, and (vi) the currency of the Loans to be borrowed. If a Borrower fails to specify a currency in a Loan Notice requesting a Borrowing, then the Loans so requested shall be made in Dollars in the case of Eurocurrency Rate Loans and Base Rate Loans and Canadian Dollars in the case of Canadian CDOR Rate Loans and Canadian Prime Rate Loans. If an Event of Default has occurred or is continuing, a Borrower fails to specify a Type of Loan in a Loan Notice or if a Borrower fails to give a timely notice requesting a conversion or continuation, then the Loans so requested shall be made as (in the case of a failure to specify a Type of Loan in a Loan Notice), or converted to, in the case of Loans denominated in Dollars, Base Rate Loans and, in the case of Loans denominated in Canadian Dollars, Canadian Prime Rate Loans. Any such automatic conversion to Base Rate Loans or Canadian Prime Rate Loans, as the case may be, shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans or applicable Canadian CDOR Rate Loans, as the case may be. If a Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans or Canadian CDOR Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency. Notwithstanding anything to the contrary contained herein, a Swing Line Loan may not be converted to a Eurocurrency Rate Loan.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Appropriate Lender of the amount (and currency) of its Applicable Percentage under the applicable Facility of the Term Loans or Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the applicable Borrower, the Administrative Agent shall notify each Appropriate Lender of the details of any automatic conversion to Base Rate Loans or any automatic conversion to Canadian Prime Rate Loans or continuation of Loans denominated in a currency other than Dollars, in each case as described in Section 2.02(a). In the case of a Term Borrowing or a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in

Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m., in the case of any Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Loan denominated in Canadian Dollars, in each case on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either, at the applicable Borrower’s election, by (i) crediting the account of such Borrower on the books of Citibank with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the applicable Borrower; provided, however, that if, on the date the Loan Notice with respect to a Revolving Credit Borrowing is given by the applicable Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and, second, shall be made available to the applicable Borrower as provided above.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan or a Canadian CDOR Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan or such Canadian CDOR Rate Loan, as the case may be. During the existence of a Default, (i) no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans or Canadian CDOR Rate Loans without the consent of the Required Revolving Lenders (in the case of Revolving Credit Loans) or the Required Term Lenders (in the case of Term Loans), and (ii) the Required Revolving Lenders (in the case of Revolving Credit Loans) or the Required Term Lenders (in the case of Term Loans) may demand that any or all of the then outstanding Eurocurrency Rate Loans or Canadian CDOR Rate Loans, as the case may be, under the applicable Facility be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

(d) The Administrative Agent shall promptly notify the applicable Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans or Canadian CDOR Rate Loans upon determination of such interest rate. At any time that Base Rate Loans or Canadian Prime Rate Loans are outstanding, the Administrative Agent shall notify each Borrower and the Lenders of any change in Citibank’s prime rate or reference rate, as the case may be, used in determining the Base Rate or Canadian Prime Rate, as the case may be, promptly following the public announcement of such change; provided, that any failure to provide such notice shall not affect the validity of such change.

(e) After giving effect to all Term Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than three Interest Periods in effect in respect of the Term Aggregate Commitments. After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than three Interest Periods in effect in respect of the Revolving Credit Aggregate Commitments.

Section 2.03. Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer severally agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or, with respect to Letters of Credit requested by the Canadian Borrower only, in Canadian Dollars, for the account of a Borrower or any Restricted Subsidiary, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit issued by it; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of a Borrower or any Restricted Subsidiary and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Credit Outstandings shall not exceed the lesser of (A) the Revolving Credit Aggregate Commitments and (B) the Revolving Credit Availability Amount, (y) the Revolving Credit Exposure of any Revolving Credit Lender shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by a Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by such Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, each Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly each Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) No L/C Issuer shall issue any Letter of Credit if:

(A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the applicable L/C Issuer and the Required Revolving Lenders have approved such expiry date; or

(B) the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders and the applicable L/C Issuer have approved such expiry date.

(iii) No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing the Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any

Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B) the issuance of the Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and such L/C Issuer, the Letter of Credit is in an initial stated amount less than $100,000;

(D) the Letter of Credit is to be denominated in a currency other than Dollars or Canadian Dollars;

(E) any Revolving Credit Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Borrowers or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion;

(F) the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(G) the issuance of the Letter of Credit would cause the Outstanding Amount of all L/C Obligations relating to Letters of Credit issued by such L/C Issuer to exceed such L/C Issuer’s L/C Issuer Sublimit.

(iv) No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v) No L/C Issuer shall be under any obligation to amend any Letter of Credit if such L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof.

(vi) Each L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuers.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the applicable Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of such Borrower. Such Letter of Credit Application may be sent by facsimile, by overnight courier, by electronic transmission using the system provided by the applicable L/C Issuer, by personal delivery or by any other means acceptable to the applicable L/C Issuer. Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the applicable L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as such L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as such L/C Issuer may require. Additionally, the applicable Borrower shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the applicable Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the applicable L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower (or the applicable

Restricted Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Letter of Credit.

(iii) If a Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the applicable Borrower shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or a Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the applicable Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the applicable Borrower and the Administrative Agent thereof. In the case of a Letter of Credit denominated in Canadian Dollars, the Canadian Borrower shall reimburse the applicable L/C Issuer in Canadian Dollars, unless, in the absence of any such requirement for reimbursement in Dollars, the Canadian Borrower shall have notified such L/C Issuer promptly following receipt of the notice of drawing that the Canadian Borrower will reimburse such L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in Canadian Dollars, the applicable L/C Issuer shall notify the Canadian Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 11:00 a.m. on the Business Day after the date of any payment by an L/C Issuer under a Letter of Credit to be reimbursed in Dollars (or 11:00 a.m. on the next succeeding Business Day if notice of such drawing is received after 10:00 a.m. on the date of payment), or the Applicable Time on the date of any payment by the applicable L/C Issuer under a Letter of Credit to be reimbursed in Canadian Dollars (each such date, an “Honor Date”), the applicable Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency. In the event that (A) a drawing denominated in Canadian Dollars is to be reimbursed in Dollars pursuant to the second sentence in this Section 2.03(c)(i) and (B) the Dollar amount paid by the Canadian Borrower, whether on or after the Honor Date, shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in Canadian Dollars equal to the drawing, the Canadian Borrower agrees, as a separate and independent obligation, to indemnify the applicable L/C Issuer for the loss resulting from its inability on that date to purchase Canadian Dollars in the full amount of the drawing. If the applicable Borrower fails to timely reimburse the applicable L/C Issuer on the Honor Date, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Applicable Revolving Credit Percentage thereof. In such event, the applicable Borrower shall be deemed to have requested a Revolving Credit Borrowing of, in the case of a Letter of Credit denominated in Dollars, Base Rate Loans, and, in the case of a Letter of Credit denominated in Canada Dollars, Canadian Prime Rate Loans, to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans or Canadian Prime Rate Loans, as the case may be, but subject to the amount of the unutilized portion of the Revolving Credit Aggregate Commitments and the Revolving Credit Availability Amount and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer, in the case of a Letter of Credit originally denominated in Dollars, in Dollars, or, in the case of a Letter of Credit originally denominated in Canadian Dollars, in Canadian Dollars, at the Administrative Agent’s Office for Dollar-denominated or Canadian Dollar-denominated payments, as the case may be, in an amount equal to its Applicable Revolving Credit Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan or Canadian Prime Rate Loan, as the case may be, to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer in Dollars or Canadian Dollars, as the case may be.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans or Canadian Prime Rate Loans, as the case may be, because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the applicable Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of such L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Revolving Credit Percentage of such amount shall be solely for the account of such L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the respective L/C Issuers for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any L/C Issuer, a Borrower, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the applicable Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the applicable Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit issued by it, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the applicable L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the applicable L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the applicable Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Revolving Credit Percentage thereof in Dollars or Canadian Dollars, as the case may be, and in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the applicable L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of the applicable L/C Issuer its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of each Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that either Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any waiver by such L/C Issuer of any requirement that exists for such L/C Issuer’s protection and not the protection of either Borrower or any waiver by such L/C Issuer which does not in fact materially prejudice either Borrower;

(v) any honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi) any payment made by such L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the UCC or the ISP, as applicable;

(vii) any payment by such L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding, case or other action under any Debtor Relief Law;

(viii) any adverse change in the relevant exchange rates or in the availability of Canadian Dollars to the Canadian Borrower or any Subsidiary or in the relevant currency markets generally; or

(ix) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, a Borrower or any of its Subsidiaries.

Each Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with such Borrower’s instructions or other irregularity, such Borrower will promptly notify the applicable L/C Issuer. Each Borrower shall be conclusively deemed to have waived any such claim against the applicable L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of any L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of an L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the

Revolving Credit Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of any L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of an L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, each Borrower may have a claim against the applicable L/C Issuer, and such L/C Issuer may be liable to such Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower which such Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit issued by it after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, an L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the applicable L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. Any L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g) Applicability of ISP. Unless otherwise expressly agreed by the applicable L/C Issuer and the applicable Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit. Notwithstanding the foregoing, no L/C Issuer shall be responsible to either Borrower for, and no L/C Issuer’s rights and remedies against either Borrower shall be impaired by, any action or inaction of such L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where such L/C Issuer or the beneficiary is located, the practice stated in the ISP, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade – International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h) Letter of Credit Fees. The applicable Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender, subject to Section 2.15, in accordance with its Applicable Revolving Credit Percentage, in Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit requested by it equal to the Applicable Rate times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The applicable Borrower shall pay directly to the applicable L/C Issuer for its own account, in Dollars, a fronting fee with respect to each Letter of Credit issued by such L/C Issuer, at the rate per annum agreed to by the applicable Borrower and such L/C Issuer (and notified to the Administrative Agent), computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. In addition, the applicable Borrower shall pay directly to the applicable L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other reasonable standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k) Letters of Credit Issued for Restricted Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the applicable Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. Each Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Restricted Subsidiaries inures to the benefit of such Borrower, and that such Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.

Section 2.04. Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, shall make loans in Dollars (each such loan, a “Swing Line Loan”) to the US Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Revolving Credit Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided, however, that (x) after giving effect to any Swing Line Loan, (i) the Total Revolving Credit Outstandings shall not exceed the lesser of (A) the Revolving Credit Aggregate Commitments and (B) the Revolving Credit Availability Amount, and (ii) the Revolving Credit Exposure of any Revolving Credit Lender shall not exceed such Lender’s Revolving Credit Commitment, (y) the US Borrower shall use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan, and (z) the Swing Line Lender shall not be under any obligation to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, the US Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall bear interest only at a rate based on the Base Rate. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the US Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by (i) telephone or (ii) by a Swing Line Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a Swing Line Loan Notice. Each such Swing Line Loan Notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (A) the amount to be borrowed, which shall be a minimum of $100,000, and (B) the requested borrowing date, which shall be a Business Day. Promptly after receipt by the Swing Line Lender of any Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (i) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (ii) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the US Borrower.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the US Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base

Rate Loan in an amount equal to such Lender’s Applicable Revolving Credit Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Swing Line Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Credit Aggregate Commitments and the Revolving Credit Availability Amount and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the US Borrower with a copy of the applicable Swing Line Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Applicable Revolving Credit Percentage of the amount specified in such Swing Line Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than 1:00 p.m. on the day specified in such Swing Line Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the US Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, either Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the US Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Credit Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the US Borrower for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Credit Lender’s Applicable Revolving Credit Percentage of any Swing Line Loan, interest in respect of such Applicable Revolving Credit Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The US Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

Section 2.05. Prepayments.

(a) Optional.

(i) Each Borrower may, upon notice from such Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay the Term Loans or the Revolving Credit Loans in whole or in part without premium or penalty; provided that (A) such notice must be in a form acceptable to the Administrative Agent and be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans or Canadian CDOR Rate Loans, and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurocurrency Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof; (C) any prepayment of Canadian CDOR Rate Loans shall be in a minimum principal amount of CAD1,000,000 or a whole multiple of CAD1,000,000 in excess thereof; and (D) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding, and (E) any prepayment of Canadian Prime Rate Loans shall be in a minimum principal amount of CAD1,000,000 or a whole multiple of CAD1,000,000 in excess thereof. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans or Canadian CDOR Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility). If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan or Canadian CDOR Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a)(i) shall be applied ratably to the Term Facility, and subject to Section 2.15, each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of the relevant Facility.

(ii) Either Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b) Mandatory.

(i) If the US Borrower or any Restricted Subsidiary Disposes of any property pursuant to Section 7.05(f), 7.05(g) or 7.05(h) or any property that is not permitted to be Disposed of by the Loan Documents, in each case, which Disposition results in the realization by such Person of Net Cash Proceeds, the Borrowers shall prepay an aggregate principal amount of Term Loans equal to 100% of such Net Cash Proceeds (or if less, the Outstanding Amount of the Term Loans) immediately upon receipt thereof by such Person (such prepayments to be applied as set forth in clause (ii) below); provided, however, that, with respect to any Net Cash Proceeds realized under a Disposition described in this Section 2.05(b)(i), at the election of the US Borrower (as notified by the

US Borrower to the Administrative Agent on or prior to the date of such Disposition), and so long as no Default shall have occurred and be continuing, the US Borrower or such Restricted Subsidiary may reinvest all or any portion of such Net Cash Proceeds in operating assets, useful in the business of the US Borrower and its Restricted Subsidiaries so long as within 270 days after the receipt of such Net Cash Proceeds, such purchase shall have been consummated (as certified by the US Borrower in writing to the Administrative Agent) (provided, that a binding commitment entered into within such 270 day period with respect to such purchase shall be treated as a permitted application of such Net Cash Proceeds so long as such Net Cash Proceeds shall have been applied to such purchase within 365 days after receipt of the relevant Net Cash Proceeds); and provided further, however, that any Net Cash Proceeds not so reinvested shall be immediately applied to the prepayment of the Term Loans as set forth in this Section 2.05(b)(i).

(ii) Each prepayment of Term Loans pursuant to Section 2.05(b)(i) shall be applied ratably to the Term Aggregate Commitments.

(iii) If for any reason the Total Revolving Credit Outstandings exceed the lesser of (A) the Revolving Credit Aggregate Commitments and (B) the Revolving Credit Availability Amount at such time, the Borrowers shall immediately prepay Revolving Credit Loans, Swing Line Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to such excess. The Administrative Agent may, at any time and from time to time after the initial deposit of such Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations.

Section 2.06. Termination or Reduction of Commitments.

(a) Optional. The Borrowers may, upon notice to the Administrative Agent, terminate the Revolving Credit Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit, or from time to time permanently reduce the Revolving Credit Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrowers shall not terminate or reduce (A) the Revolving Credit Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the lesser of (1) the Revolving Credit Aggregate Commitments and (2) the Revolving Credit Availability Amount, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, or (C) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Swing Line Sublimit.

(b) Mandatory.

(i) The aggregate Term Commitments shall be automatically and permanently reduced to zero on the date of the Term Borrowing.

(ii) If after giving effect to any reduction or termination of the Revolving Credit Aggregate Commitments under this Section 2.06, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the Revolving Credit Aggregate Commitments at such time, the Letter of Credit Sublimit or the Swing Line Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit or the Revolving Credit Aggregate Commitments under this Section 2.06. Upon any reduction of the Revolving Credit Aggregate Commitments, the Revolving Credit Commitment of each Revolving Credit Lender shall be reduced by such Lender’s Applicable Revolving Credit Percentage of such reduction amount. All fees in respect of the Revolving Credit Aggregate Commitments accrued until the effective date of any termination of the Revolving Credit Aggregate Commitments shall be paid on the effective date of such termination.

Section 2.07. Repayment of Loans.

(a) Term Loans. The Borrowers shall repay to the Term Lenders on the Term Maturity Date the aggregate principal amount of all Term Loans outstanding on such date.

(b) Revolving Credit Loans. The Borrowers shall repay to the Revolving Credit Lenders on the Revolving Credit Maturity Date the aggregate principal amount of all Revolving Credit Loans outstanding on such date.

(c) Swing Line Loans. The Borrowers shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Revolving Credit Maturity Date.

(d) Currencies. Each Loan shall be repaid by the applicable Borrower in the currency in which such Loan was borrowed.

Section 2.08. Interest.

(a) Subject to the provisions of Section 2.08(b), (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate; (ii) each Canadian CDOR Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Canadian CDOR Rate for such Interest Period plus the Applicable Rate; (iii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; (iv) each Canadian Prime Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Canadian Prime Rate plus the Applicable Rate; and (v) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by a Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) While any Event of Default exists (other than as set forth in clauses (b)(i) and (b)(ii) above), the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(b) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding, case or other action under any Debtor Relief Law.

(c) For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever a rate of interest or fee rate hereunder or under any of the Loan Documents is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year.

(d) The principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder.

(e) The rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.

Section 2.09. Fees. In addition to certain fees described in Sections 2.03(h) and (i):

(a) Commitment Fee. The Borrowers shall pay to the Administrative Agent for the account of each Revolving Credit Lender (other than a Defaulting Lender) in accordance with its Applicable Revolving Credit Percentage, a commitment fee in Dollars equal to the Applicable Rate for commitment fees times the actual daily amount by which the Commitment

Fee Revolving Credit Aggregate Commitments exceeds the sum of (i) the Outstanding Amount of Revolving Credit Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.15. For the avoidance of doubt, the Outstanding Amount of Swing Line Loans shall not be counted towards or considered usage of the Commitment Fee Revolving Credit Aggregate Commitments for purposes of determining the commitment fee. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees.

(i) The Borrowers shall pay to the Joint Lead Arrangers and the Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in each Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrowers shall pay to the Lenders, in Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

Section 2.10. Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a) All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurocurrency Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Loans denominated in Canadian Dollars shall be made on the basis of a year of 365 days and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) If, as a result of any restatement of or other adjustment to the financial statements of the US Borrower or for any other reason, the US Borrower or the Lenders determine that (i) the Consolidated Net Leverage Ratio as calculated by the US Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Net Leverage Ratio would have resulted in higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the applicable L/C Issuers, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to either Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or any L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or any L/C Issuer, as the case may be, under Sections 2.03(c)(iii), 2.03(h) or 2.08 (b) or under Article VIII. Each Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

Section 2.11. Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to a Borrower made through the Administrative Agent, such Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to such Borrower in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

Section 2.12. Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrowers shall be made free and clear of and without condition, deduction or withholdings for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in Canadian Dollars, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Canadian Borrower hereunder with respect to principal and interest on Loans denominated in Canadian Dollars shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Canadian Dollars and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, the Canadian Borrower is prohibited by any Law from making any required payment hereunder in Canadian Dollars, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Canadian Dollar payment amount. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in Canadian Dollars, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by a Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans or Canadian CDOR Rate Loans (or, in the case of any Borrowing of Base Rate Loans or Canadian Prime Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans or Canadian Prime Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by such Borrower, the interest rate applicable to Base Rate Loans or Canadian Prime Rate Loans, as the case may be. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an L/C Issuer hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the applicable L/C Issuer, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Appropriate Lenders or the applicable L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or either Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(b) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to such Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(c) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and Revolving Credit Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(d) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(e) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

Section 2.13. Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of a Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.14, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to a Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section shall apply).

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

Section 2.14. Cash Collateral.

(a) Certain Credit Support Events. If (i) an L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the Borrowers shall be required to provide Cash Collateral pursuant to Section 8.02(c), or (iv) there shall exist a Defaulting Lender, the Borrowers shall immediately (in the case of clause (iii) above) or within one Business Day (in all other cases), following any request by the Administrative Agent or any L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by the Defaulting Lender). If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrowers will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that are free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the applicable L/C Issuer.

(b) Grant of Security Interest. Each Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c). If at any time the Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuers as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked deposit accounts at Citibank. Each Borrower shall pay on demand therefor from time to time all customary and reasonable account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14 or Sections 2.03, 2.04, 2.05, 2.15 or 8.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(vi))) or (ii) the determination by the Administrative Agent and the L/C Issuers that there exists excess Cash Collateral; provided, however, (x) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (y) the Person providing Cash Collateral and the applicable L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

Section 2.15. Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.01 and in the definition of “Required Lenders”.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuers or Swing Line Lender hereunder; third, to Cash Collateralize each L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.14; fourth, as the Borrowers may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize each L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.14; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to either Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.14.

(C) With respect to any fee payable under Section 2.09(a), any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, each Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the applicable L/C Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless either Borrower shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lender’s Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.14.

(b) Defaulting Lender Cure. If each Borrower, the Administrative Agent, Swing Line Lender and the L/C Issuers agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of a Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.16. Increase in Revolving Credit Commitments.

(a) Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Revolving Credit Lenders identified by the Borrowers), the Borrowers may from time to time, request increases in the aggregate Revolving Credit Commitments; provided that (i) any such request for an increase shall be in a minimum amount of $25,000,000, and (ii) no such increase shall be permitted if after giving effect thereto the Revolving Credit Aggregate Commitments would exceed $400,000,000. At the time of sending such notice to the Administrative Agent, the Borrowers (in consultation with the Administrative Agent) shall specify the time period within which each applicable Revolving Credit Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the applicable Revolving Credit Lenders).

(b) Lender Elections to Increase. Each applicable Revolving Credit Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Credit Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Revolving Credit Percentage of such requested increase. Any applicable Revolving Credit Lender not responding within such time period shall be deemed to have declined to increase its Revolving Credit Commitment.

(c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrowers of the Revolving Credit Lenders’ responses to each request made hereunder. Subject to the approval of the Administrative Agent and each L/C Issuer (which approvals shall not be unreasonably withheld) to the same extent their approval would be needed for an assignment to such new lender, the Borrowers may also invite additional Eligible Assignees (including prior to, and in lieu of, inviting Lenders) to become Revolving Credit Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel (so long as the Revolving Credit Commitment of each such Eligible Assignee equals or exceeds $5,000,000 on the Revolving Credit Increase Effective Date).

(d) Effective Date and Allocations. If the aggregate Revolving Credit Commitments are increased in accordance with this Section, the Administrative Agent and the Borrowers shall determine the effective date (the “Revolving Credit Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrowers and the Lenders of the final allocation of such increase and the Revolving Credit Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrowers shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Revolving Credit Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrowers, certifying that, before and after giving effect to such increase, (A) the representations and warranties of the Borrowers and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (except for such representations and warranties that have a materiality or Material Adverse Effect qualification, which shall be true and correct in all respects) on and as of the Revolving Credit Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except for such representations and warranties that have a materiality or Material Adverse Effect qualification, which shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Section 2.16(e), the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively, and (B) no Default exists or would result from such increase. The Borrowers shall prepay any Revolving Credit Loans outstanding on the Revolving Credit Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Revolving Credit Loans ratable with any revised Applicable Revolving Credit Percentages arising from any nonratable increase in the Revolving Credit Commitments under this Section.

(f) Conflicting Provisions. This Section 2.16 shall supersede any provisions in Section 2.13 or Section 11.01 to the contrary.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.01. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any Obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrowers. The Borrowers, as applicable, shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by the Loan Parties. Each Loan Party shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the applicable Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the obligors to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.01, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall, to the extent it is legally entitled to do so, deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation either (A) set forth in Section 3.01(f)(ii)(A), (ii)(B) and (ii)(D) below or (B) required by applicable Law, other than the Code, or the taxing authorities of the jurisdiction pursuant to such applicable Law to comply with the requirements for exemption or reduction of withholding Tax in that jurisdiction, to the extent the Lender is legally entitled to deliver such documentation) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to each Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of either Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to each Borrower and the Administrative Agent (in such number of copies as shall be requested by the Recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of either Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8 BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of either Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8 BEN-E (as applicable); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8 BEN-E (as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the Recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the applicable Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by such Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, any Lender or L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

Section 3.02. Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans, or to determine or charge interest rates based upon the Eurocurrency Rate or the Canadian CDOR Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or Canadian Dollars or Canadian dollar bankers’ acceptances in the applicable interbank or money market, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make or continue the relevant Loans in the affected currency or currencies shall be suspended; provided that if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans or Canadian Prime Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate or the Canadian CDOR Rate component of the Canadian Prime Rate, as the case may be, the interest rate on which Base Rate Loans or Canadian Prime Rate Loans, as the case may be, of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate or the Canadian CDOR Rate component of the Canadian Prime Rate, as the case may be, in each case until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or (A), if applicable and such Loans are denominated in Dollars, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans or (B), if applicable and such Loans are denominated in Canadian Dollars, convert all Canadian CDOR Rate Loans of such Lender to Canadian Prime Rate Loans (the interest rate on which Canadian Prime Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Canadian CDOR Rate component of the Canadian Prime Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Canadian CDOR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Canadian CDOR Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate or the Canadian CDOR Rate, the Administrative Agent shall during the period of such suspension compute, in the case of Eurocurrency Rate Loans, the Base Rate applicable to such

Lender without reference to the Eurocurrency Rate component thereof or, in the case of Loans denominated in Canadian Dollars, the Canadian Prime Rate applicable to such Lender without reference to the Canadian CDOR Rate component of the Canadian Prime Rate, in either case, until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate or the Canadian CDOR Rate, as the case may be. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

Section 3.03. Inability to Determine Rates. If in connection with any request for a Eurocurrency Rate Loan or Canadian CDOR Rate Loan or a conversion to or continuation thereof, (a) (i) the Administrative Agent determines that deposits in Dollars are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan or that there has been a disruption in the Canadian money markets in respect of Canadian Dollar bankers’ acceptances, or (ii) adequate and reasonable means do not exist for determining the Eurocurrency Rate or the Canadian CDOR Rate, as the case may be, for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan or a proposed Canadian CDOR Rate Loan or in connection with an existing or proposed Base Rate Loan or Canadian Prime Rate Loan (in each case with respect to clause (a) above, “Impacted Loans”), or (b) the Administrative Agent or the Required Lenders determine that for any reason the Eurocurrency Rate or Canadian CDOR Rate, as the case may be, for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan or Canadian CDOR Rate Loan, as the case may be, does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Loan or such Canadian CDOR Rate Loan, as the case may be, the Administrative Agent will promptly so notify the Borrowers and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans or Canadian CDOR Rate Loans, as the case may be, in the affected currency or currencies shall be suspended, (to the extent of the affected Eurocurrency Rate Loans, Canadian CDOR Rate Loans or Interest Periods), (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice, and (z) in the event of a determination described in the preceding sentence with respect to the Canadian CDOR Rate component of the Canadian Prime Rate, the utilization of the Canadian CDOR Rate component of the Canadian Prime Rate in determining the Canadian Prime Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or Canadian CDOR Rate Loans in the affected currency or currencies (to the extent of the affected Eurocurrency Rate Loans, Canadian CDOR Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into, in the case of a requested Eurocurrency Rate Loan, a request for a Borrowing of Base Rate Loans in the amount specified therein or, in the case of a requested Canadian CDOR Rate Loan, a request for a Borrowing of Canadian Prime Rate Loans in the amount specified therein.

Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a)(i) of this Section, the Administrative Agent, in consultation with the Borrowers and the affected Lenders, may establish an alternative interest rate for the Impacted

Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this section, (2) the Administrative Agent or the Required Lenders notify the Administrative Agent and the Borrowers that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrowers written notice thereof.

Section 3.04. Increased Costs; Reserves on Eurocurrency Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted Eurocurrency Rate) or any L/C Issuer;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan, or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Borrowers will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrowers will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that neither Borrower shall be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.05. Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan or Canadian Prime Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by either Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan or Canadian Prime Rate Loan on the date or in the amount notified by the Borrowers;

(c) any failure by either Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in Canadian Dollars on its scheduled due date or any payment thereof in a different currency; or

(d) any assignment of a Eurocurrency Rate Loan or Canadian CDOR Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrowers pursuant to Section 11.13;

including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan or Canadian CDOR Rate Loan, as the case may be, made by it at the Eurocurrency Rate or Canadian CDOR Rate, as the case may be, for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan or Canadian CDOR Rate Loan was in fact so funded.

Section 3.06. Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. Each Lender may make any Credit Extension to either Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of such Borrower to repay the Credit Extension in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.04, or requires either Borrower to pay any Indemnified Taxes or additional amounts to any Lender, any L/C Issuer, or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrowers such Lender or such L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender or any L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if either Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.06(a), the Borrowers may replace such Lender in accordance with Section 11.13.

Section 3.07. Survival. All obligations of the Loan Parties under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 4.01. Conditions of Initial Credit Extension. The obligation of each L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement, the Parent Guaranty and the Guaranty;

(ii) Notes executed by the Borrowers in favor of each Lender requesting a Note;

(iii) the Security Agreement, duly executed by each Borrower and each Guarantor, together with:

(A) to the extent required thereby, certificates, if any, representing the Pledged Equity referred to therein accompanied by undated stock powers executed in blank or registered in the name of such nominee or nominees as the Administrative Agent shall specify and instruments, if any, evidencing any Indebtedness pledged by the Loan Parties pursuant to the Security Agreement indorsed in blank,

(B) proper financing statements, Personal Property Security Act financing statements or other filings in form appropriate for filing under the Uniform Commercial Code or the Personal Property Security Act, as applicable, of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement, the Canadian Debentures and the Canadian Debenture Pledge Agreements covering the Collateral described in the Security Agreement, the Canadian Debentures and the Canadian Debenture Pledge Agreements,

(C) with respect to each Luxembourg Share Pledge Agreement, a copy of the shareholders’ register of the relevant Luxembourg Loan Party whose shares are pledged, evidencing the registration of the pledge, within 1 Business Day after the Closing Date;

(D) with respect to each Luxembourg Account Pledge Agreement, a copy of the notice of pledge sent to the relevant account bank in Luxembourg within 5 Business Days after the Closing Date and the acknowledgement and waiver of pre-existing rights over the accounts, duly executed by such account bank;

(E) copies of UCC, Personal Property Security Act, federal and state tax and bankruptcy lien searches dated as of a recent date with respect to the Borrower and each other Loan Party as of the Closing Date,

(F) evidence of the completion of all other actions, recordings and filings of or with respect to the Security Agreement that the Administrative Agent may deem reasonably necessary or reasonably desirable in order to perfect the Liens created thereby, and

(G) evidence that all other action that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement has been taken (including receipt of duly executed payoff letters, UCC-3 termination statements and Personal Property Security Act discharge verification statements);

(iv) a Canadian Debenture and Canadian Debenture Pledge Agreement duly executed by each Canadian Loan Party;

(v) a Luxembourg Security Agreement duly executed by each Luxembourg Loan Party;

(vi) [reserved];

(vii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(viii) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Borrower and each Guarantor is validly existing, in good standing and qualified to engage in business in its jurisdiction of organization and each other jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(ix) with respect to any Luxembourg Loan Party, (i) a certified, true, complete and up-to-date copy of an extract from the Luxembourg Companies Register pertaining to each such entity dated not earlier than one Business Day before the date of this Agreement or, if not available, a copy of the certificate of good standing (certificat de coutume) pertaining to each such entity and dated not earlier than one Business Day before the date of this Agreement, (ii) a copy of the up-to-date articles of incorporation or articles of association, as applicable, including all amendments thereto, of each such entity, (iii) a copy of a certificate of non-registration of judgments (certificat de non inscription d’une décision judiciaire), issued by the Luxembourg Companies Register with regard to each such entity dated not earlier than one Business Day before the date of this Agreement; and (vi) a certificate of an authorized signatory of each such entity dated not earlier than one Business Day before the date of this Agreement and certifying (A) that attached thereto is a true and complete copy of the Organization Documents of each such entity as in effect on the date of that certificate, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or managers of each such entity, as applicable, authorizing the execution, delivery and performance of the Loan Documents to which such Luxembourg Loan Party is a party and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of each such entity, and (D) certifying that the item (xvi) has been complied with;

(x) a favorable opinion of Latham & Watkins, LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

(xi) a favorable opinion of (i) local counsel to the Loan Parties in Canada addressed to the Administrative Agent and each Lender, as to the matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request, and (ii) Blake, Cassels & Graydon LLP as to the matters concerning the title of the real property intended to be subject to the fixed charges contemplated by the Canadian Debentures as the Required Lenders may reasonably request;

(xii) an opinion of NautaDutilh Avocats Luxembourg, as Luxembourg counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters concerning (i) the capacity of the Luxembourg Loan Parties with respect to the Loan Documents they are entering into, (ii) enforceability of the Loan Documents governed by Luxembourg Law that they are entering into, (iii) lien creation and perfection and (iv) other customary matters as the Administrative Agent may reasonably request;

(xiii) [reserved];

(xiv) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the consummation by such Loan Party or Loan Parties of the Transaction and the execution, delivery and performance by such Loan Party or Loan Parties and the validity against such Loan Party or Loan Parties of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(xv) a certificate signed by a Responsible Officer of the US Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(xvi) a certificate of a Financial Officer of the US Borrower attesting to the Solvency of the US Borrower and the Restricted Subsidiaries, on a consolidated basis, before and after giving effect to the execution and delivery of the Loan Documents, any Credit Extension to be made on the Closing Date and the consummation of the Transaction, from the chief financial officer of the US Borrower or of the General Partner acting on its behalf;

(xvii) the Audited Financial Statements and the Unaudited Quarterly Financial Statements;

(xviii) an amendment to the Parent Credit Agreement and releases of the Loan Parties from all loan documents relating thereto and Liens granted by any Loan Party in connection therewith, in each case, in form and substance reasonably satisfactory to the Administrative Agent;

(xix) The Administrative Agent shall have received all existing Phase I environmental assessments and other audits, assessments, or reports relating to environmental conditions or compliance with Environmental Laws which have been previously conducted or other reports, in each case to the extent in the possession of the Borrowers, as the Administrative Agent may reasonably require and the Administrative Agent shall be satisfied in its reasonable discretion with the condition of the properties of the Borrowers and their Subsidiaries with respect to the Borrowers’ and their Subsidiaries’ (or their respective predecessors’) compliance with Environmental Laws; and

(xx) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Administrative Agent, on behalf of the Secured Parties, as an additional insured or loss payee, as the case may be, under all insurance policies (including flood insurance policies) maintained with respect to the assets and properties of the Loan Parties that constitute Collateral;

(xxi) evidence that the Canadian Borrower has complied with Section 11.15(d); and

(xxii) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, any L/C Issuer, the Swing Line Lender or any Lender reasonably may require.

(b) Each Lender shall have received all information requested by it pursuant to Section 11.19, to the extent requested at least five (5) Business Days prior to the Closing Date;

(c) (i) All fees required to be paid to the Administrative Agent and the Joint Lead Arrangers on or before the Closing Date shall have been paid and (ii) all fees required to be paid to the Lenders on or before the Closing Date shall have been paid;

(d) Unless waived by the Administrative Agent, the Borrowers shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) consistent with Section 11.04(a) to the extent invoiced at least one (1) Business Day prior to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent);

(e) The Loan Parties shall have provided true, correct, and complete copies of all Material Contracts to the Administrative Agent and the Lenders to the extent not previously provided (and the Administrative Agent and the Lenders agree that any Material Contracts filed with the SEC in connection with the Transaction shall be deemed delivered);

(f) The Transactions shall have been completed in all material respects in accordance with the terms of the Transfer Documents and applicable Law.

Without limiting the generality of the provisions of Section 10.03(e), for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 4.02. Conditions to all Credit Extensions. The obligation of each Lender and each L/C Issuer to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Revolving Credit Loans to the other Type, or a continuation of Eurocurrency Rate Loans or Canadian CDOR Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrowers and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (except for such representations and warranties that have a materiality or Material Adverse Effect qualification, which shall be true and correct in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except for such representations and warranties that have a materiality or Material Adverse Effect qualification, which shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Administrative Agent and, if applicable, the applicable L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans or Canadian CDOR Rate Loans) submitted by the Borrowers shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants to the Administrative Agent and the Lenders that:

Section 5.01. Existence, Qualification and Power. Each Loan Party and each of the Restricted Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals (i) to own or lease its assets and carry on its business, (ii) to execute, deliver and perform its material obligations under the Transfer Documents to which it is a party and consummate the Transactions in all material respects and (iii) to execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02. Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document and Transfer Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) violate any of such Person’s Organization Documents; (b) result in the creation of any Lien not permitted by the Loan Documents or violate (i) any material Contractual Obligation to which such Person is a party or by which it or any of its properties is bound or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any applicable Law, in the case of the Transfer Documents, in any material respect.

Section 5.03. Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or Transfer Document or for the consummation of the Transaction, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof, subject to Liens permitted under Section 7.01) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except in each case, (i) for the authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (ii) to the extent that the failure of any approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person to have been duly obtained, taken, given, or made or to be in full force and effect, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.04. Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally or by general principles of equity.

Section 5.05. Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the predecessor of the US Borrower and the Restricted Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the predecessor of the US Borrower and the Restricted Subsidiaries as of the date thereof, including liabilities for Taxes, material commitments and Indebtedness that would be required to be disclosed in consolidated financial statements of the US Borrower or the footnotes thereto prepared in accordance with GAAP.

(b) The Unaudited Quarterly Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the US Borrower and the Restricted Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) The consolidated forecasted balance sheet, statements of income and cash flows of the US Borrower and the Restricted Subsidiaries delivered pursuant to Section 4.01 were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable in light of the conditions existing at the time of delivery of such forecasts, and presents fairly in all material respects on a pro forma basis, the estimated consolidated financial position of the US Borrower and its Restricted Subsidiaries as of such date, as if the Transactions had occurred on such date (it being understood that such forecasts are estimates and are subject to significant uncertainties and contingencies (many of which are beyond the control of the Loan Parties), no assurance can be given that any particular projections will be realized and actual results may differ and that such differences may be material).

Section 5.06. Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of either Borrower, threatened, at law, in equity, or in arbitration or before any Governmental Authority, by or against either Borrower or any Restricted Subsidiary or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, (b) purport to affect or pertain to any Transfer Document or the consummation of the Transaction on the Closing Date, (c) purport to affect or pertain to any Transfer Document or the consummation of the Transaction, in each case in a manner that could be reasonably expected to be material and adverse to the Lenders or the Loan Parties or (d) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.07. No Default. Neither any Loan Party nor any Restricted Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 5.08. Title; Etc.

(a) Each Borrower and each of the Restricted Subsidiaries has good and marketable title to, or valid leasehold or easement interests in, all of their respective property and assets, including, without limitation, the real property described in each of the Mortgages, as is necessary to operate the Business except for defects that, individually or in the aggregate, do not have a Material Adverse Effect. None of such property is subject to any Lien, except for Liens permitted by Section 7.01.

(b) The Terminals are owned in fee simple or are covered by real property leases, or other instruments (collectively “Terminal Deeds”) in favor of a Borrower or a Restricted Subsidiary. Such ownership or Terminal Deeds permit a Borrower or a Restricted Subsidiary to construct, operate, and maintain the Terminals in, over, under, and across the land covered thereby in the same way that a prudent owner and operator would inspect, operate, repair, and maintain similar assets and in the same way as the Borrowers or the Restricted Subsidiaries have inspected, operated, repaired, and maintained the Terminals as reflected in the Audited Financial Statements, subject to Liens permitted under Section 7.01.

(c) There has been no and there is not presently any occurrence of any (i) breach or event of default on the part of either Borrower or any Restricted Subsidiary with respect to any Terminal Deed, (ii) to the knowledge of either Borrower or any Restricted Subsidiary, breach or event of default on the part of any other party to any Terminal Deed, and (iii) event that, with the giving of notice or lapse of time or both, would constitute such breach or event of default on the part of either Borrower or any Restricted Subsidiary with respect to any Terminal Deed or, to the knowledge of either Borrower or any Restricted Subsidiary, on the part of any other party thereto, in each case, to the extent any such breach or default, individually or in the aggregate, (A) materially interferes with the ordinary conduct of Business or (B) has a Material Adverse Effect. The Terminal Deeds (to the extent applicable) are in full force and effect in all material respects and are valid and enforceable against the parties thereto in accordance with their terms (subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent transfer, fraudulent conveyance or similar laws effecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity and the exceptions as to indefeasibility of title in accordance with applicable Law) and all rental and other payments due thereunder by either Borrower or any Restricted Subsidiary, and their predecessors in interest have been duly paid in accordance with the terms of the Terminal Deeds, except to the extent that a failure to do so, individually or in the aggregate, (x) does not materially interfere with the ordinary conduct of Business and (y) does not have a Material Adverse Effect.

(d) The Terminals are located within the boundaries of the property affected by the Terminal Deeds or certificate of title, as applicable, and do not encroach upon any adjoining property, except where the failure of the Terminals to be so located, individually or in the aggregate, (i) does not materially interfere with the ordinary conduct of Business and (ii) does not have a Material Adverse Effect. The buildings and improvements owned or leased by either Borrower or any Restricted Subsidiary, and the operation and maintenance thereof, do not (i) contravene any applicable zoning or building Law or ordinance or other administrative regulation or (ii) violate any applicable restrictive covenant or any applicable Law, in each case, the contravention or violation of which would materially and adversely affect the use of such buildings and improvements.

(e) Neither Borrower nor any Restricted Subsidiary has received any written notice that any eminent domain or expropriation proceeding or taking has been commenced with respect to all or any portion of the Terminals, and, to the knowledge of the Borrowers and the Restricted Subsidiaries, no such proceeding or taking is threatened except, in each case, for that which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(f) To the extent any Terminal is required to be subject to a Mortgage, no portion of any Terminal is located in an area designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), except to the extent the applicable Loan Party has obtained flood insurance in such total amount as required by Regulation H of the Federal Reserve Board, as from time to time in effect and all official rulings and interpretations thereunder or thereof, and is otherwise in compliance with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time.

Section 5.09. Environmental Compliance; Permits.

(a) The Loan Parties and the Restricted Subsidiaries conduct in the ordinary course of business a review of the effect of existing and proposed Environmental Laws and known or suspected Environmental Liabilities on their respective businesses, operations and properties, and as a result thereof the Borrowers have reasonably concluded that, except as specifically disclosed in Schedule 5.09, such Environmental Liabilities could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except for matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, the Loan Parties and the Restricted Subsidiaries are and have been in compliance with all applicable Environmental Laws and are not subject to any pending or, to their knowledge, threatened claim or proceeding relating to Environmental Laws or Hazardous Materials.

(c) Except for matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, none of the properties currently owned or operated by any Loan Party or any of the Restricted Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state, provincial or local list.

(d) Except for matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (i) neither any Loan Party nor any of the Restricted Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual, threatened, or suspected release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of the Restricted Subsidiaries have been disposed of in a manner not reasonably expected to result in any Environmental Liability to any Loan Party or any of the Restricted Subsidiaries; and (ii) prior to contributing the applicable Contributed Assets, and with respect to the Contributed Assets only, neither any Contributing Affiliate nor any of its Subsidiaries had undertaken, and had not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual, threatened, or suspected release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property owned or operated at or prior to the time of the contribution of the applicable Contributed Assets by any Contributing Affiliate or any of its Subsidiaries were disposed of in a manner not reasonably expected to result in any Environmental Liability to any Contributing Affiliate or any of its Subsidiaries.

(e) Except for matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (i) each Borrower and each of the Restricted Subsidiaries (A) have obtained all Environmental Permits necessary for the ownership and operation of its real properties and the conduct of its Business, which are in full force and effect; (B) have been and are in compliance with all terms and conditions of such Environmental Permits; and (C) have not received written notice of any violation or alleged violation of any Environmental Permit.

(f) Notwithstanding any provision of this Agreement to the contrary, the representations and warranties in this Section 5.09 are the sole and exclusive representations relating to Environmental Liabilities, including compliance with any Environmental Law or Environmental Permit or the use, generation, treatment, storage, disposal, release or handling of Hazardous Materials.

Section 5.10. Insurance. The properties of each Borrower and the Restricted Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of either Borrower, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Borrower or the applicable Restricted Subsidiary operates.

Section 5.11. Taxes. The Borrowers and the Restricted Subsidiaries have filed all federal, material state, material provincial and other Tax returns and reports required to be filed, and have paid all federal, material state, material provincial and other Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed Tax assessment against either Borrower or any Restricted Subsidiary that would, individually or in the aggregate, have a Material Adverse Effect. Neither any Loan Party nor any Restricted Subsidiary thereof is party to any Tax sharing agreement. As of the Closing Date, no Subsidiary of the US Borrower is treated as a “controlled foreign corporation” (as defined in Section 957 of the Code) for U.S. federal income Tax purposes.

Section 5.12. ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal and state Laws.

(b) There are no pending or, to the best knowledge of either Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) Except as would not reasonably be expected to result in material liability to either Borrower or their Subsidiaries, (i) no ERISA Event has occurred, and neither either Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the US Borrower and each ERISA Affiliate has met all applicable requirements under the Pension

Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the US Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the US Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

Section 5.13. Subsidiaries; Equity Interests; Loan Parties. As of the Closing Date, no Loan Party has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except those created under the Collateral Documents. As of the Closing Date, no Loan Party has any equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13.

Section 5.14. Margin Regulations; Investment Company Act.

(a) Neither Borrower is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) Neither Borrower, nor any Person Controlling either Borrower, or any Restricted Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.15. Disclosure. Each Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of the Restricted Subsidiaries is subject, and all other matters known to it, that could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, estimates, budgets and forward looking information and other information of a general economic or industry specific nature, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time made (it being understood that projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrowers’ control, and that no assurance can be given that the projections will be realized).

Section 5.16. Compliance with Laws. Each Loan Party and each Restricted Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.17. Intellectual Property; Licenses, Etc. The Borrowers and the Restricted Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except, in each case, where the failure of the same, either individually or in the aggregate, could not be reasonably be expected to have a Material Adverse Effect. No slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by either Borrower or any Restricted Subsidiary infringes upon any rights held by any other Person, which infringements, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.18. Sanctions. Neither the Borrowers, nor any of their respective Subsidiaries, nor, to the knowledge of either Borrower, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity currently the subject of any Sanctions, nor is either Borrower or any Subsidiary located, organized or resident in a Designated Jurisdiction.

Section 5.19. Anti-Corruption Laws. Each Borrower and its Subsidiaries have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintained policies and procedures designed to comply with such laws.

Section 5.20. Solvency. The US Borrower and the Restricted Subsidiaries, on a consolidated basis, are Solvent.

Section 5.21. Labor Matters. There are no strikes, slowdowns, work stoppages, or controversies pending or, to the knowledge of either Borrower, threatened against such Borrower or any of the Restricted Subsidiaries which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 5.22. Collateral Documents. The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable Lien on all right, title and interest of the respective Loan Parties in the Collateral described therein, and (i) when the Collateral constituting certificated securities (as defined in the UCC) is delivered to the Collateral Agent, together with instruments of transfer duly endorsed in blank, the security interest created under the Security Agreement will constitute a fully perfected security interest in all right, title and interest of the pledgors thereunder in such Collateral, prior and superior in right to any other Person, (ii) when Control Agreements (as defined in the Security Agreement) with respect to Collateral constituting deposit accounts and securities accounts maintained by the Loan Parties are executed and delivered by the parties thereto, the security interest created under the Security Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in such Collateral, prior and superior in right to any other Person, and (iii) when financing statements in appropriate form are filed in the applicable filing offices, the security interest created under the Security Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the remaining Collateral to the extent perfection can be obtained by filing UCC or Personal Property Security Act financing statements, as applicable, prior and superior to the rights of any other Person, subject, in the case of clauses (i), (ii) and (iii) above, to Liens permitted by Section 7.01. Except for filings completed prior to the Closing Date and the registration of Mortgages following the Closing Date and/or as contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect such Liens. With respect to (i) any Luxembourg Law governed share pledge agreement, the registration in the shareholder’s register of the relevant Luxembourg Loan Party whose shares are pledged and (ii) any Luxembourg Law governed account pledge agreement, the executed acknowledgement and waiver of rights to be received by the account bank in Luxembourg where the pledged accounts are held, each Luxembourg Security Document constitutes a legal, valid and enforceable Lien on all right title and interest of the respective Loan Parties in the Collateral described therein.

Section 5.23. State and Federal Regulation. Neither Borrower nor any Restricted Subsidiary has received notice (formal or informal, public or non-public) by the U.S. Department of Transportation, Transport Canada, the Transportation Safety Board of Canada, the Alberta Ministry of Transportation or any other Governmental Authority of any pending, threatened or anticipated complaints, investigations, proceedings, enforcement actions or penalty assessments with respect to the alleged failure to comply with any applicable Law, except as to which the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.24. Title to Crude Oil and Refined Products. Neither Borrower nor any Restricted Subsidiary has title to any material portion of the Crude Oil, Refined Products or other petroleum products that are stored or handled at any Terminal.

Section 5.25. Representations as to Canadian Borrower and other Foreign Obligors.

(a) Each Foreign Obligor is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to such Foreign Obligor, the “Applicable Foreign Obligor Documents”), and the execution, delivery and performance by such Foreign Obligor of the Applicable Foreign Obligor Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Foreign Obligor nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Obligor is organized and existing in respect of its obligations under the Applicable Foreign Obligor Documents.

(b) The Applicable Foreign Obligor Documents are in proper legal form under the Laws of the jurisdiction in which such Foreign Obligor is organized and existing for the enforcement thereof against such Foreign Obligor under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents that the Applicable Foreign Obligor Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Obligor is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Obligor Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Obligor Document or any other document is sought to be enforced and (ii) any charge or Tax as has been timely paid.

(c) Subject to the application of the EU Savings Directive Tax, the RELIBI Law and the Registration Tax Exception, there is no Tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which such Foreign Obligor is organized and existing either (i) on or by virtue of the execution or delivery of the Applicable Foreign Obligor Documents or (ii) on any payment to be made by such Foreign Obligor pursuant to the Applicable Foreign Obligor Documents, except as has been disclosed to the Administrative Agent.

(d) The execution, delivery and performance of the Applicable Foreign Obligor Documents executed by such Foreign Obligor are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Obligor is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

Section 5.26. Material Contracts. Set forth on Schedule 5.26 hereto is a complete and correct list, as of the Closing Date, of all Material Contracts. The US Borrower has heretofore delivered to the Administrative Agent and the Lenders a complete and correct copy of all documentation evidencing all such Material Contracts, including any modifications or supplements thereto, as in effect on the Closing Date. As of the Closing Date, there exists no material default or event of default or circumstance which with the giving of notice or lapse of time or both would give rise to a default by any Borrower or Restricted Subsidiary, or to any Borrower’s knowledge, by any of the other parties thereto.

Section 5.27. Use of Proceeds. The proceeds of (a) the Term Loan will be used to make the Closing Date Distribution, to repay intercompany Indebtedness and for general corporate purposes, in each case, not in contravention of any Law or any Loan Document, and (b) any other Credit Extension will be used for working capital and general corporate purposes, in each case, not in contravention of any Law or any Loan Document.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Restricted Subsidiary to:

Section 6.01. Financial Statements. Deliver to the Administrative Agent for further distribution to each Lender:

(a) by the date required to be delivered to the SEC (or such date as may be extended by the SEC), but in any event within 90 days after the end of each fiscal year of the US Borrower, a consolidated balance sheet of the US Borrower and the Restricted Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in partners’ capital, retained earnings and cash flows for such fiscal year, setting forth in each case in comparative form, and to the extent available, the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than an exception or explanatory paragraph with respect to the maturity of the Facility for an opinion delivered in the fiscal year in which such Indebtedness matures);

(b) beginning with the fiscal quarter ending September 30, 2014, by the date required to be delivered to the SEC (or such date as may be extended by the SEC), but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the US Borrower (or by the date that is 45 days after the Closing Date, being November 28, 2014, in the case of the fiscal quarter ending September 30, 2014), a consolidated balance sheet of the US Borrower and the Restricted Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in partners’ capital, retained earnings and cash flows for such fiscal quarter and for the portion of the US Borrower’s fiscal year then ended, setting forth in each case in comparative form, and to the extent available, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by a Financial Officer of the US Borrower as fairly presenting the financial condition, results of operations, partners’ capital, retained earnings and cash flows of the US Borrower and the Restricted Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

Section 6.02. Certificates; Other Information. Deliver to the Administrative Agent:

(a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default under the financial covenants set forth herein or, if any such Default shall exist, stating the nature and status of such event;

(b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Financial Officer of the US Borrower (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(c) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them;

(d) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders, partners or members (or the equivalent of any thereof) of any Loan Party, and copies of all annual, regular, periodic and special reports and registration statements which either Borrower or any of its Subsidiaries may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Restricted Subsidiary pursuant to the terms of any indenture, loan or credit or similar agreement regarding or related to any breach or default by any party thereto or any other event that could materially impair the value of the interests or the rights of any Loan Party or otherwise have a Material Adverse Effect and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(f) as soon as available, but in any event within 30 days after each annual renewal of the applicable insurance policies, a certificate summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Borrower and the Restricted Subsidiaries and such additional information regarding such insurance coverage as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably specify;

(g) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Restricted Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any material investigation or other material inquiry by such agency regarding financial or other operational results of any Loan Party or any Restricted Subsidiary;

(h) promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any of the Restricted Subsidiaries with any Environmental Law or Environmental Permit or any action, investigation or proceeding relating to Hazardous Materials that could reasonably be expected to have a Material Adverse Effect;

(i) promptly and in any event within five Business Days after receipt thereof by either Borrower or any Restricted Subsidiary, a copy of any notice, summons, citation, proceeding or order received from any Governmental Authority concerning the regulation of any portion of the Business that could reasonably be expected to have a Material Adverse Effect;

(j) if the US Borrower elects to have a Specified Acquisition Period apply with respect to a Specified Acquisition, written notice of such election (or of the applicable Specified Acquisition) at least 10 days (or such lesser time as the Administrative Agent may agree) prior to the date of delivery of the first Compliance Certificate that evidences the existence of such Specified Acquisition Period; and

(k) promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Restricted Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the US Borrower posts such documents, or provides a link thereto on the US Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the US Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrowers shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrowers to deliver such paper copies. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each Borrower hereby acknowledges that (a) the Administrative Agent and/or the Joint Lead Arrangers may, but shall not be obligated to, make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on DebtDomain, IntraLinks, Syndtrak, ClearPar, or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to either Borrower or its respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word

“PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, the Borrowers shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to either Borrower or its respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.

Section 6.03. Notices. Promptly notify the Administrative Agent:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c) of the occurrence of any ERISA Event that would reasonably be expected to result in material liability to either Borrower or their Subsidiaries; and

(d) of any material change in accounting policies or financial reporting practices by any Loan Party or any Restricted Subsidiary thereof, including any determination by the US Borrower referred to in Section 2.10(b).

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the US Borrower setting forth details of the occurrence referred to therein and stating what action such Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

Section 6.04. Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all material Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Borrower or such Restricted Subsidiary; (b) all lawful claims which, if unpaid, would by Law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except in each case of clause (b) and (c) to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 6.05. Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; and

(b) Take all reasonable action to maintain all rights, privileges, permits, licenses (including intellectual property licenses) and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 6.06. Maintenance of Properties.

(a) Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, (i) maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, in accordance with the standard of care typical in the industry; and (ii) make, or cause to be made, all necessary repairs thereto and renewals and replacements thereof in accordance with the standard of care typical in the industry.

(b) Without limiting Section 6.06(a), (i) maintain or cause the maintenance of the interests and rights which are necessary to maintain the Terminals, which individually or in the aggregate, could, if not maintained, reasonably be expected to have a Material Adverse Effect; (ii) subject to Liens permitted under Section 7.01, maintain the Terminals within the boundaries of the Terminal Deeds and without encroachment upon any adjoining property, except where the failure of the Terminals to be so maintained, individually or in the aggregate, (A) does not materially interfere with the ordinary conduct of Business, (B) does not materially detract from the use of the Terminals, taken as a whole and (C) could not reasonably be expected to have a Material Adverse Effect; (iii) maintain such rights of ingress and egress necessary to permit the Borrowers and the Restricted Subsidiaries to inspect, operate, repair, and maintain the Terminals to the extent that failure to maintain such rights, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect and provided that either Borrower or any of the Restricted Subsidiaries may hire third parties to perform these functions; and (iv) maintain all material agreements, licenses, permits, and other rights required for any of the foregoing described in clauses (i), (ii), and (iii) of this Section 6.06(b) in full force and effect in accordance with their terms, timely make any payments due thereunder, and prevent any default thereunder which could result in a termination or loss thereof, except any such failure to maintain or pay or any such default that could not reasonably, individually or in the aggregate, be expected to cause a Material Adverse Effect.

Section 6.07. Maintenance of Insurance; Insurance Proceeds. Maintain with financially sound and reputable insurance companies not Affiliates of either Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance.

Section 6.08. Compliance with Laws. Comply in all material respects with the requirements of all Laws (including anti-corruption laws) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

Section 6.09. Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of each Borrower or such Subsidiary, as the case may be.

Section 6.10. Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties once per calendar year, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (provided that the Borrowers will be afforded a reasonable opportunity to be present during such discussions), all at the expense of the Borrowers and at such reasonable times during normal business hours, upon reasonable advance notice to the Borrowers; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and without advance notice and as many times during any calendar year as such Administrative Agent or Lender shall so request. The Administrative Agent and each Lender shall conduct any such inspection or examination (i) in reasonable accordance with the applicable Borrower’s or the applicable Restricted Subsidiary’s safety policies and procedures and (ii) so as not to unreasonably materially interfere with the Borrowers’ or the Restricted Subsidiaries’ operations.

Section 6.11. Covenant to Guarantee Obligations and Give Security.

(a) Upon the formation or acquisition of any new direct or indirect Restricted Subsidiary, including any Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, but excluding any Excluded Subsidiary (except with respect to Section 6.11(a)(iii)), then the Borrowers shall, at the Borrowers’ expense:

(i) within 30 days (or such longer period as the Administrative Agent may determine in its sole discretion) after such formation or acquisition, cause such Restricted Subsidiary, to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents,

(ii) within 30 days (or such longer period as the Administrative Agent may determine in its sole discretion) after such formation or acquisition, cause such Restricted Subsidiary to duly execute and deliver to the Administrative Agent Security Agreement Supplements, IP Security Agreement Supplements, Account Control Agreements, and other security and pledge agreements (including a Canadian Debenture and Canadian Debenture Pledge Agreement if such Restricted Subsidiary is a Canadian Loan Party and in the case of any other Foreign Obligor or any Subsidiary that holds shares in any Foreign Obligor, foreign charges, pledges and security agreements), as specified by and in form and substance reasonably satisfactory to the Administrative Agent (including delivery of all Pledged Equity in and of such Restricted Subsidiary, and other instruments of the type specified in Section 4.01(a)(iii)), securing payment of all the Obligations of such Restricted Subsidiary or such parent, as the case may be, under the Loan Documents and constituting Liens on all such personal properties and any Material Real Property located in Canada pursuant to a Canadian Debenture (if applicable),

(iii) within 30 days (or such longer period as the Administrative Agent may determine in its sole discretion) cause each direct or indirect parent of such Restricted Subsidiary to duly execute and deliver to the Administrative Agent any Security Agreement Supplements and pledge agreements or supplements to evidence the pledge of such parent’s Equity Interests as required by the Security Agreement in such Restricted Subsidiary (including the delivery of the Pledged Equity required by the Security Agreement and other instruments of the type specified in Section 4.01(a)(iii) and if such Restricted Subsidiary is organized under the laws of Canada, Section 4.01(a)(iv)),

(iv) within 30 days (or such longer period as the Administrative Agent may determine in its sole discretion) after such formation or acquisition, cause such Restricted Subsidiary to take whatever action (including the filing of Uniform Commercial Code and Personal Property Security Act financing statements) may be necessary or advisable in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to Security Agreement Supplements, IP Security Agreement Supplements, Account Control Agreements, and security and pledge agreements delivered pursuant to this Section 6.11, enforceable against all third parties in accordance with their terms,

(v) within 60 days (or such longer period as the Administrative Agent may determine in its sole discretion) after such formation or acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole but reasonable discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to the matters contained in clauses (i), (iii) and (iv) above, and as to such other matters as the Administrative Agent may reasonably request, and

(vi) within 60 days (or such longer period as the Administrative Agent may determine in its sole discretion) after such formation or acquisition of a Subsidiary that owns or leases Material Real Property, deliver to the Administrative Agent with respect to any Material Real Property owned or leased by such Restricted Subsidiary:

(A) Mortgages, duly executed by the appropriate Loan Party, together with:

(1) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing, recording or registration in all filing, recording or registration offices that the Administrative Agent may deem necessary or reasonably desirable in order to create a valid first and subsisting Lien on the property (subject to

Liens permitted under the Loan Documents) described therein in favor of the Administrative Agent for the benefit of the Secured Parties, duly executed and acknowledged by the appropriate Loan Party, together with evidence that all filing, documentary, stamp, intangible and recording and registration taxes and fees have been paid (or arrangements therefor satisfactory to the Administrative Agent have been made),

(2) for any Material Real Property not located in Canada or any province thereof, a fully paid American Land Title Association Lender’s Extended Coverage title insurance policies as may be reasonably required by the Administrative Agent for assets of a type for which title insurance is customarily obtained, with endorsements and in amounts reasonably acceptable to the Administrative Agent, issued, coinsured and reinsured by one or more title insurers reasonably acceptable to the Administrative Agent, insuring the Mortgages to be valid first and subsisting Liens on the property described therein, free and clear of all defects and encumbrances, excepting only Liens permitted under Section 7.01 and other Liens permitted under the Loan Documents; provided however that such title insurance policy may include such general mechanics’ lien exceptions as the title insurer(s) may require, so long as such title insurance policy does not include a title exception identifying any specifically recorded mechanics’ lien that does not constitute a Lien permitted under Section 7.01,

(3) evidence of the insurance required by Section 6.07,

(4) for any Material Real Property other than Material Real Property located in Canada, any province thereof, or any other jurisdiction where such would not be required by applicable Law, a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to such Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the applicable Borrower and each other Loan Party relating thereto), and

(5) evidence that all other action that the Administrative Agent may reasonably deem necessary or desirable in order to create valid first and subsisting Liens on the property described in the Mortgages has been taken;

(6) opinions of local counsel for the Loan Parties in states or provinces in which the Mortgaged Properties are located, with respect to the enforceability and validity of, and perfection or constructive notice by, the Mortgages delivered pursuant to this Section 6.11 and any related fixture filings or notices in form and substance reasonably satisfactory to the Administrative Agent, and

(B) the existing and most current title reports, surveys and engineering, soils and other reports, and environmental assessment reports obtained by either Borrower or any Restricted Subsidiary in connection with the formation or acquisition of that Restricted Subsidiary.

(b) Upon the acquisition of any personal property (other than Excluded Property, and only to the extent not inconsistent with the terms of the Collateral Documents) or Material Real Property by a Borrower or any Restricted Subsidiary (other than an Excluded Subsidiary), if such property, in the reasonable judgment of the Administrative Agent, shall not already be subject to a perfected first priority security interest in favor of the Administrative Agent for the benefit of the Secured Parties, then the Borrowers shall, at the Borrowers’ expense:

(i) within 30 days (or such longer period as the Administrative Agent may determine in its sole discretion) after such acquisition, cause the applicable Loan Party to duly execute and deliver to the Administrative Agent Security Agreement Supplements, IP Security Agreement Supplements, Account Control Agreements, and other security and pledge agreements, as specified by and in form and substance reasonably satisfactory to the Administrative Agent, securing payment of all the Obligations of the applicable Loan Party under the Loan Documents and constituting Liens on all such personal properties,

(ii) within 30 days (or such longer period as the Administrative Agent may determine in its sole discretion) after such acquisition, cause the applicable Loan Party to take whatever action (including the filing of applicable Uniform Commercial Code and Personal Property Security Act financing statements) may be necessary or advisable in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on such personal property, enforceable against all third parties,

(iii) within 60 days (or such longer period as the Administrative Agent may determine in its sole discretion) after such acquisition, deliver to the Administrative Agent, upon the reasonable request of the Administrative Agent in its sole but reasonable discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to the matters contained in clauses (i) and (ii) above and as to such other matters as the Administrative Agent may reasonably request, and

(iv) within 30 days (or such longer period as the Administrative Agent may determine in its sole discretion) after such acquisition of Material Real Property, deliver to the Administrative Agent with respect to such Material Real Property (A) documentation of the type set forth in Section 6.11(a)(vi)(A), and (B) the existing and most current title reports, surveys and engineering, soils and other reports, and environmental assessment reports obtained by either Borrower or any Restricted Subsidiary in connection with the acquisition of that Material Real Property.

Section 6.12. Compliance with Environmental Laws.

(a) Except for matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, comply, and cause all lessees and other Persons operating or occupying its properties to comply, with all applicable Environmental Laws and Environmental Permits, and obtain and renew all Environmental Permits necessary for its operations and properties.

(b) Except for matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, to the extent required by Governmental Authority, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up Hazardous Materials from any of its properties, in compliance with the requirements of such Governmental Authority; provided, however, that neither Borrower nor any of the Restricted Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

Section 6.13. Further Assurances.

(a) Promptly upon request by the Administrative Agent or the Required Lenders through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable Law, subject any Loan Party’s or any of the Restricted Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of the Restricted Subsidiaries is or is to be a party, and cause each of the Restricted Subsidiaries to do so.

(b) Within 30 days (or such longer period as the Administrative Agent may determine in its sole discretion) after a request by the Administrative Agent or the Required Lenders to cure any title defects or exceptions which are not Liens permitted by Section 7.01 and which, individually or in the aggregate, (i) materially interfere with the ordinary conduct of Business, (ii) materially detract from the value or the use of the Collateral affected thereby, or (iii) could reasonably have a Material Adverse Effect, at the US Borrower’s option, either cure such title defects or exceptions or substitute such Collateral with acceptable property of an equivalent value with no Liens that are not permitted by Section 7.01.

Section 6.14. Material Contracts. Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all action to such end as may be from time to time requested by the Administrative Agent and, upon the request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of the Restricted Subsidiaries is entitled to make under such Material Contract, and cause each of the Restricted Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

Section 6.15. Designation and Conversion of Restricted and Unrestricted Subsidiaries.

(a) Unless designated after the Closing Date in writing to the Administrative Agent pursuant to this Section, any Person that becomes a Subsidiary of the US Borrower or any of the Restricted Subsidiaries shall be classified as a Restricted Subsidiary.

(b) The US Borrower may designate a Subsidiary as an Unrestricted Subsidiary if (i) immediately before and after such designation, no Default or Event of Default exists or would exist, (ii) after giving effect to such designation on a pro forma basis, the US Borrower and the Restricted Subsidiaries would have been in compliance with Sections 7.11(a), 7.11(b), and 7.11(c) as of the end of the most recent fiscal quarter; and (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it will be treated as a “restricted subsidiary” for purposes of any Indebtedness of the US Borrower or any Restricted Subsidiary.

(c) The US Borrower may designate an Unrestricted Subsidiary to be a Restricted Subsidiary if after giving effect to such designation, (i) immediately before and after such designation, no Default or Event of Default exists or would exist and (ii) after giving effect to such designation on a pro forma basis, the US Borrower and its Subsidiaries would have been in compliance with Sections 7.11(a), 7.11(b), and 7.11(c) as of the end of the most recent fiscal quarter.

(d) All Subsidiaries of an Unrestricted Subsidiary shall be also Unrestricted Subsidiaries. The US Borrower will not permit any Unrestricted Subsidiary to hold any Equity Interests in, or any Indebtedness of, any Restricted Subsidiary.

(e) The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment in such Unrestricted Subsidiary at the date of designation in an amount equal to the fair market value of the applicable Loan Party’s investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

Section 6.16. Account Control Agreements; Registration of 2013 Annual Accounts in Luxembourg Companies Register.

(a) The Borrowers shall deliver, or shall cause to be delivered, within 30 days of the Closing Date (or such longer period as the Administrative Agent may agree in its sole discretion) (such date, the “Account Control Date”), the Account Control Agreements referred to in the Security Agreement, duly executed by the appropriate parties. From and as of the Account Control Date, the Borrowers shall cause each deposit account and securities account (other than the Excluded Account) of any Borrower or any other Loan Party to be subject to an Account Control Agreement that creates and perfects a first perfected Lien in favor of the Administrative Agent in such account; provided that this Section 6.16 shall not apply to (a) any deposit account exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Loan Party’s employees, (b) any trust, fiduciary or escrow accounts exclusively containing funds owned or held in trust for another party that is held in the name of a Loan Party and (c) funds not exceeding $2,000,000 (excluding any funds in the Excluded Account) in the aggregate in all such accounts not subject to Account Control Agreements.

(b) The Borrowers shall deliver, or shall cause to be delivered, by no later than October 17, 2014 (or such later date as the Administrative Agent may agree in its sole discretion) evidence in a form satisfactory to the Administrative Agent that the annual accounts of Luxembourg Guarantor 1 and Luxembourg Guarantor 2 for the financial year beginning on November 6, 2013 and ending on December 31, 2013 have been deposited with the Luxembourg Companies Register in accordance with the Luxembourg Act of August 10, 1915 on commercial companies.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding neither Borrower shall, nor shall the Borrowers permit any Restricted Subsidiary to, directly or indirectly:

Section 7.01. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not expanded (other than improvements and accessions to such property), (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(d) and (iii) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(d);

(c) Liens for Taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 45 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) (i) Liens or deposits to secure the performance of bids, trade contracts and leases (other than leases constituting Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and (ii) Liens resulting from earnest money deposits or indemnification holdbacks made in connection with permitted Acquisitions, Investments or Dispositions;

(g) Liens comprised of minor defects, irregularities, and deficiencies in title to, and encroachments, easements, rights-of-way, zoning restrictions and other similar restrictions, charges or encumbrances, defects and irregularities on easements, leases, licenses and other rights in real property in favor of a Borrower or any Restricted Subsidiary, in each case, which, individually and in the aggregate, do not materially interfere with the ordinary conduct of the Business and do not materially detract from the use of the property which they affect;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i) Liens securing Indebtedness permitted under Section 7.02(f); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j) Liens on any property or asset existing at the time such property or asset is acquired and Liens on property of a Person existing at the time such Person is merged or amalgamated into or consolidated with or acquired by a Borrower or any Restricted Subsidiary or becomes a Restricted Subsidiary; provided that, in each case, such Liens were not created in contemplation of such acquisition, merger, amalgamation, consolidation or Investment and do not extend to any assets other than those acquired or those of the Person merged or amalgamated into or consolidated with such Borrower or such Restricted Subsidiary or acquired by such Borrower or such Restricted Subsidiary, and the applicable Indebtedness secured by such Lien is permitted under Section 7.02(g);

(k) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies, or under general depositary agreements, and burdening only deposit accounts or other funds maintained with a creditor depository institution;

(l) any interest or title of a lessee or lessor under any operating lease entered into by a Borrower or any Restricted Subsidiary in the ordinary course of its business covering only the assets so leased;

(m) Liens disclosed by any title report or title commitment provided to the Administrative Agent or surveys with respect to the Mortgaged Properties, in each case, to the extent reasonably acceptable to the Administrative Agent, and any replacement, extension or renewal of any such Lien; provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided further that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(n) Liens in connection with subdivision agreements, site plan control agreements, development agreements, facilities sharing agreements, cost sharing agreements and other similar agreements in connection with the use of real property;

(o) Liens on the Equity Interests of (i) Unrestricted Subsidiaries and (ii) Persons that are not Affiliates of the Borrowers or the Restricted Subsidiaries;

(p) Liens on cash margin collateral, deposits or securities required by any Person with whom the Borrowers or any of the Restricted Subsidiaries enters into a Swap Contract, to the extent such Swap Contracts are entered into in accordance with Section 7.15 and securing obligations in an amount not to exceed $10,000,000 in the aggregate;

(q) rights of first refusal entered into in the ordinary course of business;

(r) Liens securing Indebtedness contemplated by Section 7.02(j); provided, that such Lien is limited to the applicable insurance contract and proceeds thereof;

(s) Liens granted pursuant to (i) the Development Transactions so long as any registration of such Liens against any assets of a Borrower or Restricted Subsidiary is made subsequent in time to the effective registration of the Lien on such assets securing the Obligations or (ii) the SPE Transactions; and

(t) other Liens securing Indebtedness outstanding in an aggregate principal amount not to exceed $15,000,000,

provided that, nothing contained herein is intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, any Lien created by any of the Loan Documents to any Liens permitted hereunder or under such other Loan Documents.

Section 7.02. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) obligations (contingent or otherwise) existing or arising under any Swap Contract permitted pursuant to Section 7.15;

(b) Indebtedness of a Borrower owed to a Restricted Subsidiary, or of a Restricted Subsidiary owed to a Borrower or a Restricted Subsidiary, which Indebtedness shall (i) in the case of Indebtedness owed to a Loan Party, be pledged under the Security Agreement, (ii) be on subordination terms reasonably acceptable to the Administrative Agent and (iii) be otherwise permitted under the provisions of Section 7.03;

(c) Indebtedness under the Loan Documents;

(d) Indebtedness outstanding on the date hereof and listed on Schedule 7.02 and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except (A) by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, and (B) by an amount equal to any existing commitments unutilized thereunder; (ii) no additional or replacement direct or any contingent obligors are added with respect thereto, as a result of or in connection with such refinancing, refunding, renewal or extension; (iii) that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended; and (iv) the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(e) Guarantees of the Borrowers or any Restricted Subsidiary in respect of Indebtedness otherwise permitted hereunder of either Borrower or any Guarantor or the Indebtedness incurred by joint ventures or Unrestricted Subsidiaries, in each case, constituting Investments otherwise permitted hereunder; provided that with respect to Guarantees of Indebtedness of joint ventures, the aggregate amount of Indebtedness guaranteed pursuant to such Guarantees shall not exceed $15,000,000, and with respect to Guarantees of Indebtedness of Unrestricted Subsidiaries, the aggregate amount of Indebtedness guaranteed pursuant to such Guarantees shall not exceed the amount permitted under Section 7.03(n);

(f) Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $15,000,000;

(g) Indebtedness of any Person that becomes a Restricted Subsidiary after the date hereof in accordance with the terms of Section 7.03(g), which Indebtedness is existing at the time such Person becomes a Restricted Subsidiary (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Restricted Subsidiary);

(h) unsecured Indebtedness issued by the US Borrower and/or Finance Co; provided that (i) immediately prior to and after giving effect to the issuance of such Indebtedness, there would be no Default under this Agreement, (ii) such Indebtedness’ scheduled maturity is no earlier than six (6) months after the Revolving Credit Maturity Date, (iii) such Indebtedness does not require any scheduled repayments, defeasance or redemption (or sinking fund therefor) of any principal amount thereof prior to maturity, and (iv) the indenture or other agreement governing such Indebtedness shall not contain (A) maintenance financial covenants or (B) other terms and conditions, taken as a whole, that are materially more restrictive on the US Borrower and its Restricted Subsidiaries, taken as a whole, than then available market terms and conditions for comparable issuers and issuances, and any refinancings, refundings, renewals or extensions thereof; provided that the terms of such refinancing, refunding, renewing, or extending Indebtedness satisfy the requirements of Section 7.02(h);

(i) Indebtedness under the Parent Credit Agreement assumed pursuant to the Parent Credit Assumption and Repayment; provided that such Indebtedness shall be repaid and the Loan Parties released therefrom on the Closing Date;

(j) Indebtedness in respect of insurance premium financing for insurance being acquired by a Borrower or any Subsidiary incurred in the ordinary course of business and on customary terms and conditions;

(k) Indebtedness existing solely based on the existence of the Liens permitted by Section 7.01(o);

(l) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations for the account of the US Borrower or any Restricted Subsidiary, in each case, arising in the ordinary course of business and other than for an obligation for borrowed money;

(m) Indebtedness pursuant to the SPE Transactions; and

(n) other Indebtedness not otherwise permitted under this Section 7.02, in an aggregate principal amount not to exceed $15,000,000 at any time outstanding.

Section 7.03. Investments. Make or hold any Investments, except:

(a) Investments held by the Borrowers and the Restricted Subsidiaries in the form of Cash Equivalents;

(b) advances to officers, directors and employees of the Borrowers and the Restricted Subsidiaries in an aggregate amount not to exceed $1,000,000 at any time outstanding, for travel, entertainment, relocation, payroll advance and analogous ordinary business purposes;

(c) (i) Investments by the Borrowers and the Restricted Subsidiaries in their respective Subsidiaries outstanding on the date hereof, (ii) additional Investments by the US Borrower and the Restricted Subsidiaries in Loan Parties, and (iii) additional Investments by Subsidiaries that are not Loan Parties in other Subsidiaries that are not Loan Parties;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors;

(e) Guarantees permitted by Section 7.02;

(f) Investments existing on the date hereof (other than those referred to in Section 7.03(c)(i)) and set forth on Schedule 7.03;

(g) Acquisitions; provided that (i) a Borrower or a Guarantor is the acquiring or surviving entity; (ii) no Default or Event of Default exists immediately before and after giving effect to such Acquisition; (iii) in respect of Material Acquisitions, after giving effect to such Material Acquisition on a pro forma basis, the Borrowers and the Restricted Subsidiaries would have been in compliance with Sections 7.11(a), 7.11(b), and 7.11(c) as of the end of the most recent fiscal quarter; (iv) the requirements of Section 6.11 and 7.07 are satisfied in connection therewith and the target is not hostile; (v) if such Acquisition is of Equity Interests, the issuer of such Equity Interests shall be an entity organized under the laws of the United States, Canada, Luxembourg or Mexico; and (vi) in respect of Material Acquisitions, the Administrative Agent shall have received, prior to the date on which any such Material Acquisition is to be consummated, a certificate of a Responsible Officer of the US Borrower, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, certifying that all of the requirements set forth in this Section 7.03(g) have been satisfied or will be satisfied on or prior to the date on which such Material Acquisition is consummated;

(h) Investments consisting of debt securities as partial consideration for the Disposition of assets permitted by Section 7.05(f);

(i) Investments by the US Borrower and its Subsidiaries in joint ventures not exceeding $35,000,000 in the aggregate; provided that the US Borrower shall use commercially reasonable efforts to have any Equity Interests in any such joint venture pledged to the Administrative Agent for the ratable benefit of the Secured Parties under the Security Agreement and use commercially reasonable efforts to ensure that the Administrative Agent shall have received such other items in connection therewith as may be required by Section 6.11(b);

(j) Investments in connection with cash margin collateral, deposits or securities permitted under Section 7.01(p);

(k) Investments in Swap Obligations permitted pursuant to Section 7.15;

(l) Investments made with the proceeds of substantially concurrent issuances of common Equity Interests of the US Borrower or contributions to the US Borrower (other than Disqualified Capital Stock); provided, that (i) no Default or Event of Default exists immediately before and after giving effect to such Investment, and (ii) both before and after giving effect to such Investment on a pro forma basis the US Borrower and the Restricted Subsidiaries would have been in compliance with Sections 7.11(a), 7.11(b), and 7.11(c) as of the end of the most recent fiscal quarter;

(m) Investments held by any Restricted Subsidiary acquired after the Closing Date to the extent such Investments were held by such Restricted Subsidiary on the date of acquisition of such Restricted Subsidiary;

(n) Investments (including, but not limited to, Investments in Equity Interests, intercompany loans, and unsecured Guarantees of Indebtedness otherwise expressly permitted hereunder) on or after the Closing Date by Loan Parties in Unrestricted Subsidiaries in an

aggregate amount (valued at the time of the making thereof and without giving effect to any write-downs or write-offs thereof) not to exceed an amount equal to the sum of, without duplication, $15,000,000 in the aggregate plus any return of capital actually received by the Borrowers or any Restricted Subsidiary in respect of other investments made by them pursuant to this clause (n); and

(o) so long as no Default has occurred and is continuing or would result from such Investment, other Investments (other than Investments in Unrestricted Subsidiaries) not exceeding the greater of (i) $15,000,000 in the aggregate in any fiscal year of the US Borrower or (ii) 15% of Consolidated Net Tangible Assets of the US Borrower and its Restricted Subsidiaries, in the aggregate in any fiscal year.

Section 7.04. Fundamental Changes. Merge, amalgamate, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) the Borrowers or any of the Restricted Subsidiaries may merge or amalgamate with any other Restricted Subsidiaries or any other Person; provided, that (i) if any of such Subsidiaries is a Guarantor, a Guarantor shall be the surviving Person, and if a Borrower is a party thereto, such Borrower shall be the surviving Person, and (ii) the US Borrower and the Canadian Borrower may not merge or amalgamate into each other;

(b) any Guarantor may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to a Borrower or to another Guarantor;

(c) any Subsidiary that is not a Loan Party may Dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to (i) another Subsidiary that is not a Loan Party or (ii) to a Borrower or any Subsidiary that is a Loan Party;

(d) any Subsidiary (other than the Canadian Borrower) may liquidate, wind up or dissolve if the Borrowers determine in good faith that such liquidation or dissolution is in the best interests of the Borrowers and is not materially disadvantageous to the Lenders and all of the assets of such Subsidiary are transferred to another Restricted Subsidiary; and

(e) a Restricted Subsidiary may enter into Dispositions permitted by Section 7.05, and a Restricted Subsidiary whose Equity Interests are sold pursuant to such a Disposition may enter into mergers, consolidations and amalgamations to facilitate such Dispositions.

Section 7.05. Dispositions. Make any Disposition, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) ordinary-course-of-business Dispositions of (i) inventory; (ii) Cash Equivalents; (iii) overdue accounts receivable in connection with the compromise or collection thereof (and not in connection with any financing transaction); and (iv) leases, subleases, rights of way, easements, licenses, and sublicenses that, individually and in the aggregate, do not materially interfere with the ordinary conduct of the business of the Borrowers or the Restricted Subsidiaries and do not materially detract from the value or the use of the property which they affect;

(c) Dispositions of equipment to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Dispositions of property by a Borrower or any Restricted Subsidiary to a Borrower or to a Restricted Subsidiary; provided that if the transferor of such property is a Loan Party, the transferee thereof must be a Loan Party;

(e) Dispositions in the form of Liens permitted by Section 7.01 and Dispositions in the form of Investments permitted by Sections 7.03;

(f) Dispositions by the Borrowers and the Restricted Subsidiaries not otherwise permitted under this Section 7.05, subject to the following conditions:

(i) that no Default exists at the time of such Disposition or would result from such Disposition; and

(ii) that the aggregate book value of all property Disposed of in reliance on this clause (f) in any fiscal year shall not exceed $35,000,000.

(g) Dispositions of property (i) resulting from the condemnation thereof or (ii) that has suffered a casualty (constituting a total loss or constructive total loss of such property), in each case upon or after receipt of the condemnation proceeds or insurance proceeds of such condemnation or casualty, as applicable, provided that the cash proceeds therefrom are applied in accordance with and to the extent required by Section 2.05(b);

(h) Dispositions of Equity Interests of Unrestricted Subsidiaries;

(i) Dispositions pursuant to the Development Transactions;

(j) Dispositions pursuant to SPE Transactions; and

(k) to the extent constituting a Disposition, the unwinding of any Swap Contract pursuant to its terms;

provided, however, that any Disposition pursuant to Section 7.05 (c) and (f) shall be for fair market value.

Section 7.06. Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a) each Restricted Subsidiary may make Restricted Payments to a Borrower, any Subsidiaries that are Guarantors and any other Person that owns a direct Equity Interest in such Restricted Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) each Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in common or subordinated Equity Interests of such Person and the US Borrower may exchange common Equity Interests for or convert Equity Interests into other Equity Interests;

(c) each of the Borrowers and each of the Restricted Subsidiaries may purchase, redeem or otherwise acquire its Equity Interests or make other Restricted Payments with the proceeds received from the substantially concurrent issue of new common or subordinated Equity Interests;

(d) the US Borrower may purchase, redeem or otherwise acquire its common Equity Interests from the Parent Guarantor or its Affiliates in connection with the underwriters of the initial public offering of the US Borrower exercising their “greenshoe” option as contemplated by the Registration Statement, in an aggregate amount not to exceed the net proceeds received therefrom;

(e) so long as no Event of Default is continuing or would result therefrom, any other Restricted Payments may be made in an amount not to exceed $1,000,000 in the aggregate per fiscal year;

(f) the US Borrower may make the Closing Date Distribution; and

(g) so long as no Default has occurred and is continuing or would result therefrom, the US Borrower may make Restricted Payments with respect to any fiscal quarter in an aggregate amount not to exceed Available Cash with respect to such fiscal quarter.

Section 7.07. Change in Nature of Business. Engage in any material line of business different from the Business.

Section 7.08. Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of either Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the US Borrower and the Restricted Subsidiaries, taken as a whole, as would be obtainable at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to (a) transactions between or among the Loan Parties, (b) transactions pursuant to the Material Contracts as in effect on the date of this Agreement or, if applicable, to the extent modified in a manner that is not materially adverse to the Loan Parties or the Lenders, (c) transactions required by the US Borrower Partnership Agreement and permitted under this Agreement, (d) transactions that are not on an arm’s length basis or are not on terms as favorable as could have been obtained from a third party, provided that such transaction or transactions occurs within a related series of transactions, which, in the aggregate, are on an arm’s-length basis and are on terms as favorable as could have been obtained from a third party, (e) any corporate sharing agreements with respect to tax sharing and general overhead and administrative matters in the ordinary course of business, (f) the payment of reasonable compensation, fees and expenses to, and indemnity provided on behalf of, the General Partner and directors, employees and officers of the General Partner, the US Borrower or any Subsidiary, (g) Investments permitted by Section 7.03(l). (h) the conversion of Class A Units (as defined in the US Borrower Partnership Agreement) into common Equity Interests of the US Borrower in accordance with the terms set forth in the US Borrower Partnership Agreement, (i) transactions pursuant to the Development Transactions, (j) transactions approved by the conflicts committee of the General Partner in good faith in accordance with the US Borrower Partnership Agreement and (k) the SPE Transactions.

Section 7.09. Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Restricted Subsidiary to make Restricted Payments to either Borrower or any Guarantor or to otherwise transfer property to or invest in either Borrower or any Guarantor, except for any agreement in effect (A) on the date hereof and set forth on Schedule 7.09; (B) at the time any Restricted Subsidiary becomes a Restricted Subsidiary, so long as such agreement was not entered into solely in contemplation of such Person becoming a Restricted Subsidiary, (ii) of any Restricted Subsidiary to Guarantee the Obligations or (iii) of a Borrower or any Restricted Subsidiary to create, incur, assume or suffer to exist Liens on Collateral of such Person to secure the Obligations; provided, however, that clauses (i) through (iii) shall not prohibit (A) any negative pledge or other transfer restriction incurred or provided in favor of any holder of Indebtedness permitted under Sections 7.02(f) or (g) solely to the extent any such negative pledge or transfer restriction relates to the property financed by or the subject of such Indebtedness, (B) customary non-assignment provisions in purchase and sale or exchange agreements or similar operational agreements, or customary provisions in licenses, easements, leases or other agreements, in each case entered into in the ordinary course of business and consistent with past practices, which restrict the transfer, assignment or encumbrance thereof, (C) restrictions imposed by Law, (D) customary provisions in joint venture agreements restricting (i) the ability of the joint venture to grant Liens in its assets, make distributions or provide guarantees of its equity holders’ obligations, or (ii) the ability of the joint venture partners to grant Liens in the equity of such joint venture, any holder of a Lien permitted by Section 7.01 restricting the transfer of the property subject thereto and, customary restrictions and conditions contained in any agreement relating to any purchase, sale, amalgamation or merger permitted hereunder pending the consummation of such purchase, sale, amalgamation or merger or; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure the Obligations.

Section 7.10. Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock, in each case in violation of Regulation U.

Section 7.11. Financial Covenants.

(a) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the US Borrower (beginning with the fiscal quarter ending December 31, 2014) to be less than 2.50 to 1.00.

(b) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the US Borrower (beginning with the period ending December 31, 2014) to be greater than (i) if Qualified Notes are not outstanding, (A) during a Specified Acquisition Period, 5.00 to 1.00, and (B) at all other times, 4.50 to 1.00, and (ii) if Qualified Notes are outstanding, (A) during a Specified Acquisition Period, 5.50 to 1.00, and (B) at all other times, 5.00 to 1.00.

(c) Consolidated Senior Secured Leverage Ratio. Upon and after the consummation of a Qualified Notes Offering, permit the Consolidated Senior Secured Leverage Ratio as of the end of any fiscal quarter of the US Borrower (beginning with the period ending December 31, 2014) to be greater than (A) during a Specified Acquisition Period, 4.00 to 1.00, and (B) at all other times, 3.50 to 1.00.

Section 7.12. Amendments of Organization Documents. Amend any of its Organization Documents, unless such amendments, modifications, or supplements could not reasonably be expected to be materially adverse to the rights of the Administrative Agent or the Lenders.

Section 7.13. Accounting Changes. Make any change in (a) accounting policies or reporting practices, except to the extent consistent with GAAP, or (b) the fiscal year-end of any Loan Party.

Section 7.14. Prepayments, Etc. of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness incurred pursuant to Section 7.02(h), except for (a) refinancings, refundings, extensions or renewals of such Indebtedness to the extent such refinancing, refunding, extension or renewal is permitted by Section 7.02(h), (b) any payment or redemption to the extent made with the net proceeds of a substantially concurrent issuances of common Equity Interests of the US Borrower (other than Disqualified Capital Stock); provided that (i) no Default or Event of Default exists, and (ii) the US Borrower and the Restricted Subsidiaries would have been in compliance with Sections 7.11(a), 7.11(b), and 7.11(c) as of the end of the most recent fiscal quarter both before and after giving effect thereto on a pro forma basis and (c) so long as no Default or Event of Default is continuing or would result therefrom, any other payment or redemption in an amount not to exceed $15,000,000.

Section 7.15. Limitation on Speculative Hedging. Enter into any Swap Contract for speculative purposes.

Section 7.16. Sanctions. Use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Joint Lead Arranger, Administrative Agent, L/C Issuer, Swing Line Lender, or otherwise) of Sanctions.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

Section 8.01. Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. A Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan or any L/C Obligation, or (ii) pay within three Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder or any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. A Borrower or any Loan Party (i) fails to perform or observe any term, covenant or agreement contained in Section 6.10 or Section 6.16 and such failure continues for 5 days after the earlier to occur of (A) receipt of written notice thereof from Administrative Agent or Required Lenders to the Borrowers, or (B) a Responsible Officer otherwise has actual knowledge of any such failure; (ii) fails to perform or observe any term, covenant or agreement contained in Section 6.01 and such failure continues for 15 days after the earlier to occur of (A) receipt of written notice thereof from Administrative Agent or Required Lenders to the Borrowers, or (B) a Responsible Officer otherwise has actual knowledge of any such failure; or (iii) fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a), 6.05 (only with respect to the Loan Parties) or Article VII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Sections 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier to occur of (A) receipt of written notice thereof from Administrative Agent or Required Lenders to the Borrowers and (B) the Borrowers having knowledge of such failure.

(d) Representations and Warranties. (i) Any representation, warranty or certification made or deemed made by or on behalf of a Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith that does not have a materiality or Material Adverse Effect qualification shall be incorrect or misleading in any material respect when made or deemed made or (ii) any representation, warranty or certification made or deemed made by or on behalf of a Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith that has a materiality or Material Adverse Effect qualification shall be incorrect or misleading in any respect when made or deemed made; or

(e) Cross-Default. (i) A Borrower or any Restricted Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Borrower or any Restricted Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Borrower or any Restricted Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Borrower or such Restricted Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. Any Loan Party, any Restricted Subsidiary or the General Partner institutes or consents to the institution of any proceeding, case or other action under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding, case or other action under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) A Borrower, any Restricted Subsidiary or the General Partner becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any Loan Party and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There is entered against a Borrower or any Restricted Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs which has resulted or could reasonably be expected to result in liability of either Borrower to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) either Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any material Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any material Loan Document; or any Loan Party denies that it has any or further liability or obligation under any material Loan Document, or purports to revoke, terminate or rescind any material Loan Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Collateral Documents. Any Collateral Document after delivery thereof pursuant to Sections 4.01 or 6.11 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Liens permitted by Section 7.01 and other than as a result of the acts or omissions of the Administrative Agent with respect to perfection requirements) on a material portion of the Collateral purported to be covered thereby; or

(m) Environmental. There occurs any Environmental Liability that has resulted in a Material Adverse Effect.

Section 8.02. Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c) require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and

(d) exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to either Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

Section 8.03. Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.14 and 2.15, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuers (including fees and time charges for attorneys of any Lender or any L/C Issuer) in accordance with Section 11.04) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations arising under the Loan Documents, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the L/C Issuers, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrowers pursuant to Sections 2.03 and 2.14, ratably among the L/C Issuers in proportion to the respective amounts described in this clause Fifth held by them;

Sixth, to the payment of any other Obligations; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article X hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX.

MULTIPLE BORROWERS

Section 9.01. Obligations Joint and Several and Unconditional. The obligations of each Borrower under this Agreement and the Notes are joint and several and absolute and unconditional irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the other Borrower under this Agreement, the Notes or any other Loan Document (collectively, the “Other Borrower Obligations”), or any substitution, release or exchange of any other guarantee of or security for any of the Other Borrower Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Article IX that the obligations of each Borrower hereunder shall be absolute and unconditional under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not affect the liability of either Borrower under this Agreement, the Notes or any other agreement referred to herein or therein:

(a) at any time or from time to time, without notice to either Borrower, the time for any performance of or compliance with any of the Other Borrower Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of this Agreement or the Notes or any other agreement or instrument referred to herein or therein shall be done or omitted;

(c) the maturity of any of the Other Borrower Obligations shall be accelerated, or any of the Other Borrower Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or the Notes or any other Loan Document shall be waived or any other guarantee of any of the Other Borrower Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(d) any lien or security interest granted to, or in favor of, the Administrative Agent or any other Secured Party as security for any of the Other Borrower Obligations shall fail to be perfected.

Each Borrower hereby expressly waives, with respect to the Other Borrower Obligations diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent, any L/C Issuer, the Swing Line Lender or any Lender exhaust any right, power or remedy or proceed against the other Borrower under this Agreement or the Notes or any other Loan Document, or against any other Person under any other guarantee of, or security for, any of the Other Borrower Obligations.

Section 9.02. Reinstatement. The obligations of a Borrower under this Agreement, the Notes or any other agreement or instrument referred to herein or therein, shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the other Borrower in respect of the Other Borrower Obligations is rescinded or must be otherwise restored by any holder of any of the Other Borrower Obligations, whether as a result of any proceedings in a bankruptcy or reorganization or otherwise, and each Borrower agrees that it will indemnify the Administrative Agent, each L/C Issuer, the Swing Line Lender and each Lender on demand for all reasonable costs and expenses (including, without limitation, fees of counsel) incurred by the Administrative Agent or such L/C Issuer, Swing Line Lender or Lender in connection with such rescission or restoration.

Section 9.03. Subrogation. Each Borrower hereby agrees that until the payment and satisfaction in full of all Other Borrower Obligations, the expiration and termination of this Agreement and the Commitments of the Lenders under this Agreement, and the expiration or termination of all Letters of Credit, it shall not exercise any right or remedy arising by reason of any performance by it of any of its obligations hereunder, whether by subrogation or otherwise, against the Other Borrower Obligations or any security for any of the Other Borrower Obligations.

Section 9.04. Remedies. Each Borrower agrees that, as between such Borrower and the Lenders, the obligations of the other Borrower under this Agreement and the Notes may be declared to be forthwith due and payable as provided in Article VIII hereof (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VIII) notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from being deemed to have become automatically due and payable), such obligations (whether or not due and payable by such other Borrower) shall forthwith become due and payable by such Borrower.

Section 9.05. Limitation on Obligations. Notwithstanding any provision to the contrary contained herein, in any of the Notes or any other Loan Document, to the extent the joint obligations of the Borrowers would be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of applicable Law relating to fraudulent conveyances or transfers) then the aggregate obligations of each Borrower hereunder and under the Notes and all other agreements and instruments referred to herein or therein shall be limited to the maximum amount that is permissible under applicable Law (whether federal, provincial or state and including, without limitation, any Debtor Relief Laws or other bankruptcy, insolvency, reorganization, moratorium, or similar Law affecting creditors’ rights generally).

ARTICLE X.

ADMINISTRATIVE AGENT

Section 10.01. Appointment and Authority.

(a) Each of the Lenders and the L/C Issuers hereby irrevocably appoints Citibank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and neither Borrower shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and the L/C Issuers hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article X and Article XI (including Section 1104(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 10.02. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 10.03. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to either Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(d) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by a Borrower, a Lender or the applicable L/C Issuer.

(e) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 10.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 10.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 10.06. Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and each Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrowers and such Person remove such Person as Administrative Agent and, in consultation with the Borrowers, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the applicable L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(h) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d) Any resignation or removal by Citibank as Administrative Agent pursuant to this Section shall also constitute its resignation as an L/C Issuer and Swing Line Lender. If Citibank resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). If Citibank resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment by the

Borrowers of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Revolving Credit Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

Section 10.07. Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 10.08. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Joint Bookrunners, the Joint Lead Arrangers or the Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.

Section 10.09. Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on either Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer or in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (j) of Section 11.01 of this Agreement, (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

Section 10.10. Collateral and Guaranty Matters. Without limiting Section 10.09, each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the L/C Issuers irrevocably authorize the Administrative Agent, at its option and in its discretion to (and at the request of a Borrower, the Administrative Agent, shall):

(a) release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable L/C Issuer shall have been made), (ii) that is Disposed of or to be Disposed of as part of or in connection with any Disposition permitted hereunder or under any other Loan Document to a Person that is not a Loan Party, (iii) that constitutes “Excluded Property” (as such term is defined in the Security Agreement), or (iv) if approved, authorized or ratified in writing in accordance with Section 11.01;

(b) release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted under the Loan Documents; and

(c) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, to release any Guarantor from its obligations under the Guaranty or to release the Parent Guarantor from its obligations under the Parent Guaranty, in each case, pursuant to this Section 10.10. In each case as specified in this Section 10.10, the Administrative Agent will, at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate the Administrative Agent’s interest in such item, to release such Guarantor from its obligations under the Guaranty or to release the Parent Guarantor from its obligations under the Parent Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 10.10.

Section 10.11. Secured Cash Management Agreements and Secured Hedge Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, the Guaranty or any Collateral by virtue of the provisions hereof or of the Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article X to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

ARTICLE XI.

MISCELLANEOUS

Section 11.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by either Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and each Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01 (other than Section 4.01(c)(i)), or, in the case of the initial Credit Extension, Section 4.02, without the written consent of each Lender;

(b) without limiting the generality of clause (a) above, waive any condition set forth in Section 4.02 as to any Credit Extension under a particular Facility without the written consent of the Required Revolving Lenders;

(c) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the consent of such Lender or amend the definition of “Revolving Credit Availability Amount” in a manner that would increase availability thereunder without the written consent of each Revolving Credit Lender;

(d) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;

(e) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or waive the application thereof, or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder; and provided, further, that only the consent of the Required Revolving Credit Lenders or Required Term Lenders, as the case may be, shall be necessary to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate with respect to Loans or Letters of Credit under the applicable Facility;

(f) change (i) Section 8.03 or (ii) the order of application of any reduction in the Commitments or any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.05(b) or 2.06(c), respectively, in each case in any manner that materially and adversely affects the Lenders under a Facility without the written consent of (i) if such Facility is the Term Aggregate Commitments, the Required Term Lenders and (ii) if such Facility is the Revolving Credit Aggregate Commitments, the Required Revolving Lenders;

(g) change (i) any provision of this Section 11.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 11.01(g)), without the written consent of each Lender or (ii) the definition of “Required Revolving Lenders,” or “Required Term Lenders” without the written consent of each Lender under the applicable Facility;

(h) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(i) release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 10.10 (in which case such release may be made by the Administrative Agent acting alone); or

(j) impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of (i) if such Facility is the Term Aggregate Commitments, the Required Term Lenders and (ii) if such Facility is the Revolving Credit Aggregate Commitments, the Required Revolving Lenders;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the applicable L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) each Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; and (v) the L/C Issuer Sublimit of any L/C Issuer may be amended in writing executed only by such L/C Issuer and the Borrowers with written notice from such L/C Issuer and the Borrowers to the Administrative Agent and the other Lenders. Notwithstanding anything to the contrary herein, no Defaulting

Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

Section 11.02. Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to either Borrower, the Administrative Agent or an L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrowers).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Swing Line Lender, any L/C Issuer or either Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to either Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of a Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.

(d) Change of Address, Etc. Each of the Borrowers, the Administrative Agent, each L/C Issuer and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent, each L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities and Canadian federal and provincial securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or its securities for purposes of United States Federal or state securities laws or Canadian federal or provincial securities laws.

(e) Reliance by Administrative Agent, L/C Issuers and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Loan Notices, Letter of Credit Applications and Swing Line Loan Notices) purportedly given by or on behalf of a Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall and hereby do indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 11.03. No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at Law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding, case or other action relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 11.04. Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Joint Lead Arrangers, the Administrative Agent and their Affiliates

(including the reasonable fees, charges and disbursements of counsel for the Joint Lead Arrangers and the Administrative Agent, such legal fees to be limited to, unless a conflict of interest exists, as reasonably determined by any Joint Lead Arranger or the Administrative Agent, one counsel for the Joint Lead Arrangers and the Administrative Agent, taken as a whole, and, if necessary, one firm of local counsel in each relevant jurisdiction for the Joint Lead Arrangers and the Administrative Agent, taken as a whole), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender, the Swing Line Lender or any L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender, the Swing Line Lender or any L/C Issuer), and shall pay all out-of-pocket fees and time charges for attorneys of the Administrative Agent, any Lender, the Swing Line Lender or any L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrowers. The Borrowers shall and hereby do indemnify the Joint Lead Arrangers, the Administrative Agent (and any sub-agent thereof), each Lender, the Swing Line Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall and hereby do indemnify and hold harmless each Indemnitee from all out-of-pocket fees and time charges and disbursements for attorneys of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrowers or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by either Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to either Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrowers or any other Loan Party or any Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OR THE STRICT LIABILITY OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available (x) to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or (y) to the extent such losses, claims, damages, liabilities or related expenses relate to any proceeding solely between or among Indemnitees other than (i) claims against either the Administrative Agent or any Joint Lead Arranger or their respective Affiliates in their capacity or in fulfilling their role as the agent or arranger or any other similar role hereunder and under the other Loan Documents and (ii) claims arising out of any act or omission on the part of any Loan Party or any of Loan Party’s Affiliates, and provided further that such Indemnitee shall promptly repay the Borrowers all expense reimbursements previously made pursuant to this clause (y) to the extent that such Indemnitee is determined not to be entitled to indemnification hereunder as contemplated by the preceding exceptions. Without limiting the provisions of Section 3.01(c), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to any Joint Lead Arranger, the Administrative Agent (or any sub-agent thereof), any L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to such Joint Lead Arranger, the Administrative Agent (or any such sub-agent), such L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided further that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Joint Lead Arranger, the Administrative Agent (or any such sub-agent), such L/C Issuer or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for such Joint Lead Arranger, the Administrative Agent (or any such sub-agent), such L/C Issuer or the Swing Line Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12 (d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no party hereto shall assert, and hereby waives, and each party hereto acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by others of any information or other materials distributed to such party by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent, any the L/C Issuers and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 11.05. Payments Set Aside. To the extent that any payment by or on behalf of a Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding, case or other action under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 11.06. Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this

Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 11.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and/or the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, such that (i) no assignment of the Revolving Loans or Revolving Credit Commitments of any Revolving Credit Lender shall be permitted unless, concurrently therewith, such Lender assigns a pro rata portion of the Term Loans held by it to such assignee, and (ii) no assignment of the Term Loans of any Lender shall be permitted unless, concurrently therewith, such Lender assigns a pro rata portion of the Revolving Loans and Revolving Credit Commitments held by it to such assignee; provided that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of each Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that each Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any Term Commitment or Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C) the consent of the L/C Issuers (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment of any Revolving Credit Commitment that increases the obligation of the assignee to participate in exposure under any Swing Line Loan (whether or not then outstanding).

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to either Borrower or any of its Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuers or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers (and such agency being solely for Tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, either Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender or either Borrower or any of its Affiliates or Subsidiaries)

(each, a “Participant” ) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.

(e) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(f) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(f) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(g) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Citibank or U.S. Bank assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to Section 11.06(b), Citibank or U.S. Bank, as applicable, may, (i) upon 30 days’ notice to each Borrower and the Lenders, resign as an L/C Issuer and/or (ii) in the case of Citibank, upon 30 days’ notice to each Borrower, resign as Swing Line Lender. In the event of any such resignation as an L/C Issuer or Swing Line Lender, the Borrowers shall be entitled to appoint from among the Revolving Credit Lenders a successor L/C Issuer and/or Swing Line Lender hereunder; provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of Citibank or U.S. Bank, as applicable, as L/C Issuer or Swing Line Lender, as the case may be. If Citibank or U.S. Bank, resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Citibank resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, issued by such retiring L/C Issuer and outstanding at the time of such succession or make other arrangements satisfactory to such retiring L/C Issuer to effectively assume the obligations of such retiring L/C Issuer with respect to such Letters of Credit.

Section 11.07. Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or

Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.16(c) or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating either Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the applicable Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than a Borrower. For purposes of this Section, “Information” means all information received from a Borrower or any Subsidiary relating to the Borrowers or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by the Borrowers or any Subsidiary, provided that, in the case of information received from the Borrowers or any Subsidiary after the date hereof, such information shall be deemed confidential unless marked “PUBLIC”. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Borrowers or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws and Canadian federal and provincial securities laws.

Section 11.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of a Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or such L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.13 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 11.09. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 11.10. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, any L/C Issuer or the Swing Line Lender, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.11. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 11.12. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, an L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 11.13. Replacement of Lenders. If a Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender or if any other circumstance exists hereunder that gives the Borrowers the right to replace a Lender as a party hereto, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b) (unless such Eligible Assignee is already a Lender);

(b) such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws; and

(e) in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply. Each Lender agrees that, if the Borrowers elects to replace such Lender in accordance with this Section 11.13, upon receipt by such Lender being replaced of all amounts required to be paid to it pursuant to the terms hereof, it shall promptly execute and deliver to the Administrative Agent an Assignment and Assumption to evidence the assignment and shall deliver to the Administrative Agent any Note (if Notes have been issued in respect of such Lender’s Loans) subject to such Assignment and Assumption; provided, that the failure of any such Lender to execute an Assignment and Assumption shall not render such assignment invalid and such assignment shall be recorded in the Register.

Section 11.14. Keepwell.

At the time the Guarantee or the grant of the security interest under the Loan Documents, in each case, by any Specified Loan Party, becomes effective with respect to any Swap Obligation, each Borrower hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under its Guaranty and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering any Borrower’s obligations and undertakings under this Section 11.14, or otherwise under this Agreement, voidable under applicable Law, including applicable Law of fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of the Borrowers under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Borrower intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

Section 11.15. Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, THE SWING LINE LENDER, ANY L/C ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND

OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER, THE SWING LINE LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST EITHER BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. The Canadian Borrower has irrevocably appointed the US Borrower (the “Process Agent”), as its agent to receive on its behalf and on behalf of its property service of copies of any summons or complaint or any other process which may be served in any action. Such service may be made by mailing or delivering a copy of such process to the Canadian Borrower in care of the Process Agent and the Canadian Borrower hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, the Canadian Borrower also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to it at the address specified for it on Schedule 11.02.

Section 11.16. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS

CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.17. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Joint Lead Arrangers and the Lenders are arm’s-length commercial transactions between each Borrower and their respective Affiliates, on the one hand, and the Administrative Agent, the Joint Lead Arrangers and the Lenders, on the other hand, (B) each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Joint Lead Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for either Borrower or any of their Affiliates, or any other Person and (B) neither the Administrative Agent, any Joint Lead Arranger nor any Lender has any obligation to either Borrower or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, each Joint Lead Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their respective Affiliates, and none of the Administrative Agent, any Joint Lead Arranger or any Lender has any obligation to disclose any of such interests to either Borrower or any of their Affiliates. To the fullest extent permitted by Law, each Borrower hereby waives and releases any claims that it may have against the Administrative Agent, any Joint Lead Arrange or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 11.18. Electronic Execution of Certain Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Loan Notices, Swing Line Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and

National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

Section 11.19. USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) and pursuant to the requirements of the Proceeds of Crime (Money Laundering and Terrorist Financing Act (Canada)) or any other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” applicable Laws, it is required to obtain, verify and record information that identifies each Loan Party (collectively, including any guidelines or orders thereunder (the “AML Legislation”), which information includes, without limitation, the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with such AML Legislation. Each Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable AML Legislation, including the Act.

Section 11.20. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from a Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable Law).

Section 11.21. ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

Section 11.22. No General Partner’s Liability. It is hereby understood and agreed that the General Partner shall have no personal liability, as general partner or otherwise, for the payment of any amount owing or to be owing hereunder or under the other Loan Documents. The Administrative Agent and the Lenders agree for themselves and their respective successors and assigns that no claim arising against any Borrower under any Loan Document with respect to the Obligations shall be asserted against the General Partner (in its individual capacity).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

USD PARTNERS LP as the US Borrower

	By:	USD PARTNERS GP LLC, its general partner

By:	/s/ Daniel K. Borgen
Name:	Daniel K. Borgen
Title:	President and Chief Executive Officer

USD TERMINALS CANADA ULC as Canadian Borrower

By:	/s/ Daniel K. Borgen
Name:	Daniel K. Borgen
Title:	President and Chief Executive Officer

Signature Page to Credit Agreement

CITIBANK, N.A., as Administrative Agent

By:	/s/ Michael Zeller
Name:	Michael Zeller
Title:	Vice President

CITIBANK, N.A., as a Lender, L/C Issuer and Swing Line Lender

By:	/s/ Michael Zeller
Name:	Michael Zeller
Title:	Vice President

Signature Page to Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, as an L/C Issuer and a Lender

By:	/s/ Blake Nilhas
Name:	Blake Nilhas
Title:	Vice President

By:	/s/ Paul Rodgers
Name:	Paul Rodgers
Title:	Principals Officer, U.S. Bank National Association, Canada Branch

Signature Page to Credit Agreement

BARCLAYS BANK PLC, as a Lender

By:	/s/ Vanessa Kurbatskiy
Name:	Vanessa Kurbatskiy
Title:	Vice President

Signature Page to Credit Agreement

Bank of America, N.A. as a Lender

By:	/s/ Rebecca L. Hetzer
Name:	Rebecca L. Hetzer
Title:	Senior Vice President

Signature Page to Credit Agreement

CREDIT SUISSE AG, Cayman Islands Branch as a Lender

By:	/s/ Nupur Kumar
Name:	Nupur Kumar
Title:	Authorized Signatory

By:	/s/ Lingzi Huang
Name:	Lingzi Huang
Title:	Authorized Signatory

Signature Page to Credit Agreement

BANK OF MONTREAL as a Lender

By:	/s/ William Thomson
Name:	William Thomson
Title:	Senior Vice President

Signature Page to Credit Agreement

ROYAL BANK OF CANADA as a Lender

By:	/s/ Mark Lumpkin, Jr.
Name:	Mark Lumpkin, Jr.
Title:	Authorized Signatory

Signature Page to Credit Agreement

Deutsche Bank AG, New York Branch as a Lender

By:	/s/ Shai Bandner
Name:	Shai Bander
Title:	Vice President

By:	/s/ Vanuza Pereira Bravo
Name:	Vanuza Pereira Bravo
Title:	Assistant Vice President

Signature Page to Credit Agreement

WELLS FARGO BANK AG, CANADIAN BRANCH
as a Lender

By:	/s/ David Foltz
Name:	David Foltz
Title:	Managing Director

By:	/s/ Amanda Hussain
Name:	Amanda Hussain
Title:	Vice President

Signature Page to Credit Agreement

REGIONS BANK, as a Lender

By:	/s/ David Valentine
Name:	David Valentine
Title:	Vice President

Signature Page to Credit Agreement

FIRST TENNESSEE BANK NATIONAL ASSOCIATION

as a Lender

By:	/s/ Bob Nieman
Name:	Bob Nieman
Title:	Senior Vice President

Signature Page to Credit Agreement

Sumitomo Mitsui Banking Corporation as a Lender

By:	/s/ Masaki Sone
Name:	Masaki Sone
Title:	Managing Director and Dept. Head

Signature Page to Credit Agreement

EXHIBIT A

FORM OF LOAN NOTICE

Date:             ,

To:	Citibank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of October 15, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among USD Partners LP, a Delaware limited partnership (the “US Borrower”), USD Terminals Canada ULC, an unlimited liability company subsisting under the laws of the Province of British Columbia, Canada (the “Canadian Borrower” and together with the US Borrower, the “Borrowers” and each, a “Borrower”), each Lender from time to time party thereto, Citibank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), Swing Line Lender and an L/C Issuer and U.S. Bank National Association, as an L/C Issuer.

The undersigned hereby requests in the capacity listed below and not in any individual capacity (select one):

☐ A Term Borrowing

1.	By Canadian Borrower.

2.	On (a Business Day).

3.	In the amount of $

4.	Comprised of [Canadian Prime Rate Loan][Canadian CDOR Rate Loan].

5.	For Canadian CDOR Rate Loans: with an Interest Period of months

6.	In the currency of Canadian Dollars.

☐ A Revolving Credit Borrowing

1.	By [Canadian Borrower][US Borrower].

2.	On (a Business Day).

3.	In the amount of $

4.	Comprised of [Base Rate Loans][Eurocurrency Rate Loans][Canadian Prime Rate Loan][Canadian CDOR Rate Loan].

Exhibit A to Credit Agreement – Form of Loan Notice

5.	For Eurodollar Rate Loans or Canadian CDOR Rate Loans: with an Interest Period of months

6.	In the currency of [Dollars][Canadian Dollars].

☐ A conversion or continuation of Revolving Credit Loans

1.	By [Canadian Borrower][US Borrower].

2.	On (a Business Day).

3.	In the amount of $

4.	Comprised of [Base Rate Loans][Eurocurrency Rate Loans][Canadian Prime Rate Loan][Canadian CDOR Rate Loan].

5.	To be [converted into] [continued as] Revolving Credit Loans comprised of [Base Rate Loans][Eurocurrency Rate Loans][Canadian Prime Rate Loan][Canadian CDOR Rate Loan].

6.	For Eurodollar Rate Loans or Canadian CDOR Rate Loans: with an Interest Period of months

7.	In the currency of [Dollars][Canadian Dollars].

☐ A conversion or continuation of Term Loans

1.	By Canadian Borrower.

2.	On (a Business Day).

3.	In the amount of $

4.	Comprised of [Canadian Prime Rate Loan][Canadian CDOR Rate Loan].

5.	To be [converted into] [continued as] Revolving Credit Loans comprised of [Canadian Prime Rate Loan][Canadian CDOR Rate Loan].

6.	For Eurodollar Rate Loans or Canadian CDOR Rate Loans: with an Interest Period of months

7.	In the currency of Canadian Dollars.

[The Revolving Credit Borrowing requested herein complies with clause (i) of the proviso to the first sentence of Section 2.01(b) of the Agreement.]1

[1]	Include this sentence in the case of a Revolving Credit Borrowing.

Exhibit A to Credit Agreement – Form of Loan Notice

[The [US][Canadian]Borrower hereby represents and warrants that the conditions specified in Sections 4.02(a) and (b) shall be satisfied on and as of the date of the [Term Borrowing][Revolving Credit Borrowing].2

[Signature Page Follows.]

[2]	Include this sentence for a Credit Extension (other than a Loan Notice requiring only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans or Canadian CDOR Rate Loans).

Exhibit A to Credit Agreement – Form of Loan Notice

Executed as of the date first written above.3

[USD PARTNERS LP]

By: USD Partners GP LLC, its general partner

By:
Name:
Title:

[USD TERMINALS CANADA ULC]

By:
Name:
Title:

[3]	To be executed by a Responsible Officer of the applicable Borrower.

Exhibit A to Credit Agreement – Form of Loan Notice

EXHIBIT B

FORM OF SWING LINE LOAN NOTICE

Date:             ,

To:	Citibank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of October 15, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among USD Partners LP, a Delaware limited partnership (the “US Borrower”), USD Terminals Canada ULC, an unlimited liability company subsisting under the laws of the Province of British Columbia, Canada (the “Canadian Borrower” and together with the US Borrower, the “Borrowers” and each, a “Borrower”), each Lender from time to time party thereto, Citibank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), Swing Line Lender and an L/C Issuer, and U.S. Bank National Association, as an L/C Issuer.

The undersigned hereby requests in the capacity indicated below and not in any individual capacity a Swing Line Borrowing:

1.	By US Borrower.

2.	On (a Business Day).

3.	In the amount of $ .

4.	In the currency of Dollars.

The Swing Line Borrowing requested herein complies with the first proviso to the first sentence of Section 2.04(a) of the Agreement.

The US Borrower hereby represents and warrants that the conditions specified in Sections 4.02(a) and (b) shall be satisfied on and as of the date of the Swing Line Borrowing requested herein.

[Signature Page Follows.]

Exhibit B to Credit Agreement – Form of Swing Line Loan Notice

Executed as of the date first written above.4

USD PARTNERS LP

By: USD Partners GP LLC, its general partner

By:
Name:
Title:

[4]	To be executed by a Responsible Officer of the applicable Borrower.

Exhibit B to Credit Agreement – Form of Swing Line Loan Notice

EXHIBIT C-1

FORM OF TERM NOTE

            ,

New York, New York

FOR VALUE RECEIVED, the undersigned USD Terminals Canada ULC, an unlimited liability company subsisting under the laws of the Province of British Columbia, Canada (the “Canadian Borrower”), hereby promises to pay to                      or its permitted and registered assigns (the “Term Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Term Loan from time to time made by the Term Lender to the Canadian Borrower under that certain Credit Agreement, dated as of October 15, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among USD Partners LP, a Delaware limited partnership, the Canadian Borrower, the Lenders from time to time party thereto, Citibank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), Swing Line Lender and an L/C Issuer, and U.S. Bank National Association, as an L/C Issuer.

The Canadian Borrower promises to pay interest on the unpaid principal amount of each Term Loan from the date of such Term Loan until such principal amount is paid in full, at such interest rates and at such times as expressly provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Term Lender in Canadian Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Term Note is one of the Term Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Term Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more Events of Default, all amounts then remaining unpaid on this Term Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Term Loans made by the Term Lender shall be evidenced by the Register maintained by the Administrative Agent. The Term Lender may also attach schedules to this Term Note and endorse thereon the date, amount and maturity of its Term Loans and payments with respect thereto.

The Canadian Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term Note.

Exhibit C-1 to Credit Agreement – Form of Term Note

THIS TERM NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

USD TERMINALS CANADA ULC

By:
Name:
Title:

Exhibit C-1 to Credit Agreement – Form of Term Note

TERM LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Term Loan Made	Amount of Term Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Exhibit C-1 to Credit Agreement – Form of Term Note

EXHIBIT C-2

FORM OF REVOLVING CREDIT NOTE

            ,

New York, New York

FOR VALUE RECEIVED, the undersigned [USD Partners LP, a Delaware limited partnership][USD Terminals Canada ULC, an unlimited liability company subsisting under the laws of the Province of British Columbia, Canada] (the “[US][Canadian] Borrower”), hereby promises to pay to                      or registered assigns (the “Revolving Credit Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Revolving Credit Loan from time to time made by the Revolving Credit Lender to the [US][Canadian] Borrower under that certain Credit Agreement, dated as of October 15, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among [USD Partners LP, a Delaware limited partnership, the Canadian Borrower][the US Borrower, USD Terminals Canada ULC, an unlimited liability company subsisting under the laws of the Province of British Columbia, Canada] the Lenders from time to time party thereto, Citibank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), Swing Line Lender and an L/C Issuer, and U.S. Bank National Association, as an L/C Issuer.

The [US][Canadian] Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Loan from the date of such Revolving Credit Loan until such principal amount is paid in full, at such interest rates and at such times as expressly provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Revolving Credit Lender in [Dollars][Canadian Dollars] in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Revolving Credit Note is one of the Revolving Credit Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Revolving Credit Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more Events of Default, all amounts then remaining unpaid on this Revolving Credit Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Revolving Credit Loans made by the Revolving Credit Lender shall be evidenced by the Register maintained by the Administrative Agent. The Revolving Credit Lender may also attach schedules to this Revolving Credit Note and endorse thereon the date, amount and maturity of its Revolving Credit Loans and payments with respect thereto.

The [US][Canadian] Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Credit Note.

Exhibit C-2 to Credit Agreement – Form of Revolving Credit Note

THIS REVOLVING CREDIT NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[USD PARTNERS LP]

By: USD Partners GP LLC,
its general partner

By:
Name:
Title:

[USD TERMINALS CANADA ULC]

By:
Name:
Title:

Exhibit C-2 to Credit Agreement – Form of Revolving Credit Note

REVOLVING CREDIT LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Revolving Credit Loan Made	Amount of Revolving Credit Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Exhibit C-2 to Credit Agreement – Form of Revolving Credit Note

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:             ,

To:	Citibank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of October 15, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among USD Partners LP, a Delaware limited partnership (the “US Borrower”) and USD Terminals Canada ULC, an unlimited liability company subsisting under the laws of the Province of British Columbia, Canada (the “Canadian Borrower” and together with the US Borrower, the “Borrowers” and each, a “Borrower”, the Lenders from time to time party thereto, Citibank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), Swing Line Lender and an L/C Issuer, and U.S. Bank National Association, as an L/C Issuer.

The undersigned Financial Officer1 hereby certifies, solely in the official capacity indicated below and not in any individual capacity, as of the date hereof that he/she is the                      of the general partner of the US Borrower, and that, as such, he/she is authorized to execute and deliver this Compliance Certificate to the Administrative Agent on the behalf of the US Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. The US Borrower has delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the US Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. The US Borrower has delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the US Borrower ended as of the above date. Such financial statements fairly present the financial condition, results of operations, partners’ capital, retained earnings and cash flows of the US Borrower and its Restricted Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the US Borrower during the accounting period covered by such financial statements.

[1]	This certificate should be from the chief executive officer, chief financial officer, treasurer, chief accounting officer or controller (or equivalent officer of similar responsibilities) of the US Borrower or the General Partner acting on behalf of the US Borrower.

Exhibit D to Credit Agreement – Form of Compliance Certificate

3. A review of the activities of the US Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the US Borrower performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned, during such fiscal period the US Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

—or—

[to the best knowledge of the undersigned, the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. The representations and warranties of the US Borrower contained in Article V of the Agreement and all representations and warranties of any Loan Party that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct in all material respects (except for such representations and warranties that have a materiality or Material Adverse Effect qualification, which shall be true and correct in all respects) on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (except for such representations and warranties that have a materiality or Material Adverse Effect qualification, which shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5. The financial covenant analyses and information set forth on Schedules 1 and 2 attached hereto are true and accurate in all material respects on and as of the date for the financials covered by this Compliance Certificate.

[Signature Page Follows.]

Exhibit D to Credit Agreement – Form of Compliance Certificate

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of                      for the period covered as indicated above.

USD PARTNERS LP

By: USD Partners GP LLC,
its general partner

By:
Name:
Title:

Exhibit D to Credit Agreement – Form of Compliance Certificate

For the Quarter/Year ended             ,          (“Statement Date”)

SCHEDULE 1

to the Compliance Certificate

($ in 000’s)

I.	Section 7.11(a) – Consolidated Interest Coverage Ratio.

	A.	Consolidated EBITDA for Measurement Period ending on the Statement Date (“Subject Period”) calculated pursuant to attached Schedule 2:	$

	B.	Consolidated Interest Charges for Subject Period:	$

	C.	Consolidated Interest Coverage Ratio (Line I.A. ÷ Line I.B):		to 1.00

		Minimum required:		2.50 to 1.00

Exhibit D to Credit Agreement – Form of Compliance Certificate

II.	Section 7.11(b) – Consolidated Leverage Ratio.

	A.	Consolidated Funded Indebtedness at Statement Date	$

	B.	Consolidated EBITDA for Subject Period (Line I.A. above):	$

	C.	Consolidated Leverage Ratio (Line II.A ÷ Line II.B):		to 1.00

		Specified Acquisition Period Applicable:		h Yes h No

		Qualified Notes outstanding:		h Yes h No

		Maximum permitted:		[5.00 to 1.00] [4.50 to 1.00] [5.50 to 1.00]

	Fiscal Quarters Ending	Maximum Consolidated Leverage Ratio
If Qualified Notes are not outstanding	During a Specified Acquisition Period	5:00 to 1.00
	All other times	4.50 to 1.00

If Qualified Notes are outstanding	During a Specified Acquisition Period	5.50 to 1.00
	All other times	5.00 to 1.00

Exhibit D to Credit Agreement – Form of Compliance Certificate

III.	[Section 7.11(c) – Consolidated Senior Secured Leverage Ratio.

	A.	Consolidated Senior Secured Indebtedness at Statement Date:	$

	B.	Consolidated EBITDA for Subject Period (Line I.A. above):	$

	C.	Consolidated Senior Secured Leverage Ratio (Line III.A. ÷ Line III.B):		to 1.00

		Maximum permitted:		[4.00 to 1.00] [3.50 to 1.00]

Fiscal Quarters Ending	Maximum Senior Secured Leverage Ratio
During a Specified Acquisition Period	4:00 to 1.00

All other times	3.50 to 1.00][2]

[2]	Consolidated Senior Secured Leverage Ratio applicable upon and after a Qualified Notes Offering.

Exhibit D to Credit Agreement – Form of Compliance Certificate

IV.	Applicable Rate – Consolidated Net Leverage Ratio.

	A.	Consolidated Funded Indebtedness at Statement Date	$

	B.	Unrestricted Cash at Statement Date	$

	C.	Consolidated EBITDA for Subject Period (Line I.A. above):	$

	C.	Consolidated Net Leverage Ratio ((Line IV.A. – Line IV.B.) ÷ Line IV.C):	to 1.00

Exhibit D to Credit Agreement – Form of Compliance Certificate

For the Quarter/Year ended             ,          (“Statement Date”)

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

Consolidated EBITDA

(in accordance with the definition of Consolidated EBITDA

as set forth in the Agreement3)4

Consolidated EBITDA		Quarter Ended	Twelve Months Ended
Consolidated Net Income

+	Consolidated Interest Charges

+	income or withholding Taxes payable

+	depreciation expense and amortization expense

+	charges or expenses (other than depreciation and amortization) directly incurred in connection with any proposed or cosummated issuance of Equity Interests, issuance of Indebtedness, Acquisition or Disposition permitted by the Agreement in an aggregate amount not to exceed 15% of most recent Consolidated EBITDA

+	goodwill or other impairment and other non-cash charges

+	non-cash losses from Swap Contracts and foreign currency translations

[3]	Consolidated EBITDA shall be calculated for each Measurement Period, on a pro forma basis, after giving effect to, without duplication, any Material Acquisition, Material Disposition or designation of an Unrestricted Subsidiary as a Restricted Subsidiary or of a Restricted Subsidiary as an Unrestricted Subsidiary occurring during each period commencing on the first day of such period to and including the date of such transaction (the “Reference Period”), as if such Material Acquisition, Material Disposition or designation and any related incurrence or repayment of Indebtedness occurred on the first day of the Reference Period.
[4]	The descriptions of the components of Consolidated EBTIDA are abbreviated here for convenience and are qualified in their entirety by the text of the defintion appearing in the Agreement. The Agreement should be consulted for the definitive text relating to the calculations depicted here. In the case of any conflict between the text of this Compliance Certificate and the Agreement, the text of the Agreement shall govern and control in all respects.

Exhibit D to Credit Agreement – Form of Compliance Certificate

+	one-time transaction expenses related to Agreement and the Transactions

+	non-cash expenses

+	Material Project EBITDA Adjustments, as applicable

-	income Tax credits

-	non-cash items increasing Consolidated Net Income

-	non-cash gains from Swap Contracts and foreign currency translations

=	Consolidated EBITDA[5]

[5]	Consolidated EBITDA for the Measurement Period ending December 31, 2014 shall equal Consolidated EBITDA for the fiscal quarter ending on such date multiplied by four; (ii) Consolidated EBITDA for the Measurement Period ending March 31, 2015 shall equal Consolidated EBITDA for the two fiscal quarter period ending on such date multiplied by two; and (iii) Consolidated EBITDA for the Measurement Period ending June 30, 2015 shall equal Consolidated EBITDA for the three fiscal quarter period ending on such date multiplied by 4/3.

Exhibit D to Credit Agreement – Form of Compliance Certificate

EXHIBIT E-1

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Unless the context requires otherwise, capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions for Assignment and Assumption set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

Exhibit E-1 to Credit Agreement – Form of Assignment and Assumption

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Administrative Agent: Citibank, N.A., as the administrative agent under the Credit Agreement

4.	Credit Agreement: Credit Agreement, dated as of October 15, 2014 (as amended, restatement, supplemented or otherwise modified from time to time), among USD Partners LP (“US Borrower”) and USD Terminals Canada ULC (“Canadian Borrower” and together with the US Borrower, the “Borrowers” and each, a “Borrower”), the Lenders from time to time party thereto, Citibank, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer, and U.S. Bank National Association, as an L/C Issuer

5.	Assigned Interest:

Assignor[s][5]	Assignee[s][6]	Aggregate Amount of Revolving Credit Commitment / Revolving Credit Loans for all Lenders[7]	Amount of Revolving Credit Commitment / Revolving Credit Loans Assigned[8]	Percentage Assigned of Revolving Credit Commitment / Revolving Credit Loans[9]		Aggregate Amount of Term Commitment / Term Loans for all Lenders[10]	Amount of Term Commitment / Term Loans Assigned[11]	Percentage Assigned of Term Commitment / Term Loans[12]		CUSIP Number
		$	$		%	$	$		%

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[8]	Amounts assigned shall be on a ratable basis as between Revolving Loans/Revolving Commitments and Term Loans held by [the][each] Assignor.
[9]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[10]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[11]	Amounts assigned shall be on a ratable basis as between Revolving Loans/Revolving Commitments and Term Loans held by [the][each] Assignor.
[12]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Exhibit E-1 to Credit Agreement – Form of Assignment and Assumption

6.	[Trade Date: ][13]

Effective Date:             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[13]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit E-1 to Credit Agreement – Form of Assignment and Assumption

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and]14 Accepted:

CITIBANK, N.A., as
Administrative Agent

By:
Name:
Title:

[Consented to:]15

By:
Name:
Title:

[14]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[15]	To be added only if the consent of the Borrowers and/or the L/C Issuers is required by the terms of the Credit Agreement.

Exhibit E-1 to Credit Agreement – Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by any Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 11.06(b) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee as of the Effective Date; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Exhibit E-1 to Credit Agreement – Form of Assignment and Assumption

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimilie or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit E-1 to Credit Agreement – Form of Assignment and Assumption

EXHIBIT E-2

FORM OF ADMINISTRATIVE QUESTIONNAIRE

See attached.

Exhibit E-2 to Credit Agreement – Form of Administrative Questionnaire

ADMINISTRATIVE QUESTIONNAIRE

USD PARTNERS LP

Agent Address:	811 Main, Suite 4000 Houston, TX 77002	Return form to: Telephone: E-mail:	Kyle Mathews (###) ###-#### # ###.#######@####.com

It is very important that all of the requested information be completed accurately and that this questionnaire be returned promptly. If your institution is sub-allocating its allocation, please fill out an administrative questionnaire for each legal entity.

Legal Name of Lender to appear in Documentation:

Signature Block Information:

Signing Credit Agreement	☐ Yes	☐ No
Coming in via Assignment	☐ Yes	☐ No

Type of Lender:
(Bank, Asset Manager, Broker/Dealer, CLO/CDO; Finance Company, Hedge Fund, Insurance, Mutual Fund, Pension Fund, Other Regulated Investment Fund, Special Purpose Vehicle, Other-please specify)

Lender Parent:

Domestic Address	Eurodollar Address

1

Contacts/Notification Methods: Borrowings, Paydowns, Interest, Fees, etc

	Primary Credit Contact	Secondary Credit Contact

Name:

Company:

Title:

Address:

Telephone:

Facsimile:

E-Mail Address:

	Primary Operations Contact	Primary Disclosure Contact

Name:

Company:

Title:

Address:

Telephone:

Facsimile:

E-Mail Address:

	Bid Contact	L/C Contact

Name:

Company:

Title:

Address:

Telephone:

Facsimile:

E-Mail Address:

2

Lender’s Domestic Wire Instructions

Bank Name:

ABA/Routing No.:

Account Name:

Account No.:

FFC Account Name:

FFC Account No.:

Attention:

Reference:

Lender’s Foreign Wire Instructions

Currency:

Bank Name:

Swift/Routing No.:

Account Name:

Account No.:

FFC Account Name:

FFC Account No.:

Attention:

Reference:

Agent’s Wire Instructions

Bank Name:	Citibank, N.A.

ABA/Routing No.:	###-##-####

Account Name:	Medium Term Finance

Account No.:	####-####

Reference:	USD Partners LP

3

EXHIBIT F

FORM OF GUARANTY

See attached.

Exhibit F to Credit Agreement – Form of Guaranty

Execution Version

GUARANTY

Dated as of October 15, 2014

FOR VALUE RECEIVED, the sufficiency of which is hereby acknowledged, and in consideration of credit and/or financial accommodation heretofore or hereafter from time to time made or granted to USD Partners LP, a Delaware limited partnership (the “US Borrower”) and USD Terminals Canada ULC, an unlimited liability company subsisting under the laws of the Province of British Columbia, Canada (the “Canadian Borrower” and collectively with the US Borrower, the “Borrowers”) by the Beneficiaries (as defined below), USD Terminals International S.à r.l., a private limited liability company (société à responsabilité limitée) organized and established under the laws of Luxembourg, with its registered office at 6, rue Guillaume Schneider, L-2522 Luxembourg, Grand Duchy of Luxembourg, with a share capital of CAD 1,000,000.- and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B181.650, USD Rail International S.à r.l., a private limited liability company (société à responsabilité limitée) organized and established under the laws of Luxembourg, with its registered office at 6, rue Guillaume Schneider, L-2522 Luxembourg, Grand Duchy of Luxembourg, with a share capital of CAD 40,000.- and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B181.698 (together with USD Terminals International S.à r.l., the “Luxembourg Guarantors”), each of the Borrowers and each undersigned Subsidiary (including the Luxembourg Guarantors) of the US Borrower (such undersigned Persons collectively being the “Guarantors” and individually, a “Guarantor”) hereby furnishes its guaranty (this “Guaranty”) of the Obligations (as hereinafter defined) to the Beneficiaries and to Citibank, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) as follows:

1. Guaranty. Each Guarantor hereby absolutely and unconditionally guarantees, as a guaranty of payment and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, or demand or otherwise, and at all times thereafter, of any and all existing and future indebtedness, liabilities and obligations of every kind, nature and character, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary and whether for principal, interest, premiums, fees indemnities, damages, costs, expenses or otherwise, owing by the Borrowers and each other Guarantor (excluding, for certainty, (i) such Guarantor’s own indebtedness, liabilities and obligations and (ii) any Excluded Swap Obligations) to the Administrative Agent, any Lender, any L/C Issuer, any Hedge Bank, or any Cash Management Bank (as each such term is defined in the Credit Agreement defined below and collectively referred to herein as the “Beneficiaries”) arising under (a) that certain Credit Agreement dated as of October 15, 2014 (as amended, restated, amended and restated, supplemented, extended, or otherwise modified from time to time, the “Credit Agreement”, the defined terms of which are used herein unless otherwise defined herein) among the Borrowers, certain financial institutions and other Persons which are or may become parties thereto (the “Lenders”), Citibank, N.A., as Administrative Agent and an L/C Issuer and U.S. Bank, National Association as an L/C Issuer, (b) the other Loan Documents, (c) all Cash Management Agreements, (d) the Secured Hedge Agreements other than indebtedness, liabilities and obligations arising thereunder which are Excluded Swap

Obligations, and (e) any instruments, agreements or other documents of any kind or nature now or hereafter executed in connection with the Credit Agreement (including all renewals, extensions, amendments, restatements, refinancings and other modifications thereof and all out-of-pocket costs, attorneys’ fees and expenses incurred by the Administrative Agent or any other Beneficiary in connection with the collection or enforcement thereof) (together with the Credit Agreement, the Loan Documents, the Cash Management Agreements and the Secured Hedge Agreements, collectively, the “Documents”), and whether recovery upon such indebtedness, liabilities and obligations may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any proceeding or case commenced by or against any Guarantor or any Borrower under the Bankruptcy Code (Title 11, United States Code), the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-up and Restructuring Act (Canada), any successor statute to any of the foregoing or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally (collectively, “Debtor Relief Laws”), and including interest that accrues after the commencement by or against any Borrower of any proceeding under any Debtor Relief Laws (collectively, the “Obligations”). The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon the Guarantors and conclusive for the purpose of establishing the amount of the Obligations in the absence of manifest error. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any Collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense (other than defense of payment) to the obligations of any Guarantor under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing except for the defense of indefeasible payment in full of the Obligations. Anything contained herein to the contrary notwithstanding, the obligations of each Guarantor hereunder at any time shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code (Title 11, United States Code), Sections 95 or 96 of the Bankruptcy and Insolvency Act (Canada) or any comparable provisions of any similar federal, state or provincial law after giving effect to the value of any rights of subrogation, contribution, reimbursement or indemnity of such Guarantor pursuant to applicable law or agreement, including Section 8(b) hereof.

2. Keepwell. At the time the guaranty hereunder by any Specified Loan Party becomes effective with respect to any Swap Obligation, each Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under this Guaranty in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering the each Guarantor’s obligations and undertakings under this Section 2, or otherwise under this Guaranty, voidable under applicable Law, including applicable Law of fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of the Guarantors under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Guarantor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

3. No Setoff or Deductions; Taxes; Payments. Each Guarantor, other than the Canadian Borrower and USD Rail Canada ULC and any of the Luxembourg Guarantors party hereto, represents and warrants that it is organized and resident in the United States of America. Each of the Canadian Borrower and USD Rail Canada ULC represents and warrants that it is an unlimited liability company subsisting under the laws of the Province of British Columbia. Each of the Luxembourg Guarantors represents and warrants that it is a private limited liability company (société à responsabilité limitée) existing under the laws of Luxembourg. Each Guarantor shall make all payments hereunder without condition or deduction for any counterclaim, defense, recoupment, or setoff. Any and all payments by each Guarantor hereunder shall be made in accordance with the requirements of Section 3.01 of the Credit Agreement and each Guarantor shall comply with the requirements of Section 3.01 of the Credit Agreement, in each case as if each reference to the Borrower or the Borrowers therein were a reference to such Guarantor.

4. Rights of Administrative Agent and Beneficiaries. Each Guarantor consents and agrees that the Administrative Agent and the other Beneficiaries may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the other Beneficiaries in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

5. Certain Waivers. Each Guarantor waives (a) any defense arising by reason of any disability or other defense of any Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Beneficiary) of the liability of any Borrower; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of any Borrower or any other guarantor; (c) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder; (d) any right to require the Administrative Agent or any other Beneficiary to proceed against any Borrower, proceed against or exhaust any security for the Indebtedness, or pursue any other remedy in the Administrative Agent’s or any other Beneficiary’s power whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by the Administrative Agent or any other Beneficiary; (f) any defense based on any claim that the liability and obligations of such Guarantor hereunder were released, discharged, limited or otherwise affected by: (i) any extension, other indulgence, renewal, settlement, discharge, compromise, waiver, subordination or release in respect of any Obligation, security, Person or otherwise, including any extension, other indulgence, renewal, settlement, discharge, compromise, waiver, subordination or release of any of the Obligations, covenants or undertakings of the Borrowers or any Guarantor under the Documents other than upon full and final payment and performance of all Obligations, (ii) any modification or amendment of or supplement to the Obligations, (iii) any loss of or in respect of any security held by or on behalf of the Beneficiaries, whether occasioned by the fault of the Beneficiaries or otherwise, including any release, non-perfection or invalidity of any such security, (iv) any change in the existence, structure, constitution, name, control or ownership of either Borrower, any Guarantor or any other Person, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting either Borrower, any Guarantor or any other Person or their respective assets, (v) the existence of any set-off, counterclaim, claim or other right which either Borrower or any Guarantor may have at any time against the Beneficiaries or any other Person, whether in connection with the Credit Agreement, this Guaranty or any other Document or which may be available to or asserted by any Guarantor or any Borrower against a Beneficiary or any of its affiliates, (vi) any provision of applicable law purporting to prohibit or limit the payment by either Borrower or any Guarantor, as applicable, of any Obligation, and the foregoing is hereby waived by each Guarantor to the extent permitted under applicable law, (vii) any limitation, postponement, prohibition, subordination or other restriction on the right of a Beneficiary or any other Person on behalf of a Beneficiary to payment of the Obligations, (viii) any release, substitution or addition of any other guarantor of the Obligations, (ix) any failure of any Beneficiary or any other Person on a Beneficiary’s behalf to make any presentment, demand, or protest or to give any other notice, including notice of all of the following: acceptance of this Guarantee, partial payment or non-payment of all or any part of the Obligations and the existence, creation, or incurring of new or additional Obligations, (x) any failure of a Beneficiary or any other Person on behalf of a Beneficiary to proceed against either Borrower, any Guarantor or any other Person, or to apply or exhaust any security held from either Borrower, any Subsidiary or any other Person for the Obligations, to proceed against, apply or exhaust any security held from any Guarantor or any other Person, or to pursue any other remedy available to the Beneficiaries or any other Person on behalf of the Beneficiaries, (xi) the invalidity, illegality or lack of enforceability of the Obligations or any part thereof or of any security or guarantee in support thereof, or by reason of any incapacity, lack of authority, or other defense of either Borrower, any Guarantor or any other Person, or by reason of any limitation, postponement or prohibition on a Beneficiary’s or other Person on behalf of a Beneficiary’s rights to payment, or the cessation from any cause whatsoever of the liability of either Borrower, any Guarantor or any other Person with respect to all or any part of the Obligations (other than irrevocable payment to the Beneficiaries in full of the Obligations), or by reason of any act or omission of the Beneficiaries or others which directly or indirectly results in the discharge or release of either Borrower, any Guarantor or any other Person or of all or any part of the Obligations or any security or guarantee therefor, whether by contract, operation of law or otherwise, (xii) the failure by a Beneficiary or any other Person on behalf of a Beneficiary to obtain, register, perfect or maintain a Lien in or upon any property of either Borrower, any Guarantor or any other Person, or by reason of any interest of the Beneficiaries or any other Person on behalf of the Beneficiaries in any property, whether as owner thereof or as holder of a Lien therein or thereon, being invalidated, voided, declared fraudulent or preferential or otherwise set aside, or by reason of any impairment of any right or recourse to Collateral, (xiii) the failure of the Beneficiaries or any other Person on behalf of the Beneficiaries to marshal assets, (xiv) to the extent permitted under applicable law, any defense based upon any failure of the Beneficiaries or any other

Person on behalf of the Beneficiaries to give to either Borrower or any Guarantor notice of any sale or other disposition of any property securing any or all of the Obligations or any other guarantee thereof, or any notice that may be given in connection with any sale or other disposition of any such property, or (xv) any bankruptcy, insolvency, reorganization, moratorium, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against either Borrower, any Guarantor or any other Person, including any discharge or bar against collection of any of the Obligations; and (g) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties, except for the indefeasible payment in full of the Obligations. Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations.

6. Obligations Independent. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce this Guaranty whether or not any Borrower, any other Guarantor, or any other Person or entity is joined as a party.

7. Luxembourg Guarantee Limitation Language.

(a) Notwithstanding anything to the contrary contained in this Guaranty or in any other Loan Documents, the aggregate obligations and exposure of a Luxembourg Guarantor in respect of the obligations of a member of its corporate group which is not a direct or indirect subsidiary of such Luxembourg Guarantor shall be limited at any time to an aggregate amount not exceeding 85% of the greater of:

(i) an amount equal to the sum of the Luxembourg Guarantor’s Net Assets and its subordinated debt (dettes subordonnées), as reflected in the financial information of the Luxembourg Guarantor available to the Administrative Agent as at the date of this Guaranty; and

(ii) an amount equal to the sum of the Luxembourg Guarantor’s Net Assets and its subordinated debt (dettes subordonnées), as reflected in the financial information of the Luxembourg Guarantor available to the Administrative Agent as at the date the Guaranty is called.

For this purpose, “Net Assets” shall mean all the assets (actifs) of the Luxembourg Guarantor minus its liabilities (provisions et dettes) as valued, in accordance with Luxembourg generally accepted accounting principles (Lux GAAP) or International Financial Reporting Standards (IFRS), as applicable, and the relevant provisions of the Luxembourg Act of 19 December 2002 on the Register of Commerce and Companies, on accounting and on annual accounts of the companies, as amended.

(b) The limitation set forth at paragraph (a) above shall not apply to any amounts borrowed under the Loan Documents and made available, in any form whatsoever, to such Luxembourg Guarantor or any of its direct or indirect subsidiaries.

(c) The Luxembourg Guarantor’s obligations under this Guaranty will not extend to include any obligations or liabilities if such inclusion would constitute a misuse of corporate assets (abus de biens sociaux) as defined at Article 171-1 of the Companies Act.

8. Subrogation; Contribution.

(a) No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Obligations and any amounts payable under this Guaranty have been indefeasibly paid in full and any commitments of the Beneficiaries or facilities provided by the Beneficiaries with respect to the Obligations are terminated. If any amounts are paid to a Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Beneficiaries and shall promptly be paid to the Administrative Agent for the benefit of the Beneficiaries to reduce the amount of the Obligations, whether matured or unmatured.

(b) The Guarantors hereby agree, as among themselves, that if any Guarantor or any other guarantor of the Obligations shall become an Excess Funding Guarantor (as defined below) (but subject to the succeeding provisions of this Section 8(b)), to pay to such Excess Funding Guarantor an amount equal to such Guarantor’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, assets, liabilities and debts of such Excess Funding Guarantor) of such Excess Payment (as defined below). The payment obligation of any Guarantor to any Excess Funding Guarantor under this Section 8(b) shall be subordinate and subject in right of payment to the prior indefeasible payment in full of the obligations of such Guarantor under the other provisions of this Guaranty, and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess except as provided in Section 8(a) above or in any similar provision of any other guaranty in favor of the Beneficiaries or Administrative Agent of the Obligations. For purposes hereof, (i) “Excess Funding Guarantor” shall mean, in respect of any obligations arising under the other provisions of this Guaranty and any similar provisions of any other guaranty in favor of the Beneficiaries or Administrative Agent of the Obligations (hereafter, the “Guaranteed Obligations”), a Guarantor or any other guarantor of the Obligations that has paid an amount in excess of its Pro Rata Share of the Guaranteed Obligations; (ii) “Excess Payment” shall mean, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guaranteed Obligations; and (iii) “Pro Rata Share”, for purposes of this Section 8(b), shall mean, for any Guarantor or any other guarantor of the Obligations, the ratio (expressed as a percentage) of (x) the amount by which the aggregate present fair saleable value of all of its assets and properties exceeds the amount of all debts and liabilities of such guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such guarantor under this Guaranty or the other applicable guaranty) to (y) the amount by which the aggregate present fair saleable value of all assets and other properties of the Borrowers, all of the Guarantors and all of the other guarantors of the Obligations exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Borrowers under the Credit

Agreement, the Guarantors hereunder and any other guarantors of the Obligations under the applicable guaranties) of the Borrowers, all of the Guarantors and all of the other guarantors of the Obligations, all as of the Closing Date (if any Guarantor becomes a party hereto (or any other guarantor of the Obligations becomes a party to the applicable guaranty) subsequent to the Closing Date, then for purposes of this Section 7(b) such subsequent guarantor shall be deemed to have been a guarantor of the Obligations as of the Closing Date).

9. Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until all Obligations and any other amounts payable under this Guaranty are indefeasibly paid in full and any commitments of the Beneficiaries or facilities provided by the Beneficiaries with respect to the Obligations are terminated, whereupon this Guaranty shall terminate automatically without further actions required whatsoever. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of any Borrower or any Guarantor is made, or the Administrative Agent or any other Beneficiary exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or any other Beneficiary in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Administrative Agent or any other Beneficiary is in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this paragraph shall survive termination of this Guaranty.

10. Subordination. Each Guarantor hereby subordinates the payment of all indebtedness, liabilities and obligations of each Borrower and each other Guarantor owing to such Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of any Borrower or any other Guarantor to such Guarantor as subrogee of the Administrative Agent or any other Beneficiary or resulting from such Guarantor’s performance under this Guaranty, to the indefeasible payment in full of all Obligations. If the Administrative Agent so requests, any such indebtedness, liabilities or obligations of such Borrower or such other Guarantor, as the case may be, to such Guarantor shall be enforced and performance received by such Guarantor as trustee for the Administrative Agent and the other Beneficiaries, and the proceeds thereof shall be paid over to the Administrative Agent on account of the Obligations, but without reducing or affecting in any manner the liability of such Guarantor under this Guaranty.

11. Stay of Acceleration. In the event that acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against any Borrower or any other Guarantor under any Debtor Relief Laws, all such amounts shall nonetheless be payable by each Guarantor immediately upon demand by the Administrative Agent.

12. No Exhaustion of Remedies. The Beneficiaries shall not be bound or obligated to exhaust their recourse against any Loan Party or other Persons or any securities or collateral it may hold or take any other action (other than to make demand pursuant to Section 1) before the Beneficiaries shall be entitled to demand, enforce and collect payment from the Guarantors hereunder.

13. Expenses. Each Guarantor shall pay all out-of-pocket expenses incurred by the Administrative Agent or any other Beneficiary to the extent expressly set forth in the Credit Agreement and such expense reimbursement provisions shall apply mutatis mutandis to this Agreement. The obligations of each Guarantor under this paragraph shall survive the payment in full of the Obligations and termination of this Guaranty.

14. Miscellaneous. No provision of this Guaranty may be waived, amended, supplemented or modified, except by a written instrument executed by the Administrative Agent and the Guarantors. No failure by the Administrative Agent or any other Beneficiary to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity. The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein. Unless otherwise agreed by the Administrative Agent and the Guarantors in writing, this Guaranty is not intended to supersede or otherwise affect any other guaranty now or hereafter given by any Guarantor for the benefit of the Administrative Agent or any other Beneficiary or any term or provision thereof.

15. Condition of Borrowers. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from each Borrower and any other Guarantor such information concerning the financial condition, business and operations of each Borrower and any such other Guarantor as such Guarantor requires, and that neither the Administrative Agent nor any other Beneficiary has any duty, and such Guarantor is not relying on the Administrative Agent or any other Beneficiary at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of any Borrower or any other Guarantor (such Guarantor waiving any duty on the part of the Administrative Agent or any other Beneficiary to disclose such information and any defense relating to the failure to provide the same).

16. Setoff. If and to the extent any payment is not made when due hereunder, the Administrative Agent and each other Beneficiary may setoff and charge from time to time any amount so due against any or all of any Guarantor’s accounts or deposits with the Administrative Agent or such Beneficiary. Any such set-off shall be subject to the notice requirements of Section 11.08 of the Credit Agreement; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

17. Representations and Warranties. Each Guarantor represents and warrants that (a) it is duly organized and in good standing under the laws of the jurisdiction of its organization and has full capacity and right to make and perform this Guaranty, and all necessary authority has been obtained; (b) this Guaranty constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally or by general principles of equity; (c) the making and performance of this Guaranty does not and will not violate the provisions of any applicable law, regulation or order, and does not and will not result in the breach of, or constitute a default or require any consent under, any material agreement, instrument, or document to which it is a party or by which it or any of its property may be bound or affected; and (d) all consents, approvals, licenses and authorizations of, and filings and registrations with, any Governmental Authority required under applicable law and regulations for the making and performance of this Guaranty have been obtained or made and are in full force and effect.

18. Indemnification and Survival. Without limitation on any other obligations of any Guarantor or remedies of the Administrative Agent or any other Beneficiary under this Guaranty, each Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless the Administrative Agent and each other Beneficiary to the extent expressly set forth in the Credit Agreement and such indemnification provisions shall apply mutatis mutandis to this Agreement. The obligations of each Guarantor under this paragraph shall survive the payment in full of the Obligations and termination of this Guaranty.

19. Foreign Currency Obligations. Each Guarantor shall make payment relative to each Obligation in the currency in which either Borrower or any Guarantor, as applicable, is required to pay such Obligation. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Guarantor in respect of any such sum due from it to any Beneficiary hereunder or under any Document shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of the applicable Loan Document (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by such Beneficiary of any sum adjudged to be so due in the Judgment Currency, such Beneficiary may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to such Beneficiary from any Guarantor in the Agreement Currency, such Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Beneficiary against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to any Beneficiary in such currency, such Beneficiary agrees to return the amount of any excess to such Guarantor (or to any other Person who may be entitled thereto under applicable law).

20. GOVERNING LAW; Assignment; Jurisdiction. THIS GUARANTY AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS GUARANTY AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. This Guaranty shall (a) bind each Guarantor and its successors and assigns, provided that no Guarantor may assign its rights or obligations under this Guaranty without the prior written consent of the Administrative Agent (and any attempted assignment without such consent shall be void ab initio), and (b) inure to the benefit of the Administrative Agent and the other Beneficiaries and their successors and permitted assigns.

EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY BENEFICIARY, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR THE TRANSACTIONS RELATING HERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY BENEFICIARY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER DOCUMENT AGAINST ANY GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

21. WAIVER OF JURY TRIAL; FINAL AGREEMENT. TO THE EXTENT ALLOWED BY APPLICABLE LAW, EACH GUARANTOR, THE ADMINISTRATIVE AGENT, AND EACH OTHER BENEFICIARY IRREVOCABLY WAIVE TRIAL BY JURY WITH RESPECT TO ANY ACTION, CLAIM, SUIT OR PROCEEDING ON, ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE OBLIGATIONS. THIS GUARANTY REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

22. Additional Guarantors. Any Subsidiary of the US Borrower that is required pursuant to the Credit Agreement or the Security Agreement to enter into a guaranty on substantially similar terms as those set forth herein after the date hereof shall become a Guarantor for all purposes of this Guaranty upon execution and delivery by such Subsidiary of a supplement in the form of Annex I to the Security Agreement.

23. Several Enforcement. This Guaranty shall apply to each Guarantor and may be enforced against each Guarantor as if each Guarantor had executed a separate agreement. Except as set forth in Section 8 above, no Guarantor shall have any contractual rights or obligations against any other Guarantor under this Guaranty, including any rights to have this Guaranty enforced ratably or any right to restrict the amendment or waiver hereof with respect to another Guarantor.

24. Notices. All notices and other communications to any Guarantor under this Guaranty shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or telecopier to such Guarantor in care of the US Borrower at the address specified on Schedule 11.02 of the Credit Agreement or at such other address in the United States or Canada as may be specified by such Guarantor in a written notice delivered to the Administrative Agent at such office as the Administrative Agent may designate for such purpose from time to time in a written notice to the US Borrower.

25. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

26. Service of Process. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 24. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. Each Guarantor that is not a Domestic Subsidiary (each a “Foreign Guarantor”) has irrevocably appointed the US Borrower (the “Process Agent”) as its agent to receive on its behalf and on behalf of its property service of copies of any summons or complaint or any other process which may be served in any action. Such service may be made by mailing or delivering a copy of such process to such Foreign Guarantor in care of the Process Agent at the Process Agent’s above address, and each Foreign Guarantor hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf.

[The remainder of this page has been left blank intentionally.]

CITIBANK, N.A., as Administrative Agent

By:
Name:
Title:

Signature Page to Guaranty

USD PARTNERS LP

By:	USD PARTNERS GP LLC, its general partner

By:
Name:
Title:

USD TERMINALS CANADA ULC

By:
Name:
Title:

USD LOGISTICS OPERATIONS GP LLC

By:
Name:
Title:

USD LOGISTICS OPERATIONS LP

By: USD LOGISTICS OPERATIONS GP LLC, its general partner

By:
Name:
Title:

Signature Page to Guaranty

WEST COLTON RAIL TERMINAL LLC

By:
Name:
Title:

SAN ANTONIO RAIL TERMINAL LLC

By:
Name:
Title:

USD TERMINALS INTERNATIONAL S.à r.l.

By:
Name:
Title:

Signature Page to Guaranty

USD RAIL LP

By:
Name:
Title:

USD RAIL INTERNATIONAL S.à r.l.

By:
Name:
Title:

USD RAIL CANADA ULC

By:
Name:
Title:

Signature Page to Guaranty

EXHIBIT G

FORM OF PARENT GUARANTY

See attached.

Exhibit G to Credit Agreement – Form of Parent Guaranty

EXECUTION VERSION

PARENT GUARANTY

Dated as of October 15, 2014

FOR VALUE RECEIVED, the sufficiency of which is hereby acknowledged, and in consideration of credit and/or financial accommodation heretofore or hereafter from time to time made or granted, USD Terminals Canada ULC, an unlimited liability company subsisting under the laws of the Province of British Columbia, Canada (the “Borrower”) by the Beneficiaries (as defined below), USD Group LLC, a Delaware limited liability company (the “Guarantor”) hereby furnishes its guaranty (this “Guaranty”) of the Obligations (as hereinafter defined) to the Beneficiaries and to Citibank, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) as follows:

1. Guaranty. The Guarantor hereby absolutely and unconditionally guarantees, as a guaranty of payment and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, or demand or otherwise, and at all times thereafter, of the principal amount of (a) all Term Loans under the Credit Agreement owing by the Borrower to the Administrative Agent or any Lender (collectively referred to herein as the “Beneficiaries”) arising under the express terms of that certain Credit Agreement dated as of October 15, 2014 (as amended, restated, amended and restated, supplemented, extended, or otherwise modified from time to time, the “Credit Agreement”, the defined terms of which are used herein unless otherwise defined herein) among USD Partners LP, a Delaware limited partnership (the “US Borrower”), the Borrower, certain financial institutions and other Persons which are or may become parties thereto (the “Lenders”), Citibank, N.A., as Administrative Agent and an L/C Issuer and U.S. Bank, National Association as an L/C Issuer and (b) all Other Guaranteed Obligations (as defined below), and whether recovery upon such indebtedness, liabilities and obligations may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any proceeding or case commenced by or against the Guarantor or the Borrower under the Bankruptcy Code (Title 11, United States Code), the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-up and Restructuring Act (Canada), any successor statute to any of the foregoing or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally (collectively, “Debtor Relief Laws”), and including interest that accrues after the commencement by or against the Borrower of any proceeding under any Debtor Relief Laws (collectively, the “Obligations”). The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any Collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense (other than defense of payment) to the obligations of the Guarantor under this Guaranty, and the Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing except for the defense of indefeasible payment in full of the Obligations. Anything contained herein to the contrary

#4713456

notwithstanding, the obligations of the Guarantor hereunder at any time shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code (Title 11, United States Code), Sections 95 or 96 of the Bankruptcy and Insolvency Act (Canada) or any comparable provisions of any similar federal, state or provincial law after giving effect to the value of any rights of subrogation, contribution, reimbursement or indemnity of the Guarantor pursuant to applicable law or agreement, including Section 6 hereof.

“Other Guaranteed Obligations” means, only to the extent so designated by the Guarantor by written notice to the Administrative Agent, any Obligations (as defined under the Credit Agreement), but excluding the Term Loans, which designation of any such Other Guaranteed Obligations may be terminated by the Guarantor at any time to the extent of any repayment of such Other Guaranteed Obligations under the Credit Agreement and, upon such termination, such Other Guaranteed Obligations shall cease to be entitled to the benefit of this Guaranty.

2. Taxes; Payments. The Guarantor represents and warrants that it is organized and resident in the United States of America. Any and all payments by the Guarantor hereunder shall be made in accordance with the requirements of Section 3.01 of the Credit Agreement and the Guarantor shall comply with the requirements of Section 3.01 of the Credit Agreement, in each case as if each reference to the Borrower therein were a reference to the Guarantor.

3. Rights of Administrative Agent and Beneficiaries. The Guarantor consents and agrees that the Administrative Agent and the other Beneficiaries may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof, amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof. Without limiting the generality of the foregoing, the Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of the Guarantor.

4. Certain Waivers. The Guarantor waives (a) any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Beneficiary) of the liability of the Borrower; (b) any defense based on any claim that the Guarantor’s obligations exceed or are more burdensome than those of the Borrower or any other guarantor; (c) the benefit of any statute of limitations affecting the Guarantor’s liability hereunder; (d) any right to require the Administrative Agent or any other Beneficiary to proceed against the Borrower, proceed against or exhaust any security for the Indebtedness, or pursue any other remedy in the Administrative Agent’s or any other Beneficiary’s power whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by the Administrative Agent or any other Beneficiary; (f) any defense based on any claim that the liability and obligations of the Guarantor hereunder were released, discharged, limited or otherwise affected by: (i) any extension, other indulgence, renewal, settlement, discharge, compromise, waiver, subordination or release in respect of any Obligation, security, Person or otherwise, including any extension, other indulgence, renewal, settlement, discharge, compromise, waiver, subordination or release of any of the Obligations, covenants or undertakings of the Borrower or the Guarantor under the Credit

Agreement other than upon full and final payment and performance of all Obligations, (ii) any modification or amendment of or supplement to the Obligations, (iii) any loss of or in respect of any security held by or on behalf of the Beneficiaries, whether occasioned by the fault of the Beneficiaries or otherwise, including any release, non-perfection or invalidity of any such security, (iv) any change in the existence, structure, constitution, name, control or ownership of the Borrower, the Guarantor or any other Person, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower, the Guarantor or any other Person or their respective assets, (v) the existence of any set-off, counterclaim, claim or other right which the Borrower or the Guarantor may have at any time against the Beneficiaries or any other Person, whether in connection with the Credit Agreement, this Guaranty or any other Document or which may be available to or asserted by the Guarantor or the Borrower against a Beneficiary or any of its affiliates, (vi) any provision of applicable law purporting to prohibit or limit the payment by the Borrower or the Guarantor, as applicable, of any Obligation, and the foregoing is hereby waived by the Guarantor to the extent permitted under applicable law, (vii) any limitation, postponement, prohibition, subordination or other restriction on the right of a Beneficiary or any other Person on behalf of a Beneficiary to payment of the Obligations, (viii) any release, substitution or addition of any other guarantor of the Obligations, (ix) any failure of any Beneficiary or any other Person on a Beneficiary’s behalf to make any presentment, demand, or protest or to give any other notice, including notice of all of the following: acceptance of this Guarantee, partial payment or non-payment of all or any part of the Obligations and the existence, creation, or incurring of new or additional Obligations, (x) any failure of a Beneficiary or any other Person on behalf of a Beneficiary to proceed against the Borrower, the Guarantor or any other Person, or to apply or exhaust any security held from the Borrower, any Subsidiary or any other Person for the Obligations, to proceed against, apply or exhaust any security held from the Guarantor or any other Person, or to pursue any other remedy available to the Beneficiaries or any other Person on behalf of the Beneficiaries, (xi) the invalidity, illegality or lack of enforceability of the Obligations or any part thereof or of any security or guarantee in support thereof, or by reason of any incapacity, lack of authority, or other defense of the Borrower, the Guarantor or any other Person, or by reason of any limitation, postponement or prohibition on a Beneficiary’s or other Person on behalf of a Beneficiary’s rights to payment, or the cessation from any cause whatsoever of the liability of the Borrower, the Guarantor or any other Person with respect to all or any part of the Obligations (other than irrevocable payment to the Beneficiaries in full of the Obligations), or by reason of any act or omission of the Beneficiaries or others which directly or indirectly results in the discharge or release of the Borrower, the Guarantor or any other Person or of all or any part of the Obligations or any security or guarantee therefor, whether by contract, operation of law or otherwise, (xii) the failure by a Beneficiary or any other Person on behalf of a Beneficiary to obtain, register, perfect or maintain a Lien in or upon any property of the Borrower, the Guarantor or any other Person, or by reason of any interest of the Beneficiaries or any other Person on behalf of the Beneficiaries in any property, whether as owner thereof or as holder of a Lien therein or thereon, being invalidated, voided, declared fraudulent or preferential or otherwise set aside, or by reason of any impairment of any right or recourse to Collateral, (xiii) the failure of the Beneficiaries or any other Person on behalf of the Beneficiaries to marshal assets, (xiv) to the extent permitted under applicable law, any defense based upon any failure of the Beneficiaries or any other Person on behalf of the Beneficiaries to give to the Borrower or the Guarantor notice of any sale or other disposition of any property securing any or all of the Obligations or any other guarantee thereof, or any notice that may be given in connection with any sale or other disposition of any such property, or (xv) any bankruptcy, insolvency, reorganization, moratorium, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against the Borrower, the Guarantor or any other Person, including any discharge or bar against collection of any of the Obligations; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties, except for the indefeasible payment in full of the Obligations. The Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations.

5. Obligations Independent. The obligations of the Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against the Guarantor to enforce this Guaranty whether or not the Borrower, any other guarantor, or any other Person or entity is joined as a party.

6. Subrogation; Contribution. The Guarantor shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Obligations and any amounts payable under this Guaranty have been indefeasibly paid in full and any commitments of the Beneficiaries or facilities provided by the Beneficiaries with respect to the Obligations are terminated. If any amounts are paid to the Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Beneficiaries and shall promptly be paid to the Administrative Agent for the benefit of the Beneficiaries to reduce the amount of the Obligations, whether matured or unmatured.

7. Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until all Obligations and any other amounts payable under this Guaranty are indefeasibly paid in full and any commitments of the Beneficiaries or facilities provided by the Beneficiaries with respect to the Obligations are terminated, whereupon this Guaranty shall terminate automatically without further actions required whatsoever. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or the Guarantor is made, or the Administrative Agent or any other Beneficiary exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or any other Beneficiary in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Administrative Agent or any other Beneficiary is in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of the Guarantor under this paragraph shall survive termination of this Guaranty.

8. Subordination. The Guarantor hereby subordinates the payment of all indebtedness, liabilities and obligations of the Borrower owing to the Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of the Borrower to the Guarantor as subrogee of the Administrative Agent or any other Beneficiary or resulting from the Guarantor’s performance under this Guaranty, to the indefeasible payment in full of all Obligations. If the Administrative Agent so requests, any such indebtedness, liabilities or obligations of the Borrower to the Guarantor shall be enforced and performance received by the Guarantor as trustee for the Administrative Agent and the other Beneficiaries, and the proceeds thereof shall be paid over to the Administrative Agent on account of the Obligations, but without reducing or affecting in any manner the liability of the Guarantor under this Guaranty.

9. No Exhaustion of Remedies. The Beneficiaries shall not be bound or obligated to exhaust their recourse against any Loan Party or other Persons or any securities or collateral it may hold or take any other action (other than to make demand pursuant to Section 1) before the Beneficiaries shall be entitled to demand, enforce and collect payment from the Guarantor hereunder.

10. Expenses. The Guarantor shall pay all reasonable out-of-pocket expenses incurred by the Administrative Agent or any other Beneficiary to the extent expressly set forth in the Credit Agreement and such expense reimbursement provisions shall apply mutatis mutandis to this Agreement. The obligations of the Guarantor under this paragraph shall survive the payment in full of the Obligations and termination of this Guaranty.

11. Miscellaneous. No provision of this Guaranty may be waived, amended, supplemented or modified, except by a written instrument executed by the Administrative Agent and the Guarantor. No failure by the Administrative Agent or any other Beneficiary to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity. The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein. Unless otherwise agreed by the Administrative Agent and the Guarantor in writing, this Guaranty is not intended to supersede or otherwise affect any other guaranty now given by the Guarantor for the benefit of the Administrative Agent or any other Beneficiary or any term or provision thereof.

12. Condition of the Borrower. The Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower such information concerning the financial condition, business and operations of the Borrower as the Guarantor requires, and that neither the Administrative Agent nor any other Beneficiary has any duty, and the Guarantor is not relying on the Administrative Agent or any other Beneficiary at any time, to disclose to the Guarantor any information relating to the business, operations or financial condition of the Borrower (the Guarantor waiving any duty on the part of the Administrative Agent or any other Beneficiary to disclose such information and any defense relating to the failure to provide the same).

13. Setoff. If and to the extent any payment is not made when due hereunder, the Administrative Agent and each other Beneficiary may setoff and charge from time to time any amount so due against any or all of the Guarantor’s accounts or deposits with the Administrative Agent or such Beneficiary. Any such set-off shall be subject to the notice requirements of Section 11.08 of the Credit Agreement; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

14. Representations and Warranties. The Guarantor represents and warrants that (a) it is duly organized and in good standing under the laws of the jurisdiction of its organization and has full capacity and right to make and perform this Guaranty, and all necessary authority has been obtained and (b) this Guaranty constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except as may be limited by any applicable mandatory law, bankruptcy, insolvency, reorganization, other Debtor Relief Laws or similar laws affecting creditors’ rights generally or by general principles of equity.

15. Net Worth Covenant. The Guarantor shall at all times maintain a Net Worth greater than or equal to the outstanding principal amount of the Term Loans. For purposes of this Section, Net Worth shall mean the net value of the Guarantor within the meaning of Treasury regulation section 1.752-2(k) (which generally equals the amount by which the fair market value of all assets owned by the Guarantor exceeds the amount of all of the liabilities or other obligations of the Guarantor (other than the obligations under this Guaranty and other similar obligations within the meaning of Treasury regulation section 1.752-2(b)(1)), determined at the times specified in Treasury regulation section 1.752-2(k)). If the Guarantor fails to maintain such Net Worth for a period of ninety (90) continuous days, the Borrower agrees to pay an additional amount of interest of 1% per annum in addition to the interest rate otherwise applicable on the Term Loans from such ninetieth (90th) day until such time as the Guarantor is again in compliance with the Net Worth covenant set forth in this Section.

16. Stay of Acceleration. In the event that acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against the Borrower or any other guarantor under any Debtor Relief Laws, all such amounts shall nonetheless be payable by the Guarantor immediately upon demand by the Administrative Agent.

17. Indemnification and Survival. Without limitation on any other obligations of the Guarantor or remedies of the Administrative Agent or any other Beneficiary under this Guaranty, the Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless the Administrative Agent and each other Beneficiary to the extent expressly set forth in the Credit Agreement and such indemnification provisions shall apply mutatis mutandis to this Agreement. The obligations of the Guarantor under this paragraph shall survive the payment in full of the Obligations and termination of this Guaranty.

18. Foreign Currency Obligations. The Guarantor shall make payment relative to each Obligation in the currency in which the Borrower is required to pay such Obligation. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Guarantor in respect of any such sum due from it to any Beneficiary hereunder or under any Document shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of the applicable Loan Document (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by such Beneficiary of any sum adjudged to be so due in the Judgment Currency, such Beneficiary may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to such Beneficiary from the Guarantor in the Agreement Currency, the Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Beneficiary against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to any Beneficiary in such currency, such Beneficiary agrees to return the amount of any excess to the Guarantor (or to any other Person who may be entitled thereto under applicable law).

19. GOVERNING LAW; Assignment; Jurisdiction. THIS GUARANTY AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS GUARANTY AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. This Guaranty shall (a) bind the Guarantor and its successors and assigns, provided that the Guarantor may not assign its rights or obligations under this Guaranty without the prior written consent (which shall not be unreasonably withheld, delayed or conditioned) of the Administrative Agent (and any attempted assignment without such consent shall be void ab initio), and (b) inure to the benefit of the Administrative Agent and the other Beneficiaries and their successors and permitted assigns. THE GUARANTOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY BENEFICIARY, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR THE TRANSACTIONS RELATING HERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY BENEFICIARY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER DOCUMENT AGAINST THE GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

20. WAIVER OF JURY TRIAL; FINAL AGREEMENT. TO THE EXTENT ALLOWED BY APPLICABLE LAW, THE GUARANTOR, THE ADMINISTRATIVE AGENT, AND EACH OTHER BENEFICIARY IRREVOCABLY WAIVE TRIAL BY JURY WITH RESPECT TO ANY ACTION, CLAIM, SUIT OR PROCEEDING ON, ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE OBLIGATIONS. THIS GUARANTY REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

21. Notices. All notices and other communications to the Guarantor under this Guaranty shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or telecopier to the Guarantor in care of the US Borrower at the address specified on Schedule 11.02 of the Credit Agreement or at such other address in the United States or Canada as may be specified by the Guarantor in a written notice delivered to the Administrative Agent at such office as the Administrative Agent may designate for such purpose from time to time in a written notice to the US Borrower.

22. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

23. Service of Process. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 21. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

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CITIBANK, N.A., as Administrative Agent

By:
Name:
Title:

Signature Page to Parent Guaranty

USD Group LLC

By:
Name:
Title:

Signature Page to Parent Guaranty

Solely for the agreement to pay to additional interest pursuant to Section 15

USD TERMINALS CANADA ULC

By:

Name:

Title:

Signature Page to Parent Guaranty

EXHIBIT H

FORM OF SECURITY AGREEMENT

See attached.

Exhibit H to Credit Agreement – Form of Security Agreement

Execution Version

SECURITY AGREEMENT

Dated as of October 15, 2014

among

USD PARTNERS LP

and

USD TERMINALS CANADA ULC

and the other Debtors parties hereto

in favor of

CITIBANK, N.A.,

as Administrative Agent

HOUSTON\2452571

-i-

(CONTINUED)

-ii-

(CONTINUED)

SCHEDULES

Schedule 3.3	-	Organization Information
Schedule 3.4	-	Certain Collateral
Schedule 3.5(a)	-	Pledged Equity
Schedule 3.5(c)	-	Instruments
Schedule 3.7	-	Intellectual Property
Schedule 3.8	-	Deposit Accounts and Securities Accounts

ANNEXES

Annex I	-	Security Agreement Supplement
Annex II	-	Patent Security Agreement Supplement
Annex III	-	Trademark Security Agreement Supplement
Annex IV	-	Copyright Security Agreement Supplement

-iii-

SECURITY AGREEMENT

This SECURITY AGREEMENT dated as of October 15, 2014 (this “Agreement”), is among USD PARTNERS LP, a Delaware limited partnership (the “US Borrower”), the undersigned subsidiaries of the US Borrower, including without limitation, USD TERMINALS CANADA ULC, an unlimited liability company subsisting under the laws of the Province of British Columbia, Canada (the “Canadian Borrower” and collectively with the US Borrower, the “Borrowers”), USD Terminals International S.à r.l., a private limited liability company (société à responsabilité limitée) organized and established under the laws of Luxembourg, with its registered office at 6, rue Guillaume Schneider, L-2522 Luxembourg, Grand Duchy of Luxembourg, with a share capital of CAD 1,000,000.- and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B181.650, USD Rail International S.à r.l., a private limited liability company (société à responsabilité limitée) organized and established under the laws of Luxembourg, with its registered office at 6, rue Guillaume Schneider, L-2522 Luxembourg, Grand Duchy of Luxembourg, with a share capital of CAD 40,000.- and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B181.698 (together with USD Terminals International S.à r.l., the “Luxembourg Parties”) (the US Borrower, the undersigned subsidiaries and the Luxembourg Parties collectively being the “Debtors”), and CITIBANK, N.A., in its capacity as administrative agent (and acting as “collateral agent” under the Credit Agreement, in such capacity, the “Administrative Agent”) for the benefit of the holders of the Secured Obligations (as defined below).

INTRODUCTION

Reference is made to the Credit Agreement dated as of October 15, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, certain financial institutions and other Persons which are or may become parties thereto, Citibank, N.A., as Administrative Agent and L/C Issuer and U.S. Bank, National Association as L/C Issuer. Pursuant to the Guaranty dated as of October 15, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”), made by the Debtors in favor of the Administrative Agent, such Debtors have agreed to guarantee, among other things, the full payment of all of the Borrowers’ obligations under the Credit Agreement. It is a condition precedent to the effectiveness of the Credit Agreement and the making of credit extensions thereunder that the Debtors shall have entered into this Agreement in order to secure the Borrowers’ obligations under the Credit Agreement, the obligations of the Debtors under the Guaranty, and all other Secured Obligations (as defined below).

The Debtors share an identity of interest as members of a affiliated group of entities and will derive substantial direct and indirect economic and other benefits from the extensions of credit under the Credit Agreement. Therefore, in consideration of the credit expected to be received in connection with the Credit Agreement, the Debtors jointly and severally agree with the Administrative Agent as follows:

SECTION 1.

DEFINITIONS

1.1 Terms defined above and elsewhere in this Agreement shall have their specified meanings. Capitalized terms used herein but not defined herein shall have the meanings specified by the Credit Agreement. All terms used herein and defined in the UCC shall have the same definitions herein as specified therein.

1.2 Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Debtor, shall refer to such Debtor’s Collateral or the relevant part thereof.

1.3 The following terms shall have the following meanings:

“CFC” means (a) each Person that is treated as a “controlled foreign corporation” within the meaning of Section 957(a) of the Code, (b) each Subsidiary of any Person described in clause (a), and (c) each Person substantially all of the assets of which consist of Equity Interests in one or more Persons described in clause (a).

“Chattel Paper” means any “chattel paper” (as defined in the UCC), including electronic chattel paper, now owned or hereafter acquired by any Debtor.

“Collateral” has the meaning specified in Section 2.1.

“Collateral Account” means any deposit account with the Administrative Agent which is under the sole control of the Administrative Agent, which is pledged to the Administrative Agent and which has been established pursuant to the provisions of this Agreement for the purposes described in this Agreement, including collecting, holding, disbursing, or applying certain funds, all in accordance with this Agreement.

“Contracts” means all contracts, undertakings or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) to which any Debtor now is, or hereafter will be, bound, or is, or hereafter will be, a party, beneficiary or assignee, in any event, including all contracts, undertakings or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which any Debtor may now or hereafter have any right, title or interest, including any agreement (other than any Chattel Paper, Documents or Instruments) relating to the terms of payment or the terms of performance of any Receivable.

“Copyrights” means all of the following now owned or hereafter acquired by any Debtor: (a) all registered copyright rights in any work subject to the copyright Laws of the United States, Canada or any other country, whether as author, assignee or transferee, and (b) all registrations and applications for registration of any such registered copyright in the United States, Canada or any other country and all extensions and renewals thereof, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office or the Canadian Intellectual Property Office.

“Copyright Licenses” means any written agreement naming any Debtor as licensor or licensee, granting any right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright; provided that, in no case shall Copyright Licenses include any off-the-shelf licenses for software or other similar items used in the normal course of business operations.

“Copyright Security Agreement Supplement” means a supplement to this Agreement executed by each applicable Debtor in favor of the Administrative Agent, substantially in the form of Annex IV hereto.

“Deposit Accounts” means any deposit account now or hereafter held in the name of any Debtor.

“Document” means any “document” (as defined in the UCC) now owned or hereafter acquired by any Debtor.

“Equipment” means any “equipment” (as defined in the UCC) now owned or hereafter acquired by any Debtor.

“Event of Default” means any “Event of Default” under and as defined in the Credit Agreement.

“Excluded Deposit Account” has the meaning specified in Section 5.4(a).

“Excluded Property” means any of the following current or future property or assets of any Debtor:

(a) any property or assets to the extent that such Debtor is prohibited from granting a security interest in, pledge of, or charge, mortgage or lien upon any such property or assets by reason of (x) an existing and enforceable negative pledge provision or anti-assignment provision (or other similar restrictive provision) (y) applicable Law or regulation to which such Debtor is subject, or (z) the consent or approval of a third party being required to such pledge, charge, mortgage or lien, except (in the case of any of the foregoing clauses (x), (y) or (z)) to the extent such prohibition is ineffective under the UCC or the PPSA, as applicable;

(b) Excluded Stock;

(c) the last day of the term of any lease now held or hereafter acquired by the Debtors, but should the Administrative Agent enforce the security interests granted pursuant to this Agreement, the Debtors shall thereafter stand possessed of such last day and shall hold it in trust to assign the same to any person acquiring such term in the course of the enforcement of the interests granted pursuant to this Agreement;

(d) any Equipment owned by a Debtor that is subject to a purchase money security interest, Capitalized Lease or similar arrangement if the contract or other agreement pursuant to which such Lien is granted (or in the documentation providing for such Capitalized Lease) prohibits or requires the consent of any Person other than the US Borrower or any of its Subsidiaries as a condition to the creation of any other Lien on such Equipment, in each case after giving effect to the applicable anti-assignment provisions of the UCC and other applicable Law and other than Proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition;

(e) any intent-to-use Trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of such intent-to-use Trademark application under applicable Law;

(f) assets or property of any Debtor as to which the Administrative Agent (in consultation with the Debtors) reasonably determines (such determination to be confirmed in writing by notice to the US Borrower) that the burden of cost of perfecting a security interest therein outweighs the benefit of the security afforded thereby.

“Excluded Stock” means (i) Equity Interests in any Unrestricted Subsidiary, (ii) Equity Interests held by any Debtor in any joint venture to the extent that such Debtor is prohibited from granting a Lien over such Equity Interests in favor of the Administrative Agent by the terms of such joint venture’s governing documents, despite having used commercially reasonable efforts to obtain consent from its joint venture partner(s) to the granting of such Lien, and (iii) voting Equity Interests in Foreign Subsidiaries or any CFC in excess of 65% of the outstanding voting Equity Interests therein if and only for so long as the grant of a Lien thereon shall result in material adverse U.S. federal income tax consequences to the US Borrower and its Restricted Subsidiaries, as reasonably determined by the US Borrower in good faith in consultation with the Administrative Agent.

“Fixtures” means any “fixture” (as defined in the UCC) now owned or hereafter acquired by any Debtor.

“General Intangibles” means all “general intangibles” (as defined in the UCC) now owned or hereafter acquired by any Debtor.

“Instruments” means all “instruments” (as defined in the UCC) now owned or hereafter acquired by any Debtor, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

“Intellectual Property” means all intellectual property of any Debtor of every kind and nature now owned or hereafter acquired by any Debtor, including Patents, Patent Licenses, Trademarks, Trademark Licenses, Copyrights, Copyright Licenses, domain name registrations, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing; provided that, for the avoidance of doubt, in no event shall Intellectual Property include, without limitation, off-the-shelf licenses related to software and other similar items used in the normal course of business operations.

“Investment Property” means, other than any shares or Equity Interests constituting Excluded Property or Excluded Stock, all “investment property” (as defined in the UCC) now owned or hereafter acquired by any Debtor.

“Inventory” means all “inventory” (as defined in the UCC) now owned or hereafter acquired by any Debtor.

“Letter-of-Credit Rights” means all “letter-of-credit rights” (as defined in the UCC) now owned or hereafter acquired by any Debtor.

“Licenses” means any Patent License, Trademark License, Copyright License or other license or sublicense to which any Debtor is a party (except off-the-shelf licenses related to software and other similar items used in the normal course of business operations), including any franchises, permits, certificates, licenses, authorizations and any other requirements of any government or any commission, board, court, agency, instrumentality or political subdivision thereof.

“Liquid Assets” means all cash, money and Cash Equivalents at any time held by any of the Debtors.

“Patents” means all of the following now owned or hereafter acquired by any Debtor: (a) all issued letters patent of the United States, Canada or any other country, all registrations and recordings thereof, and all applications for issued letters patent of the United States, Canada or any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office, the Canadian Intellectual Property Office or in any similar office or agency of the United States, any State thereof, Canada, any Province thereof and (b) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

“Patent License” means all written agreements providing for the grant by or to any Debtor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent.

“Patent Security Agreement Supplement” means a supplement to this Agreement executed by each applicable Debtor in favor of the Administrative Agent, substantially in the form of Annex II hereto.

“Pledged Equity” means, with respect to each Debtor, (a) other than the Excluded Stock or any shares or Equity Interests constituting Excluded Property, all shares or other Equity Interests held by such Debtor in any corporations or other entities (including, without limitation, those corporations or other entities described in Schedule 3.5(a) that are directly held by such Debtor), collectively with all warrants to purchase, all depositary shares and all other rights of such Debtor in respect of such Equity Interests, and (b) all certificates, instruments or other documents evidencing same and registered or held in the name of, or otherwise in the possession of, such Debtor.

“Permitted Liens” means any Liens permitted by Section 7.01 of the Credit Agreement.

“PPSA” means the Personal Property Security Act (as defined in the Credit Agreement).

“Proceeds” means, with respect to the Collateral, all “proceeds” (as defined in the UCC) now owned or hereafter acquired by any Debtor, and in any event, including without limitation all present and future payments, dividend distributions, instruments, compensation, property, assets, interests and rights in connection with or related to the Equity Interests described in clause (a) of the definition of “Pledged Equity” set forth above, and all monies due or to become due and payable to such Debtor in connection with or related to such Equity Interests or otherwise paid, issued or distributed in respect of or in exchange therefor (including, without limitation, all proceeds of dissolution or liquidation).

“Receivables” means all “accounts” (as defined in the UCC) now owned or hereafter acquired by any Debtor.

“Records” means all “records” (as defined in the UCC) now owned or hereafter acquired by any Debtor.

“Secured Obligations” means (a) all of the Obligations and (b) any increases, extensions, renewals, replacements, and rearrangements thereof under any amendments, restatements, supplements, and other modifications of the agreements creating the Obligations, in each case, whether direct or indirect, absolute or contingent.

“Securities Account” means any securities account now or hereafter held in the name of any Debtor.

“Security Agreement Supplement” means a supplement to this Agreement executed by each applicable Subsidiary in favor of the Administrative Agent, substantially in the form of Annex I hereto.

“State of Organization” means the jurisdiction of organization of each of the Debtors as listed on Schedule 3.3.

“Supporting Obligations” means all “supporting obligations” (as defined in the UCC) now owned or hereafter acquired by any Debtor.

“Trademarks” means all of the following now owned or hereafter acquired by any Debtor and the goodwill associated therewith: all registered trademarks, registered service marks, registered trade names, corporate names, company names, business names, fictitious business names, , now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office, any State of the United States, the Canadian Intellectual Property Office, any Province of Canada and all extensions or renewals thereof; provided that, for the avoidance of doubt, any intent-to-use trademark application shall not be considered a Trademark for purposes of this Agreement.

“Trademark License” means any written agreement providing for the grant by or to any Debtor of any right to use any Trademark, including, without limitation, such licenses set forth on Schedule 3.7 hereto.

“Trademark Security Agreement Supplement” shall mean a supplement to this Agreement executed by each applicable Debtor in favor of the Administrative Agent, substantially in the form of Annex III hereto.

“UCC” has the meaning specified in the Credit Agreement.

“ULC” means an issuer of Pledged Equity that is an unlimited company, unlimited liability corporation or unlimited liability company.

“ULC Laws” means the Companies Act (Nova Scotia), the Business Corporations Act (Alberta), the Business Corporations Act (British Columbia) and any other present or future Laws governing ULCs.

“ULC Shares” means shares or other Equity Interests in the capital stock of a ULC.

SECTION 2.

GRANT OF SECURITY INTEREST

2.1 Grant of Security Interest. Each Debtor hereby grants to the Administrative Agent, for the benefit of the holders of the Secured Obligations, a security interest in all of the present and after-acquired personal property of such Debtor, including without limitation, all of such Debtor’s right, title, and interest in and to the following property (the “Collateral”) to secure the payment and performance of the Secured Obligations: (a) all Chattel Paper, all Collateral Accounts, all commercial tort claims, all Contracts, all Deposit Accounts, all Documents, all Equipment, all Fixtures, all General Intangibles, all Instruments, all Intellectual Property, all Inventory, all Investment Property (including without limitation the Pledged Equity), all Letter-of-Credit Rights, all Liquid Assets, all Receivables, all Records, and all Supporting Obligations, (b) any and all additions, accessions and improvements to, all substitutions and replacements for and all products of or derived from the foregoing, and (c) all Proceeds of the foregoing; provided, however, that the Collateral shall not include any Excluded Property. Notwithstanding the foregoing provisions, all proceeds and other assets or property received in exchange for, or in respect of, any Excluded Property shall, to the extent otherwise constituting Collateral, be subject to the security interest and assignment granted by such Debtor pursuant to this Section 2.1 unless any such assets or property received in such exchange are themselves Excluded Property.

2.2 Fraudulent Transfer Laws. Anything contained in this Agreement to the contrary notwithstanding, the obligations of each Debtor (other than the Borrowers) under this Agreement shall be limited to the extent set forth in the Guaranty to which such Debtor is a party.

2.3 Debtors Remain Liable. Anything herein to the contrary notwithstanding: (a) each Debtor shall remain liable under the Contracts included in the Collateral to the extent set forth therein to perform such Debtor’s obligations thereunder to the same extent as if this Agreement had not been executed, unless any such Contract or Contracts have been expressly assigned or expressly assumed pursuant to Section 6.3 in the case of obligations arising after such assignment or assumption; (b) the exercise by the Administrative Agent of any rights hereunder shall not release any Debtor from any obligations under the Contracts included in the Collateral, unless any such Contract or Contracts have been expressly assigned or expressly assumed pursuant to Section 6.3 in the case of obligations arising after such assignment or assumption; and (c) the Administrative Agent shall not have any obligation under the Contracts included in the Collateral by reason of this Agreement, nor shall the Administrative Agent be obligated to perform or fulfill any of the obligations of any Debtor thereunder, including any obligation to make any inquiry as to the nature or sufficiency of any payment any Debtor may be entitled to receive thereunder, to present or file any claim, or to take any action to collect or enforce any claim for payment thereunder, unless any such Contract or Contracts have been expressly assigned or expressly assumed by the Administrative Agent pursuant to Section 6.3 in the case of obligations arising after such assignment or assumption.

SECTION 3.

REPRESENTATIONS AND WARRANTIES

To induce the Lenders to make Credit Extentions to the Borrowers under the Credit Agreement, each Debtor hereby represents and warrants to the Administrative Agent, for the benefit of the holders of the Secured Obligations:

3.1 [Reserved].

3.2 Perfected First Priority Liens. The security interests granted pursuant to this Agreement (a) upon completion of the filing of financing statements (and payment of any applicable fees) describing the Collateral in the offices located in the jurisdictions listed on Schedule 3.3, the recording in the United States Patent and Trademark Office, or the Canadian Intellectual Property Office, as the case may be, of the Trademark Security Agreement Supplement (or a supplement or supplements or other agreements in a similar form and suitable for filing at the Canadian Intellectual Property Office or any other applicable office or registry in Canada in respect of any Trademarks registered, recorded or filed in Canada) and the Patent Security Agreement Supplement (or a supplement or supplements or other agreements in a similar form and suitable for filing at the Canadian Intellectual Property Office or any other applicable office or registry in Canada in respect of any Patents registered, recorded or filed in Canada) and in the United States Copyright Office, or the Canadian Intellectual Property Office, as the case may be, of the Copyright Security Agreement Supplement (or a supplement or supplements or other agreements in a similar form and suitable for filing at the Canadian Intellectual Property Office or any other applicable office or registry in Canada in respect of any Copyrights registered, recorded, filed or used in Canada), as applicable, and the taking of all applicable actions in respect of perfection contemplated by Sections 4.3, 4.4, 4.5 and 4.8 in respect of Collateral in which a security interest cannot be perfected by the filing of a financing statement or such recordings in the United States Patent and Trademark Office, the United States Copyright Office or the Canadian Intellectual Property Office (if applicable) or otherwise under applicable foreign Law, will constitute valid perfected security interests in all of the Collateral in favor of the Administrative Agent, for the benefit of the holders of the Secured Obligations, as collateral security for such Debtor’s Obligations, enforceable in accordance with the terms hereof against all creditors of such Debtor to the extent permitted under applicable law of this Agreement and (b) are prior to all other Liens on the Collateral except for Permitted Liens and subject to the limitations on perfection and method of perfection provided in Section 5.

3.3 Debtor’s Legal Name; Jurisdiction of Organization; Chief Executive Office. Each Debtor’s exact legal name is set forth on the signature page hereof, or from and after an amendment or modification thereto, on a written notification delivered to the Administrative Agent pursuant to Section 4.2. On the date hereof, such Debtor’s jurisdiction of organization or subsistence, type of organization, identification number from the jurisdiction of organization (if any), the location of such Debtor’s chief executive office or sole place of business, principal residence or chief executive office, as the case may be, the state or provincial jurisdictions in which such Debtor’s tangible Collateral is located, its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation, are specified on Schedule 3.3.

3.4 Certain Collateral. As of the date hereof, none of the Collateral constitutes, or is the Proceeds of, farm products and none of the Collateral has been purchased for, or will be used by any Debtor primarily for personal, family or household purposes. As of the date hereof, except as set forth on Schedule 3.4 or otherwise notified to the Administrative Agent pursuant to Sections 4.7 or 4.8, respectively:

(a) such Debtor holds no commercial tort claims with a value in excess of $5,000,000; and

(b) such Debtor owns no vessels, rolling stock or aircraft.

3.5 Investment Property, Pledged Equity, Chattel Paper, and Instruments.

(a) As of the date hereof, each Debtor is the legal and beneficial owner of the Pledged Equity as set forth on Schedule 3.5(a). The Pledged Equity has been duly authorized, validly issued and is fully paid and non-assessable and are not subject to any purchase or similar rights by any Person, and none of the Pledged Equity constitutes margin stock (within the meaning of Regulation U issued by the FRB). Except as constitutes Excluded Stock or except as set forth on Schedule 3.5(a), the Pledged Equity constitutes all of the issued and outstanding shares of stock or other Equity Interests of each of the respective issuers thereof and no such issuer has any obligation to issue any additional shares of stock or other Equity Interests or rights or options thereto.

(b) No consent of any Person and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any Governmental Authority is required in connection with (i) the execution, delivery, performance, validity or enforceability of this Agreement, (ii) the perfection or maintenance of the security interest created hereby, or (iii) the exercise by the Administrative Agent of the rights provided for in this Agreement, except (1) as may not be recognized under applicable Law of a foreign jurisdiction, (2) as may be required in connection with any disposition of any portion of the Pledged Equity by Laws affecting the offering and sale of securities generally, and (3) for the consents, licenses, permits, approvals, authorizations, exemptions, notices, reports, registrations, filings or declarations which have been duly obtained, taken, given or made and are in full force and effect.

(c) Each of the Instruments and Chattel Paper pledged by such Debtor hereunder constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally or by general principles of equity. Schedule 3.5(c) lists all of the Instruments issued to or held by each Debtor as of the Closing Date. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no Guarantor is required to physically issue promissory notes evidencing any intercompany debt. For the avoidance of doubt, any physically issued promissory note issued by a Debtor evidencing intercompany indebtedness shall be deemed subordinated and junior in right of payment to all Obligations of the Debtor under the Credit Agreement pursuant to the terms thereof, it being understood that: (i) in the event of any insolvency or bankruptcy proceedings, any receivership, liquidation, reorganization or other similar proceedings in connection therewith, then (x) the holders of all amounts constituting Obligations shall be paid in full (other than (A) contingent, indemnification or reimbursement obligations not then due and (B) Obligations under Secured Cash Management Agreements and Secured Hedge Agreements, in each case to the extent owing to a Hedge Bank or Cash Management Bank, respectively) before any holder is entitled to receive, or make demands for, any payment on account of such intercompany promissory note and (y) any payment or distribution to which such holder would otherwise be entitled shall be made to the holders of such Obligations; (ii) if any Event of Default occurs and is continuing (and the Debtor has received notice that the Administrative Agent is exercising remedies in respect thereof) then no payment or distribution of any kind or character shall be made by or on behalf of the issuer or any other Person on its behalf with respect to such promissory note; and (iii) if any payment or distribution of any character, whether in cash, securities or other property in respect of such intercompany promissory note shall be received in violation of clause (i) or (ii) before all Obligations shall have been paid in full, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of the Obligations (or their representatives), ratably according to the respective aggregate amounts remaining unpaid thereon, to the extent necessary to repay the Obligations.

(d) Such Debtor is the record and beneficial owner of, and has good title to the Investment Property pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except Permitted Liens.

3.6 Receivables. No amount payable to such Debtor under or in connection with any Receivable is evidenced by any Instrument or Chattel Paper which has not been delivered to the Administrative Agent to the extent required by Section 5.

3.7 Intellectual Property.

(a) As of the date hereof and except as set forth in Schedule 3.7, (i) no Debtor holds any interest in, title to or power to transfer, any Intellectual Property and (ii) no Intellectual Property is necessary for the conduct of any Debtor’s business.

(b) After the date of this Agreement, (i) except as otherwise notified to the Administrative Agent in writing, no Debtor holds any interest in, title to or power to transfer, any Patents, Trademarks or Copyrights, (ii) except as otherwise notified to the Administrative Agent in writing, no Debtor holds any interest in, title to or power to transfer any Intellectual Property that is registered or for which an application has been filed in the United States Patent and Trademark Office, the United States Copyright Office or the Canadian Intellectual Property Office, and (iii) no holding, decision or judgment has been rendered by any Governmental Authority which would limit, cancel or question the validity of, or such Debtor’s rights in, any Intellectual Property in any respect that could reasonably be expected to have a Material Adverse Effect.

(c) No action or proceeding is pending, or, to the knowledge of such Debtor, threatened, on the date hereof (i) seeking to limit, cancel or question the validity of any such Intellectual Property or such Debtor’s ownership interest therein, or (ii) which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

3.8 Deposit Accounts and Securities Accounts. Schedule 3.8 lists all of the Deposit Accounts and Securities Accounts of each Debtor as of the Closing Date.

SECTION 4.

COVENANTS AND AGREEMENTS

Each Debtor covenants and agrees with the Administrative Agent and the holders of the Secured Obligations that, from and after the date of this Agreement until this Agreement terminates in accordance with Section 7.13(a):

4.1 Maintenance of Perfected Security Interest; Further Documentation; Filing Authorization; Further Assurances; Power of Attorney.

(a) Such Debtor shall maintain the security interest created by this Agreement as a perfected first priority security interest subject only to Permitted Liens (and the limitations on perfection and method of perfection provided in Section 5) and shall defend such security interest against the claims and demands of all Persons whomsoever.

(b) If requested by the Administrative Agent, such Debtor will furnish to the Administrative Agent at the same time as any Compliance Certificates required to be delivered statements and schedules further identifying and describing the assets and property of such Debtor and such other reports in connection with the Collateral as the Administrative Agent may reasonably request in writing, all in reasonable detail.

(c) Subject in each case to Section 5, each Debtor further agrees to take any other action reasonably requested by the Administrative Agent to ensure the attachment, perfection and priority of, and the ability of the Administrative Agent to enforce, the security interest in any and all of the Collateral, including, without limitation, (i) executing, delivering and, where appropriate, filing (or authorizing the filing of) financing statements and amendments relating thereto under the UCC or the PPSA, to the extent, if any, that any Debtor’s signature thereon is required therefor; (ii) causing the Administrative Agent’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of the Administrative Agent to enforce, the security interest in such Collateral; (iii) complying with any provision of any statute, regulation or treaty of the United States, Canada or any other country as to any Collateral if compliance with such provision is a condition to the attachment, perfection or priority of, or the ability of the Administrative Agent to enforce, the security interest in such Collateral; and (iv) taking all actions required by the UCC, the PPSA or by any other Law, as applicable in any relevant Uniform Commercial Code jurisdiction, any jurisdiction in which the PPSA applies, or by any other Law as applicable in any foreign jurisdiction; provided, that no Debtor shall be required to take any action that would give rise to any Luxembourg stamp duty, registration and other similar taxes payable in respect of a voluntary registration of Loan Documents by the Lender with the Administration de l’Enregistrement et des Domaines in Luxembourg that is not required to maintain, preserve, establish, enforce, prove, compel or otherwise assert the rights of that party or obligations of any party under the Loan Document, unless the Administrative Agent determines, acting reasonably and in good faith, that such filing is necessary or desirable to enforce, or prevent impairment of, the rights of the Administrative Agent or any Secured Party with respect to any Collateral (as defined in the Credit Agreement).

(d) Each Debtor hereby irrevocably authorizes the Administrative Agent at any time and from time to time to file in any jurisdiction in which the Uniform Commercial Code or the PPSA has been adopted any initial financing statements, continuances and amendments thereto that (a) indicate the Collateral (i) as “all assets” or “all personal property” of each Debtor or words of similar effect, or (ii) as being of an equal or lesser scope or with greater detail, and (b) contain any other information required by the UCC or the PPSA, as applicable, for the sufficiency or filing office acceptance of any initial financing statement or amendment. Each Debtor agrees to furnish any such information to the Administrative Agent promptly upon reasonable request.

(e) Following the occurrence and during the continuance of an Event of Default,

(i) At the Administrative Agent’s request, each Debtor shall take any actions reasonably requested by the Administrative Agent with respect to such Event of Default, including diligently endeavoring to cure any material defect existing or claimed, and taking all reasonably necessary or desirable steps under the circumstances for the defense of any legal proceedings, including the employment of counsel, the prosecution or defense of litigation, and the release or discharge of all adverse claims;

(ii) The Administrative Agent, whether or not named as a party to any legal proceedings, is authorized to take any additional steps as the Administrative Agent deems necessary or desirable for the defense of any such legal proceedings or the protection of the validity or priority of this Agreement and the Liens, security interests, and collateral assignments created hereunder, including the employment of independent counsel, the prosecution or defense of litigation, the compromise or discharge of any adverse claims made with respect to any Collateral and the payment or removal of prior liens or security interests, and the reasonable expenses of the Administrative Agent in taking such action shall be paid by the Debtors to the extent expressly required on the Credit Agreement mutatis mutandis as applied to this Agreement; and

(iii) Each Debtor agrees that, if such Debtor fails to perform under this Agreement or any other Loan Document, the Administrative Agent may, but shall not be obligated to, perform such Debtor’s obligations under this Agreement or such other Loan Document, and any reasonable expenses incurred by the Administrative Agent in performing such Debtor’s obligations shall be paid by such Debtor to the extent expressly required on the Credit Agreement mutatis mutandis as applied to this Agreement. Any such performance by the Administrative Agent may be made by the Administrative Agent in reasonable reliance on any statement, invoice, or claim, without inquiry into the validity or accuracy thereof. The amount and nature of any expense of the Administrative Agent hereunder shall be conclusively established by a certificate of any officer of the Administrative Agent absent manifest error.

(f) Each Debtor irrevocably appoints the Administrative Agent as such Debtor’s attorney in fact, with full authority to act following the occurrence and during the continuance of an Event of Default for Debtor and in the name of Debtor, to take any action and execute any agreement which the Administrative Agent deems necessary or advisable to accomplish the purposes of this Agreement, including the matters that the Administrative Agent is expressly authorized to take pursuant to this Agreement, and instituting proceedings the Administrative Agent deems necessary or desirable to enforce the rights of the Administrative Agent with respect to this Agreement.

4.2 Changes in Name, etc. Such Debtor will not: (a) change its type of organization, jurisdiction of organization or other legal structure from that referred to in Section 3.3, (b) change its organizational number if it has one, or (c) change its name, except in each case upon (i) 5 days’ prior written notice to the Administrative Agent (or such shorter period as may be agreed to by the Administrative Agent in its sole discretion) and (ii) delivery, on or prior to the effective date of any of the applicable foregoing changes, to the Administrative Agent of all additional approved or executed financing statements, financing change statements and other executed documents reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the security interests provided for herein.

4.3 Delivery of Instruments, Chattel Paper, and Documents. Subject to Section 5, if an amount in excess of $1,000,000 individually or $5,000,000 in the aggregate payable under or in connection with any of the Collateral is or becomes, in each case, evidenced by any Instrument or Chattel Paper, such Instrument or Chattel Paper, as applicable, shall be promptly delivered to the Administrative Agent, duly indorsed in a manner reasonably satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement. Subject to Section 5, if any goods with an individual amount of $1,000,000 or an aggregate amount of $5,000,000 are or become covered by a negotiable Document, such Document shall be promptly delivered to the Administrative Agent to be held as Collateral pursuant to this Agreement.

4.4 Investment Property. With respect to Investment Property (other than Excluded Stock) and Pledged Equity:

(a) If any Debtor shall at any time hold or acquire any Pledged Equity which consists of certificated securities, whether as a stock split, stock dividend, or other distribution with respect to Pledged Equity, or otherwise, such Debtor shall promptly, and in any event within ten (10) Business Days after receipt thereof, deliver the same to the Administrative Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Administrative Agent may from time to time reasonably specify. If any Pledged Equity now owned or hereafter acquired by any Debtor consists of uncertificated securities and is issued to such Debtor or its nominee directly by the issuer thereof, such Debtor shall promptly notify the Administrative Agent thereof, and shall take any actions reasonably requested by the Administrative Agent to enable the Administrative Agent to obtain “control” (within the meaning of Section 8-106 of the UCC or as provided for in the PPSA, as applicable) with respect thereto. If any Pledged Equity, whether certificated securities or uncertificated securities, or other

Investment Property (in the case of other Investment Property that is not Pledged Equity, having an aggregate value of less than $2,000,000 or an individual value of less than $500,000) now or hereafter acquired by any Debtor is held or acquired by such Debtor or its nominee through a securities intermediary or commodity intermediary, such Debtor shall promptly notify the Administrative Agent thereof and, shall take any actions reasonably requested by the Administrative Agent to enable the Administrative Agent to obtain “control” (within the meaning of Section 8-106 and/or Section 9-106 of the UCC or as provided for in the PPSA, as applicable) with respect thereto. To the extent that the Administrative Agent has the right pursuant to the foregoing to give entitlement orders or instructions or directions to any issuer, securities intermediary or commodity intermediary or to withhold its consent to the exercise of any withdrawal or dealing rights by any Debtor, the Administrative Agent agrees with each Debtor that the Administrative Agent shall not give any such entitlement orders or instructions or directions to any such issuer, securities intermediary or commodity intermediary, and shall not withhold its consent to the exercise of any withdrawal or other rights by any Debtor, unless an Event of Default has occurred and is continuing (and then for only such period).

(b) So long as no Event of Default has occurred and is continuing, each Debtor shall be entitled:

(i) to exercise, in a manner not inconsistent with the terms hereof, the voting power with respect to the Pledged Equity of such Debtor, and for that purpose the Administrative Agent shall (if any Pledged Equity shall be registered in the name of the Administrative Agent or its nominee) execute or cause to be executed from time to time, at the expense of the US Borrower, such proxies or other instruments in favor of such Debtor or its nominee, in such form and for such purposes as shall be reasonably requested by such Debtor, to enable it to exercise such voting power with respect to the Pledged Equity; and

(ii) except as otherwise provided herein or in the Credit Agreement, to receive and retain for its own account any and all payments, proceeds, dividends, distributions, property, assets, or rights to the extent such are not prohibited pursuant to the terms of the Credit Agreement, paid, issued or distributed from time to time in respect of the Pledged Equity.

(c) Upon the occurrence and during the continuance of any Event of Default, all rights of each Debtor to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 4.4(b) and to receive the payments, proceeds, dividends, distributions, property, assets, or rights that the Debtor would otherwise be authorized to receive and retain pursuant to Section 4.4(b) shall cease, and thereupon the Administrative Agent shall be entitled (subject to all applicable Laws, including securities Laws) to exercise all voting power with respect to the Pledged Equity and to receive and retain, as additional collateral hereunder, any and all payments, proceeds, dividends, distributions, property, assets, or rights at any time declared or paid upon any of the Pledged Equity during the continuance of such an Event of Default and otherwise to act with respect to the Pledged Equity as outright owner thereof.

(d) All payments, proceeds, dividends, distributions, property, assets, instruments or rights that are received by each Debtor contrary to the provisions of this Section 4.4 shall be received and held in trust for the benefit of the Administrative Agent and shall be forthwith paid over to the Administrative Agent in the same form as so received (with any necessary endorsement).

(e) If such Debtor is an issuer of Pledged Equity, such Debtor agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Equity issued by it and will comply with such terms insofar as such terms are applicable to it and (ii) it will comply with instructions received by it pursuant to the terms of Section 4.4(f) with respect to the Pledged Equity issued by it. In addition, if any such Debtor is a partnership or a limited liability company organized under the laws of the United States, a State thereof, or the District of Columbia, such Debtor (i) confirms that none of the terms of any Equity Interest issued by it provides that such Equity Interest is a “security” within the meaning of the UCC, (ii) agrees that it will take no action to cause or permit any such Equity Interest to become a security, (iii) agrees that it will not issue any certificate representing any such Equity Interest and (iv) agrees that if, notwithstanding the foregoing, any such Equity Interest shall be or become a security, such Debtor will (and the Debtor that holds such Equity Interest hereby instructs such issuing Debtor to) comply with instructions originated by the Administrative Agent without further consent by such Debtor. The Administrative Agent agrees with each Debtor that the Administrative Agent will not give any instructions to any issuer of any Pledged Equity pursuant to the terms of Section 4.3(f)(i), unless an Event of Default has occurred and is continuing.

(f) Each Debtor hereby authorizes and instructs each issuer of any Pledged Equity pledged by such Debtor hereunder to (i) comply with any instruction received by it from the Administrative Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Debtor, and each Debtor agrees that each such issuer shall be fully protected in so complying, and (ii) after the occurrence and during the continuance of an Event of Default, pay any dividends or other payments with respect to the Pledged Equity directly to the Administrative Agent unless otherwise expressly permitted hereby.

4.5 Deposit Accounts. Subject to the requirements of Section 5, for each Deposit Account which is Collateral, the Debtor maintaining such Deposit Account will, at the Administrative Agent’s request, within 30 days following such request (subject to any extension grated by the Administrative Agent in its reasonable discretion) take any actions reasonably requested by the Administrative Agent to enable the Administrative Agent to obtain “control” (within the meaning of Section 9-104 of the UCC or, to the extent the same may be provided for in the PPSA, if and as when applicable) with respect thereto. The Administrative Agent agrees with each Debtor that the Administrative Agent will not give any instructions to a depositary bank directing the disposition of funds from time to time credited to any Deposit Account or withhold any withdrawal rights from any Debtor, unless an Event of Default has occurred and is continuing.

4.6 Modifications of Receivables, Chattel Paper, Instruments and Payment Intangibles. No Debtor will, without the Administrative Agent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed): (a) compromise or grant any extension of the time of payment of any of the Collateral consisting of Receivables, Chattel Paper, Instruments or payment intangibles, (b) settle the same for less than the full amount thereof, (c) release, wholly or partly, any obligor liable for the payment thereof or (d) allow any credit or discount whatsoever thereon; provided that so long as no Event of Default has occurred and is continuing, this Section 4.6 shall not restrict any extensions, credits, discounts, releases, compromises or settlements (i) granted or made by any Debtor with respect to Receivables, Chattel Paper, Instruments or payment intangibles which individually or in the aggregate are not material to such Debtor, or (ii) granted or made by any Debtor in the ordinary course of such Debtor’s business and consistent with such prudent practices used in industries that are the same as or similar to those which such Debtor is engaged or in a manner generally consistent with such Debtor’s past practices as determined in such Debtor’s reasonable judgment.

4.7 Intellectual Property. With respect to Intellectual Property:

(a) Such Debtor (either itself or through licensees) will (i) use each Trademark reasonably necessary to the conduct of its business in order to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) use such Trademark with the appropriate notice of registration and substantially all other notices and legends required by applicable Laws, (iii) not knowingly adopt or use any mark which is confusingly similar or a colorable imitation of such Trademark unless the Administrative Agent, for the ratable benefit of the holders of the Secured Obligations, shall obtain a perfected security interest in such mark pursuant to this Agreement, and (iv) not (and not knowingly permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark may become invalidated or impaired in any way;

(b) Such Debtor (either itself or through licensees) will not do any act, or omit to do any act, whereby any material Patent necessary for the conduct of its business may become forfeited, abandoned or dedicated to the public;

(c) Such Debtor (either itself or through licensees) (i) will employ each Copyright reasonably necessary for the conduct of its business and (ii) will not (and will not knowingly permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any material portion of such Copyrights may become invalidated or otherwise impaired. Such Debtor will not (either itself or through licensees) do any act whereby any material portion of such Copyrights may fall into the public domain;

(d) Such Debtor (either itself or through licensees) will not do any act that knowingly uses any Intellectual Property necessary for the conduct of its business to materially infringe the intellectual property rights of any other Person;

(e) Such Debtor will promptly notify the Agents and the Lenders if it knows, or has reason to know, that any application or registration relating to any Intellectual Property reasonably necessary for the conduct of its business may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or the Canadian Intellectual Property Office) regarding such Debtor’s ownership of, or the validity of, any such Intellectual Property or such Debtor’s right to register the same or to own and maintain the same;

(f) Whenever such Debtor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Intellectual Property reasonably necessary for the conduct of its business with the United States Patent and Trademark Office, the United States Copyright Office or the Canadian Intellectual Property Office, such Debtor shall report such filing to the Administrative Agent with the next subsequent Compliance Certificate after the date on which such filing occurs. Upon the reasonable request of the Administrative Agent, such Debtor shall promptly execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Administrative Agent may request to evidence the security interest granted hereunder to the Administrative Agent for the benefit of the holders of the Secured Obligations in any Copyright, Patent or Trademark reasonably necessary for the conduct of its business and the goodwill and general intangibles of such Debtor relating thereto or represented thereby;

(g) Such Debtor will take all reasonably necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or the Canadian Intellectual Property Office, to maintain and pursue each application relating to any Intellectual Property reasonably necessary for the conduct of its business (and to obtain the relevant registration) and to maintain each registration of such Intellectual Property, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability; and

(h) In the event that any Intellectual Property necessary for the conduct of its business is infringed, misappropriated or diluted by a third party, such Debtor shall (i) take such actions as such Debtor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property and (ii) if such Intellectual Property is of material economic value, promptly notify the Administrative Agent with the next subsequent Compliance Certificate after it learns thereof and take such actions as such Debtor shall reasonably deem appropriate under the circumstances, including filing suit for infringement, misappropriation or dilution, to seek injunctive relief where appropriate and to recover any and all damages for infringement, misappropriation or dilution.

4.8 Actions With Respect to Certain Collateral.

(a) If any of the account debtors or other Persons obligated on any of the Receivables, Chattel Paper, Instruments or payment intangibles with a value in excess of $10,000,000, or on any Contract with a value in excess of $10,000,000 in any twelve month period, is or becomes a Governmental Authority subject to the Federal Assignment of Claims Act or like federal, state or provincial statute or rule in respect of such Collateral, Debtor shall (i) with the next subsequent Compliance Certificate notify the Administrative Agent in a writing signed by such Debtor that such account debtor or other Person obligated on such Collateral is a Governmental Authority subject to the Federal Assignment of Claims Act or like federal, state or provincial statute or rule and (ii) promptly take all actions reasonably required by the Administrative Agent to ensure the attachment, perfection or priority of, or the ability of the Administrative Agent to enforce, the security interest in such Collateral.

(b) If any Debtor shall at any time hold or acquire a commercial tort claim with a value in excess of $5,000,000, such Debtor shall with the next subsequent Compliance Certificate notify the Administrative Agent in a writing signed by such Debtor of the brief details thereof and grant to the Administrative Agent in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Administrative Agent. Notwithstanding the foregoing, any such security interest in commercial tort claims shall not be required to attach to the extent the value of any such commercial tort claim does not exceed $5,000,000, unless, after the occurrence and during the continuation of an Event of Default, the Administrative Agent has demanded the attachment of such security interest thereto.

(c) If any Debtor shall at any time hold or acquire any vessel or aircraft with a value exceeding $2,500,000 or such vessels and aircrafts with an aggregate value exceeding $5,000,000 at any time, such Debtor shall with the next subsequent Compliance Certificate notify the Administrative Agent in a writing signed by such Debtor, and shall take all actions reasonably requested by the Administrative Agent to ensure the attachment, perfection and priority of, and the ability of the Administrative Agent to enforce, a security interest therein.

SECTION 5.

LIMITATION ON PERFECTION OF SECURITY INTEREST

5.1 Chattel Paper and Instruments. The perfection of the security interest granted in Section 2 above in all Chattel Paper (whether tangible or electronic) and Instruments will, unless the Administrative Agent requires that further actions be taken after the occurrence and during the continuation of an Event of Default, be effected solely by filing an appropriate financing statement under the applicable Uniform Commercial Code or the PPSA, as applicable, so long as (a) with respect to all Chattel Paper and Instruments, in each case as applicable, the aggregate face amount of all such Chattel Paper or Instruments does not exceed $5,000,000, as applicable and (b) with respect to any individual Chattel Paper or Instrument, as applicable, the face amount thereof does not exceed $1,000,000.

5.2 Documents. The perfection of the security interest granted in Section 2 above in Documents will, unless the Administrative Agent requires that further actions be taken after the occurrence and during the continuation of an Event of Default, be effected solely by filing an appropriate financing statement under the applicable Uniform Commercial Code or the PPSA, as applicable, so long as (a) the aggregate value of the goods covered by all such Documents does not exceed $5,000,000 and (b) the value of the goods covered by any individual Document does not exceed $1,000,000.

5.3 Letter of Credit Rights. The perfection of the security interest granted in Section 2 above in Letter-of-Credit Rights will be required only with respect to (a) solely after the occurrence and during the continuation of an Event of Default and request by the Administrative Agent, any individual Letter-of-Credit Right the face amount of which exceeds $5,000,000 and (b) any Letter of Credit Rights constituting Supporting Obligations (to the extent automatically perfected as a supporting obligation under the UCC).

5.4 Deposit Accounts; Securities Accounts.

(a) Unless the Administrative Agent requires that further actions be taken after the occurrence and during the continuation of an Event of Default or as is otherwise required pursuant to Section 6.16 of the Credit Agreement regarding the delivery of Account Control Agreements for certain Deposit Accounts indicated on Schedule 3.8 hereto, the perfection of the security interest granted in Section 2 above in any Deposit Accounts be effected solely by filing an appropriate financing statement (or by any automatic or temporary perfection) under the applicable Uniform Commercial Code or the PPSA, as applicable.

(b) Unless the Administrative Agent requires that further actions be taken after the occurrence and during the continuation of an Event of Default or as is otherwise required pursuant to Section 6.16 of the Credit Agreement regarding the delivery of Account Control Agreements for certain securities accounts indicated on Schedule 3.8 hereto (if any), the perfection of the security interest granted in Section 2 above in any Securities Accounts be effected solely by filing an appropriate financing statement (or by any automatic or temporary perfection) under the applicable Uniform Commercial Code or the PPSA.

(c) Notwithstanding anything else to the contrary herein or in any other Loan Document, no Debtor shall be required to take actions giving the Administrative Agent “control” (within the meaning of Section 9-106 of the UCC or as provided for in the PPSA, as applicable) with respect to any commodity account or commodity contract.

5.5 Vehicles; Mobile Goods; Rolling Stock. The perfection of the security interest granted in Section 2 above in any motor vehicle, individual mobile good or rolling stock (including, without limitation, tractors, trailers, locomotives, rail cars, stacktrain (or accessories used on the foregoing (including superstructures and racks)) and other equipment subject to certificates of title) (other than aircraft and vessels) for which perfection must be effected by a means other than the filing of an appropriate financing statement under the applicable Uniform Commercial Code shall not be required unless, after the occurrence and during the continuation of an Event of Default, the Administrative Agent requires that further actions be taken with respect to the perfection thereof; provided, that in the case of any rolling stock (including, without limitation, tractors, trailers, locomotives, rail cars, stacktrain (or accessories used on the foregoing (including superstructures and racks)) and other equipment subject to certificates of title) with a value in excess of $10,000,000 in the aggregate, the applicable Debtor shall take such action as is necessary or desirable to effect perfection of the Lien of the Administrative Agent in such rolling stock.

SECTION 6.

REMEDIAL PROVISIONS

Following the occurrence and during the continuance of an Event of Default, the Administrative Agent may, at the Administrative Agent’s option, exercise one or more of the remedies specified elsewhere in this Agreement or the following remedies:

6.1 General Interim Remedies.

(a) To the extent permitted by Law, the Administrative Agent may exercise all the rights and remedies of a secured party under the UCC or the PPSA or under any other applicable Law.

(b) The Administrative Agent may require any Debtor to promptly assemble any tangible Collateral of such Debtor and make it available to the Administrative Agent at a place to be designated by the Administrative Agent. No Debtor will object to the Administrative Agent’s occupancy of any premises owned or leased or licensed by any Debtor where the Collateral is located for a reasonable period in order to effectuate the Administrative Agent’s rights and remedies hereunder or under Law, without obligation to any Debtor with respect to such occupation.

(c) Subject to the terms and conditions of the Credit Agreement and any other Loan Document, in addition to and not in substitution for any other rights or remedies the Administrative Agent and the other holders of Secured Obligations may have:

(i)	the Administrative Agent may by appointment in writing appoint a receiver or receiver and manager (each herein referred to as the “Receiver”) of the Collateral (which term when used in this Section 6.1(c) shall include the whole or any part of the Collateral) and may remove or replace such Receiver from time to time or may institute proceedings in any court of competent jurisdiction for the appointment of a Receiver of the Collateral; and the term “Administrative Agent” when used in this Section 6.1(c) shall include any Receiver so appointed and the agents, officers and employees of such Receiver; and, to the extent permitted by law, the Administrative Agent and the other holders of Secured Obligations shall not be in any way responsible for any misconduct or negligence of any such Receiver which is not an Affiliate of the Administrative Agent or any holder of Secured Obligations;

(ii)	the Administrative Agent may take such steps as it considers necessary or desirable to maintain, preserve or protect the Collateral;

(iii)	the Administrative Agent may carry on or concur in the carrying on of all or any part of the business of any Debtor;

(iv)	the Administrative Agent may enforce any rights of the Debtors in respect of the Collateral by any manner permitted by law; and

(v)	the Administrative Agent may borrow money on the security of the Collateral for the purpose of the carrying on of the business of the Debtors or for the maintenance, preservation, protection or realization of the Collateral in priority to the security interests granted to and in favor of the Administrative Agent pursuant to this Agreement.

6.2 Receivables, Chattel Paper, Instruments and Payment Intangibles. Following the occurrence of and during the continuance of an Event of Default, the Administrative Agent may establish Collateral Accounts for the purpose of collecting the payments due to the Debtors under any Contracts or otherwise with respect to the Receivables, Chattel Paper, Instruments and/or payment intangibles and holding the proceeds thereof, and may, or may direct the Debtors to, instruct all makers and/or all obligors with respect thereto to make all payments with respect to such Collateral directly into such Collateral Account (or to the Administrative Agent for deposit into such Collateral Account). After such direction to the Debtors, solely for the period following the occurrence of and during the continuance of an Event of Default, all payments, whether of principal, interest, or other amounts, under any Contracts or otherwise with respect to the Receivables, Chattel Paper, Instruments and/or payment intangibles shall be directed to such Collateral Accounts. All such payments which may from time to time come into the possession of any Debtor shall be held in trust for the Administrative Agent, segregated from any funds that do not constitute Collateral, and promptly delivered to the Administrative Agent with any necessary endorsement for deposit into such Collateral Account, such delivery in no event to be later than three (3) Business Days after receipt thereof by the applicable Debtor. Each Debtor agrees to execute any documents reasonably requested by the Administrative Agent to create any Collateral Account and pledge it to the Administrative Agent. In connection with the foregoing, the Administrative Agent shall have the right at any time following the occurrence and during the continuance of an Event of Default to take any of the following actions, in the Administrative Agent’s own name or in the name of the applicable Debtor: compromise or extend the time for payment of any payments due with respect to any Instrument or Chattel Paper upon such terms as the Administrative Agent may reasonably determine; endorse the name of the applicable Debtor, on checks, instruments, or other evidences of payment with respect to any such Collateral; make written or verbal requests for verification of amount owing on any such Collateral from the maker thereof or obligor thereunder; open mail addressed to such Debtor which the Administrative Agent reasonably believes relates to any such Collateral, and, to the extent of checks or other payments with respect to any such Collateral, dispose of same in accordance with this Agreement; take action in the Administrative Agent’s name or the applicable Debtor’s name, to enforce collection; and take all other action necessary to carry out this Agreement and give effect to the Administrative Agent’s rights hereunder. Costs and expenses incurred by the Administrative Agent in collection and enforcement of amounts owed under any Contracts or otherwise with respect to the Receivables, Chattel Paper, Instruments and/or payment intangibles, including out-of-pocket attorneys’ fees and out-of-pocket expenses, shall be reimbursed by the applicable Debtor to the Administrative Agent in accordance with the express terms of the expense reimbursement provisions of the Credit Agreement applied mutatis mutandis to this Agreement.

6.3 Contracts. Following the occurrence and during the continuance of an Event of Default, the Administrative Agent may, at its option, exercise one or more of the following remedies with respect to the Contracts that constitute Collateral:

(a) (i) take any action permitted under Section 6.2 and (ii) in the place and stead of the applicable Debtor, exercise any other rights of such Debtor under the Contracts in accordance with the terms thereof. Without limitation of the foregoing, each Debtor agrees that solely under the foregoing circumstances, the Administrative Agent may give notices, consents and demands and make elections under the Contracts, modify or waive the terms of the Contracts and enforce the Contracts, in each case, solely to the same extent and on the same terms as such Debtor might have done. It is understood and agreed that notwithstanding the exercise of such rights and/or the taking or such actions by the Administrative Agent, such Debtor shall remain liable for performance of its obligations under the Contracts; and

(b) upon receipt by the Administrative Agent of notice from any counterparty to any Contract of such Person’s intent to terminate such Contract as a result of a breach or default under such Contract by a Debtor, and subject to the terms and conditions of such Contract and any consent executed by such Person, the Administrative Agent shall be entitled to (i) cure or cause to be cured (if applicable) the condition giving rise to such Person’s right of termination of such Contract, or (ii) acquire and assume (or assign and cause the assumption by a third party of) the rights and obligations of the applicable Debtor under such Contract.

6.4 Pledged Equity.

(a) If the Administrative Agent shall determine to exercise the right to sell any or all of the Pledged Equity pursuant to this Section 6.4, and if in the opinion of the Administrative Agent it is necessary or advisable to have the Pledged Equity, or that portion thereof to be sold or registered under the provisions of the Securities Act of 1933 (the “Securities Act”), as amended, the relevant Debtor will cause the issuer thereof to (i) execute and deliver, and use commercially reasonable efforts to cause the directors and officers of such issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the opinion of the Administrative Agent, necessary or advisable to register the Pledged Equity, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its best efforts to cause the applicable registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Pledged Equity, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the opinion of the Administrative Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Each Debtor agrees to use commercially reasonable efforts to cause such issuer to comply with the provisions of the securities or “Blue Sky” Laws of any and all jurisdictions which the Administrative Agent shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.

(b) Each Debtor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Equity, by reason of certain prohibitions contained in the Securities Act and applicable federal, state or provincial securities Laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Debtor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Equity for the period of time necessary to permit the issuer thereof to register such securities for public sale under the Securities Act, or under applicable federal, state or provincial securities Laws, even if such issuer would agree to do so.

(c) Each Debtor agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Equity pursuant to this Section 6.4 valid and binding and in compliance with any and all other applicable Laws. Each Debtor further agrees that a breach of any of the covenants contained in this Section 6.4 will cause irreparable injury to the Administrative Agent and the holders of the Secured Obligations, that the Administrative Agent and the holders of the Secured Obligations have no adequate remedy at Law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.4 shall be specifically enforceable against such Debtor, and such Debtor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred or is continuing or payment in full of the Obligations in respect of the Credit Agreement (other than unasserted contingent indemnification obligations for which no claim has been made or the cash collateralization of L/C Obligations).

6.5 Foreclosure.

(a) The Administrative Agent may foreclose on the Collateral in any manner permitted by the courts of or in the State of New York or the jurisdiction in which any Collateral is located, as applicable. If the Administrative Agent should institute a suit for the collection of the Secured Obligations and for the foreclosure of this Agreement, the Administrative Agent may at any time before the entry of a final judgment dismiss the same, and take any other action permitted by this Agreement.

(b) To the extent permitted by Law, the Administrative Agent may exercise all the foreclosure rights and remedies of a secured party under the UCC. In connection therewith, the Administrative Agent may sell any Collateral at public or private sale, at the office of the Administrative Agent or elsewhere, for cash or credit and upon such other terms as the Administrative Agent deems commercially reasonable. The Administrative Agent may sell any Collateral at one or more sales, and the security interest granted hereunder shall remain in effect as to the unsold portion of the Collateral. Each Debtor agrees that, to the extent permitted by Law, such sales may be made without notice. If notice is required by Law, each Debtor hereby agrees that ten days advance notice of the time and place of any public or private sale is reasonable notification, recognizing that if any portion of the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, shorter notice may be reasonable. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any sale by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was adjourned. In the event that any sale hereunder is not completed or is defective in the opinion of the Administrative Agent, the Administrative Agent shall have the right to cause subsequent sales to be made hereunder. Any statements of fact or other recitals made in any bill of sale, assignment, or other document representing any sale hereunder, including statements relating to the occurrence of an Event of Default, acceleration of the Secured Obligations, notice of the sale, the time, place, and terms of the sale, and other actions taken by the Administrative Agent in relation to the sale may be conclusively relied upon by the purchaser at any sale hereunder. The Administrative Agent may delegate to any agent the performance of any acts in connection with any sale hereunder, including the sending of notices and the conduct of the sale.

6.6 Application of Proceeds. Unless otherwise specified herein, any cash proceeds received by the Administrative Agent from the sale of, collection of, or other realization upon any part of the Collateral or any other amounts received by the Administrative Agent hereunder may be, at the reasonable discretion of the Administrative Agent, (i) held by the Administrative Agent in one or more Collateral Accounts as cash collateral for the Secured Obligations or (ii) applied to the Secured Obligations in accordance with Section 8.03 of the Credit Agreement.

6.7 Waiver of Certain Rights. To the full extent each Debtor may do so, such Debtor shall not insist upon, plead, claim, or take advantage of any Law providing for any appraisement, valuation, stay, extension, or redemption, and such Debtor hereby waives and releases the same, and all rights to a marshaling of the assets of such Debtor, including the Collateral of such Debtor, or to a sale in inverse order of alienation in the event of foreclosure of the liens and security interests hereby created. Such Debtor shall not assert any right under any Law pertaining to the marshaling of assets, sale in inverse order of alienation, the administration of estates of decedents or other matters whatever to defeat, reduce, or affect the right of the Administrative Agent under the terms of this Agreement.

6.8 Reinstatement. The obligations of each Debtor under this Agreement shall continue to be effective or automatically be reinstated, as the case may be, if at any time payment of any of the Secured Obligations is rescinded or otherwise must be restored or returned by the Administrative Agent upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Debtor or any other obligor or otherwise, all as though such payment had not been made.

SECTION 7.

MISCELLANEOUS

7.1 ULC Shares. Each Debtor acknowledges that certain of the Collateral of such Debtor may now or in the future consist of ULC Shares, and that it is the intention of the Administrative Agent and each Debtor that neither the Administrative Agent nor any other holder of Secured Obligations should under any circumstances prior to realization thereon be held to be a “member” or a “shareholder”, as applicable, of a ULC for the purposes of any ULC Laws. Therefore, notwithstanding any provisions to the contrary contained in this Agreement, the Credit Agreement or any other Loan Document, where a Debtor is the registered owner of ULC Shares which are Collateral of such Debtor, such Debtor shall remain the sole registered owner of such ULC Shares until such time as such ULC Shares are effectively transferred into the name of the Administrative Agent, any other holder of Secured Obligations, or any other Person on the books and records of the applicable ULC. Accordingly, each Debtor shall be entitled to receive and retain for its own account any dividend on or other distribution, if any, with respect to such ULC Shares (except for any dividend or distribution comprised of Pledged Equity of such Debtor, which shall be delivered to the Administrative Agent to hold hereunder pursuant to the other applicable terms of this Agreement) and shall have the right to vote such ULC Shares and to control the direction, management and policies of the applicable ULC to the same extent as such Debtor would if such ULC Shares were not pledged to the Administrative Agent pursuant hereto. Nothing in this Agreement, the Credit Agreement or any other Loan Document is intended to, and nothing in this Agreement, the Credit Agreement or any other Loan Document shall, constitute the Administrative Agent, any other holder of Secured Obligations, or any other Person other than the applicable Debtor, a member or shareholder of a

ULC for the purposes of any ULC Laws (whether listed or unlisted, registered or beneficial), until such time as notice is given to such Debtor and further steps are taken pursuant hereto or thereto so as to register the Administrative Agent, any other holder of Secured Obligations, or such other Person, as specified in such notice, as the holder of the ULC Shares. To the extent any provision hereof would have the effect of constituting the Administrative Agent or any other holder of Secured Obligations as a member or a shareholder, as applicable, of any ULC prior to such time, such provision shall be severed herefrom and shall be ineffective with respect to ULC Shares which are Collateral of any Debtor without otherwise invalidating or rendering unenforceable this Agreement or invalidating or rendering unenforceable such provision insofar as it relates to Collateral of any Debtor which is not ULC Shares. Except upon the exercise of rights of the Administrative Agent to sell, transfer or otherwise dispose of ULC Shares in accordance with this Agreement, each Debtor shall not cause or permit, or enable an issuer of Pledged Equity that is a ULC to cause or permit, the Administrative Agent or any other holder of Secured Obligations to: (a) be registered as a shareholder or member of such issuer of Pledged Equity; (b) have any notation entered in their favor in the share register of such issuer of Pledged Equity; (c) be held out as shareholders or members of such issuer of Pledged Equity; (d) receive, directly or indirectly, any dividends, property or other distributions from such issuer of Pledged Equity by reason of the Administrative Agent holding the Liens over the ULC Shares; or (e) act as a shareholder of such issuer of Pledged Equity, or exercise any rights of a shareholder including the right to attend a meeting of shareholders of such issuer of Pledged Equity or to vote its ULC Shares.

7.2 Amendments. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 11.01 of the Credit Agreement. No consent of any Hedge Bank or any Cash Management Bank (except in such Person’s capacity as a Lender, if applicable) shall be required for any waiver, amendment, supplement or other modification to this Agreement.

7.3 Notices. All notices and other communications to any Debtor under this Agreement shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or telecopier to such Debtor at its address set forth below or at such other address in the United States, Canada or Luxembourg as may be specified by such Debtor in a written notice delivered to the Administrative Agent at such office as the Administrative Agent may designate for such purpose from time to time in a written notice to the US Borrower.

7.4 No Waiver by Course of Conduct; Cumulative Remedies; No Duty. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Administrative Agent would otherwise have on any future occasion. The rights and remedies provided herein and in the other Loan Documents are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by Law. The powers conferred on the Administrative Agent under this Agreement are solely to protect the Administrative Agent’s rights under this Agreement and shall not impose any duty upon it to exercise any such powers. Except as elsewhere provided hereunder, the Administrative Agent shall have no duty as to any of the Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to the Collateral.

7.5 Enforcement Expenses; Indemnification.

(a) Each Debtor agrees to pay, or reimburse the Administrative Agent and each holder of the Secured Obligations for, all out-of-pocket expenses incurred by the Administrative Agent or such holder of the Secured Obligations to the extent expressly set forth in the Credit Agreement and as such expense reimbursement provisions shall apply mutatis mutandis to this Agreement.

(b) Each Debtor agrees to pay, and to indemnify and hold the Administrative Agent (and any sub-agent thereof), each holder of the Secured Obligations, and each Related Party of any of the foregoing Persons (collectively the “Indemnitees”) harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of or in connection with the execution, delivery, performance or (in the case of the Administrative Agent, its sub-agents and its Related Parties) administration of this Agreement to the extent expressly set forth in the Credit Agreement and as such indemnification obligations shall apply mutatis mutandis to this Agreement.

(c) All amounts due under this Section 7.5 shall be payable not later than 10 Business Days after demand. The agreements in this Section shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

7.6 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Debtor and shall inure to the benefit of the Administrative Agent and the holders of the Secured Obligations and their respective successors and permitted assigns; provided that no Debtor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent.

7.7 Set-Off. Each Debtor hereby irrevocably authorizes the Administrative Agent and each Lender at any time and from time to time upon the occurrence and during the continuance of any Event of Default, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Debtor against any and all Obligations consistent with the terms of Section 11.08 of the Credit Agreement as applied mutatis mutandis to this Agreement.

7.8 Counterparts. This Agreement may be executed in one or more counterparts, and by different parties hereto in different counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

7.9 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.10 Section Headings. The Section headings used in this Agreement are included for convenience of reference only and shall not affect the interpretation of this Agreement.

7.11 GOVERNING LAW ETC.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, PROVIDED THAT IF PERFECTION OR THE EFFECT OF PERFECTION OR NON-PERFECTION OR THE PRIORITY OF ANY SECURITY INTEREST IN ANY COLLATERAL IS GOVERNED BY THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK, THE LAWS OF SUCH JURISDICTION SHALL GOVERN WITH RESPECT TO SUCH PERFECTION, THE EFFECT OF PERFECTION OR NON-PERFECTION OR PRIORITY.

(b) SUBMISSION TO JURISDICTION. EACH DEBTOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY SECURED PARTY OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR THE TRANSACTIONS RELATING HERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER DOCUMENT AGAINST ANY DEBTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH DEBTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 7.3. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. Each Debtor that is not a Domestic Subsidiary (each a “Foreign Debtor”) has irrevocably appointed the US Borrower (the “Process Agent”) as its agent to receive on its behalf and on behalf of its property service of copies of any summons or complaint or any other process which may be served in any action. Such service may be made by mailing or delivering a copy of such process to such Foreign Debtor in care of the Process Agent at the Process Agent’s above address, and each Foreign Debtor hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf.

(e) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

7.12 Additional Debtors. Each Subsidiary of the US Borrower that is required to become a party to this Agreement after the date hereof pursuant to Section 6.11 of the Credit Agreement shall become a Debtor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an instrument in the form of Annex I hereto.

7.13 Termination; Releases.

(a) This Security Agreement and the security interest created hereby shall terminate automatically without further action required when all the Secured Obligations have been paid in full (other than (x) contingent indemnification obligations and (y) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and all commitments of each of the Secured Parties to the Debtors have been fully and finally terminated, at which time, the Administrative Agent shall execute and deliver to the Debtors or the Debtors’ designee, at the US Borrower’s expense, all Uniform Commercial Code termination statements, PPSA discharges and similar documents which the Debtors shall reasonably request from time to time to evidence such termination and return any Collateral in its possession to the relevant Debtor (or to the US Borrower for distribution to the other Debtors). Any execution and delivery of termination statements or documents pursuant to this Section 7.12(a) shall be without recourse to or warranty by the Administrative Agent.

(b) Any Debtor other than any Borrower shall automatically be released from its obligations hereunder and the security interest granted hereby in the Collateral of such Debtor shall be automatically released in the event that all the Equity Interests of such Debtor shall be sold, transferred or otherwise disposed of to a Person that is not the US Borrower or an Affiliate of the US Borrower in accordance with the terms of the Credit Agreement; provided that, to the extent required by the Credit Agreement, the Required Lenders or, if required by the terms of the Credit Agreement, such other requisite number of Lenders, shall have consented to such sale, transfer or other disposition and the terms of such consent did not provide otherwise. If any of the Collateral shall be sold, transferred or otherwise disposed of by any Debtor (including the US Borrower) in a transaction permitted by the Credit Agreement the security interest created hereby in any Collateral that is so sold, transferred or otherwise disposed of shall automatically terminate and be released upon the closing of such sale, transfer or other disposition, and such Collateral shall be sold free and clear of the Lien and security interest created hereby; provided, however, that such security interest will continue to attach to all proceeds of such sales or other dispositions to the extent such proceeds constitute Collateral. In connection with any of the foregoing, the Administrative Agent shall execute and deliver to the Debtors or the Debtors’ designee, at the US Borrower’s expense, all Uniform Commercial Code termination statements, PPSA discharges and similar documents that the Debtors shall reasonably request from time to time to evidence such termination. Any execution and delivery of termination statements or documents pursuant to this Section 7.12(b) shall be without recourse to or warranty by the Administrative Agent.

(c) No consent of any Hedge Bank or any Cash Management Bank (except in such Person’s capacity as a Lender, if applicable) shall be required for any release of Collateral or Debtors pursuant to this Section.

7.14 PPSA Acknowledgement of Receipt/Waiver. Each Canadian Loan Party acknowledges receipt of an executed copy of this Agreement and, to the extent permitted by applicable Law, waives the right to receive a copy of any financing statement or financing change statement registered in Canada in connection with this Agreement or any verification statement issued with respect to any such financing statement or financing change statement.

7.15 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Signature pages follow.]

EXECUTED as of the date first above written.

CITIBANK, N.A., as Administrative Agent

By:
Name:
Title:

Signature Page to Security Agreement

USD PARTNERS LP

By:	USD PARTNERS GP LLC, its general partner

By:
Name:
Title:

USD TERMINALS CANADA ULC

By:
Name:
Title:

USD LOGISTICS OPERATIONS GP LLC

By:
Name:
Title:

USD LOGISTICS OPERATIONS LP

By: USD LOGISTICS OPERATIONS GP LLC, its general partner

By:
Name:
Title:

Signature Page to Security Agreement

WEST COLTON RAIL TERMINAL LLC

By:
Name:
Title:

SAN ANTONIO RAIL TERMINAL LLC

By:
Name:
Title:

USD TERMINALS INTERNATIONAL S.à r.l.

By:
Name:
Title:

USD RAIL LP

By:
Name:
Title:

Signature Page to Security Agreement

USD RAIL INTERNATIONAL S.à r.l.

By:
Name:
Title:

USD RAIL CANADA ULC

By:
Name:
Title:

Signature Page to Security Agreement

SCHEDULE 3.3

ORGANIZATION INFORMATION

Legal Name of Debtor	State or other Jurisdiction of Organization	Type of Organization	Organizational Identification Number (if any)	Chief Executive Office, Sole Place of Business or Principal Residence	State or Provincial Jurisdictions in which Tangible Collateral is Located	U.S. Taxpayer Identification Number or Unique Identification Number Issued by Jurisdiction of Organization	Jurisdictions for Filing Financing Statements
USD Partners LP	Delaware	Limited Partnership	5533034	811 Main Street, Suite 2800 Houston, Texas 77002	Texas	30-0831007	Delaware

USD Logistics Operations GP LLC	Delaware	Limited Liability Company	5450923	811 Main Street, Suite 2800 Houston, Texas 77002	Texas	##-#######	Delaware

USD Logistics Operations LP	Delaware	Limited Partnership	5183561	811 Main Street, Suite 2800 Houston, Texas 77002	Texas	##-#######	Delaware

West Colton Rail Terminal LLC	Delaware	Limited Liability Company	4540257	811 Main Street, Suite 2800 Houston, Texas 77002	California	##-#######	Delaware

SAN ANTONIO RAIL TERMINAL LLC	Delaware	Limited Liability Company	4694198	811 Main Street, Suite 2800 Houston, Texas 77002	Texas	##-#######	Delaware

USD Rail LP	Delaware	Limited Partnership	3726404	811 Main Street, Suite 2800 Houston, Texas 77002	Texas	##-#######	Delaware

HN\1164415.9 USD- Schedules to Security Agreement

USD Terminals International S.à r.l.	Luxembourg	Société à Responsibilité Limitée	B181.650	6, rue Guillaume Schneider, L-2522 Luxembourg, Grand Duchy of Luxembourg	Luxembourg	##-#######	District of Columbia

USD Rail International S.à r.l.	Luxembourg	Société à Responsibilité Limitée	B181.698	6, rue Guillaume Schneider, L-2522 Luxembourg, Grand Duchy of Luxembourg	Luxembourg	##-#######	District of Columbia

USD TERMINALS CANADA ULC	Province of British Columbia, Canada	Unlimited Liability Company	BC0945957	811 Main Street, Suite 2800 Houston, Texas 77002	Province of Alberta	##-#######	District of Columbia, Alberta, British Columbia

USD RAIL CANADA ULC	Province of British Columbia, Canada	Unlimited Liability Company	BC0968357	811 Main Street, Suite 2800 Houston, Texas 77002	Province of Alberta	##-#######	District of Columbia, Alberta, British Columbia

HN\1164415.9 USD- Schedules to Security Agreement

SCHEDULE 3.4

CERTAIN COLLATERAL

3.4(a) — Commercial tort claims:

•	None.

3.4(b) — Vessels, rolling stock or aircraft:

•	None.

HN\1164415.9 USD- Schedules to Security Agreement

SCHEDULE 3.5(a)

PLEDGED EQUITY

Legal Name of Debtor	Issuer of Pledged Equity	% of Issuer’s Equity Owned by Debtor	% of Issuer’s Equity Pledged	Number and Type of Pledged Equity	Certificate No. (if any)
USD Partners LP	USD Logistics Operations GP LLC	100%	100%	Membership Interest	Uncertificated

USD Partners LP	USD Logistics Operations LP	100%	100%	Limited Partner Interest	Uncertificated

USD Logistics Operations GP LLC	USD Logistics Operations LP	100%	100%	General Partner Interest	Uncertificated

USD Logistics Operations GP LLC	USD Rail LP	100%	100%	General Partner Interest	Uncertificated

USD Logistics Operations LP	West Colton Rail Terminal LLC	100%	100%	Membership Interest	Uncertificated

USD Logistics Operations LP	San Antonio Rail Terminal LLC	100%	100%	Membership Interest	Uncertificated

USD Logistics Operations LP	USD Terminals International S.à r.l.	100%	100%	1,000,000 Registered Shares[1]	Uncertificated

USD Logistics Operations LP	USD Rail LP	100%	100%	Limited Partner Interest	Uncertificated

USD Terminals International S.à r.l.	USD Terminals Canada ULC	100%	100%	200 Common Shares	Certificates No. 3 and No. 4

USD Rail LP	USD Rail International S.à r.l.	100%	100%	40,000 Registered Shares	Uncertificated

USD Rail International S.à r.l.	USD Rail Canada ULC	100%	100%	100 Common Shares	Certificate No. 3

[1]	1,000,000 Registered Shares comprised of the following:

•	100,000 class A

•	100,000 class B

•	100,000 class C

•	100,000 class D

•	100,000 class E

•	100,000 class F

•	100,000 class G

•	100,000 class H

•	100,000 class I

•	100,000 class J

HN\1164415.9 USD- Schedules to Security Agreement

SCHEDULE 3.5(c)

INSTRUMENTS

•	Promissory Note issued by USD Logistics Operations LP in favor of USD Terminals International S.à r.l. in the maximum principal amount of CAD $5,000,000.

•	Promissory Note issed by USD Partners LP in favor of USD Terminals Canada ULC in the maximum principal amount of CAD $5,000,000.

HN\1164415.9 USD- Schedules to Security Agreement

SCHEDULE 3.7

INTELLECTUAL PROPERTY

Registered Trademarks and Trademark Applications:

•	None.

Trademark Licenses:

•	None.

Registered Patents and Patent Applications:

•	None.

Patent Licenses:

•	None.

Registered Copyrights and Copyright Applications:

•	None.

Copyright Licenses:

•	None.

Domain name registrations:

•	www.usdpartners.com and www.usdpartnerslp.com used with permission of registrant.

HN\1164415.9 USD- Schedules to Security Agreement

SCHEDULE 3.8

DEPOSIT ACCOUNTS AND SECURITIES ACCOUNTS

Deposit Accounts:

Legal Name of Debtor	Name of Depositary Bank	Account Number	Location of Account	Type of Account	To be Covered by Account Control Agreement (Y/N?)	Description
West Colton Rail Terminal	Bank of Oklahoma	#########	United States	Checking	No	Operating account

San Antonio Rail Terminal	Bank of Oklahoma	#########	United States	Checking	No	Operating account

USD Logistics Operations LP	Bank of Oklahoma	#########	United States	Checking	Yes	Operating account

USD Partners LP	Bank of Oklahoma	#########	United States	Checking	No	Operating account

USD Partners LP	Citibank	########	United States	Checking	Yes	Operating account

USD Partners LP	Citibank	########	United States	Savings	Yes	Money market account

USD Partners GP LLC	Bank of Oklahoma	#########	United States	Checking	No	Operating account

USD Terminals Canada ULC	Bank of Oklahoma	#########	United States	Checking	Yes	Operating account

USD Rail Canada ULC	Bank of Oklahoma	#########	United States	Checking	Yes	Operating account

USD Rail LP	Bank of Oklahoma	#########	United States	Checking	Yes	Operating account

USD Terminals International S.à r.l.	ING	#### #### #### #### #### ####	Luxembourg	Checking	No	CAD transfer account

HN\1164415.9 USD- Schedules to Security Agreement

USD Rail International S.à r.l.	ING	#### #### #### #### #### ####	Luxembourg	Checking	No	CAD transfer account

USD Terminals Canada ULC	Bank of Montreal	#### ####- ###	Canada	Checking	Yes	Primary CAD operating account

USD Terminals Canada ULC	Bank of Montreal	#### ####- ###[2]	Canada	Checking	No	Joint account

USD Terminals Canada ULC	Bank of Montreal	#### ####- ###	Canada	Savings	Yes	Savings account for Canadian operations

USD Terminals Canada ULC	Bank of Montreal	#### ####- ###	Canada	Checking	No	US Dollar account in Canada – small balance

USD Rail Canada ULC	Bank of Montreal	#### ####- ###	Canada	Checking	No	Petty account

Securities Accounts:

•	None.

[2]	The Excluded Account

HN\1164415.9 USD- Schedules to Security Agreement

Annex I to the

Security Agreement

This SUPPLEMENT NO. [    ] dated as of [                    ] (this “Supplement”), is delivered in connection with (a) the Security Agreement dated as of October 15, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”), among USD Partners LP, a Delaware limited partnership (the “US Borrower”), certain subsidiaries of US Borrower, including without limitation, USD Terminals Canada ULC, an unlimited liability company subsisting under the laws of the Province of British Columbia, Canada (the “Canadian Borrower”), USD Terminals International S.à r.l., a private limited liability company (société à responsabilité limitée) organized and established under the laws of Luxembourg, with its registered office at 6, rue Guillaume Schneider, L-2522 Luxembourg, Grand Duchy of Luxembourg, with a share capital of CAD 1,000,000.- and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B181.650, USD Rail International S.à r.l., a private limited liability company (société à responsabilité limitée) organized and established under the laws of Luxembourg, with its registered office at 6, rue Guillaume Schneider, L-2522 Luxembourg, Grand Duchy of Luxembourg, with a share capital of CAD 40,000.- and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B181.698 (together with USD Terminals International S.à r.l., the “Luxembourg Parties”) (the US Borrower,the undersigned subsidiaries and the Luxembourg Parties collectively being the “Debtors”) and Citibank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the benefit of the holders of the Secured Obligations (as defined therein) and (b) the Guaranty dated as of October 15, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”) made by the Debtors (the “Guarantors”) for the benefit of the Administrative Agent and the Beneficiaries (as defined therein).

A Reference is made to the Credit Agreement dated as of October 15, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, certain financial institutions or other Persons which are or may become parties thereto, Citibank, N.A., as Administrative Agent and L/C Issuer and U.S. Bank, National Association as L/C Issuer. Pursuant to the Guaranty, the Guarantors have agreed to guarantee, among other things, the full payment and performance of all of the Borrowers’ obligations under the Credit Agreement.

B. The Debtors have entered into the Security Agreement and the Guarantors have entered into the Guaranty as a condition precedent to the effectiveness of the Credit Agreement. Section 7.12 of the Security Agreement and Section 21 of the Guaranty provide that additional Subsidiaries of the US Borrower may become Debtors under the Security Agreement and Guarantors under the Guaranty by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Debtor”) is executing this Supplement in accordance with the requirements of the Credit Agreement and/or the Guaranty, as applicable, to become a Debtor under the Security Agreement and a Guarantor under the Guaranty.

C. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement, the Guaranty, and the Credit Agreement.

Annex I to Security Agreement

Accordingly, the Administrative Agent and the New Debtor agree as follows:

SECTION 1. In accordance with Section 7.12 of the Security Agreement, the New Debtor by its signature below becomes a Debtor under the Security Agreement with the same force and effect as if originally named therein as a Debtor, and the New Debtor hereby (a) agrees to all the terms and provisions of the Security Agreement applicable to it as a Debtor thereunder and (b) represents and warrants that the representations and warranties made by it as a Debtor thereunder are true and correct in all material respects (except for such representations and warranties that have a materiality or Material Adverse Effect qualification, which shall be true and correct in all respects after giving effect to the materiality or Material Adverse Effect qualification contained therein) on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except for such representations and warranties that have a materiality or Material Adverse Effect qualification, which shall be true and correct in all respects after giving effect to the materiality or Material Adverse Effect qualification contained therein) as of such earlier date. The Schedules to the Security Agreement are hereby supplemented by the Schedules attached hereto with respect to the New Debtor. In furtherance of the foregoing, the New Debtor, as security for the payment and performance in full of the Secured Obligations (as defined in the Security Agreement), does hereby create and grant to the Administrative Agent, for the benefit of the holders of the Secured Obligations, a security interest in and lien on all of the New Debtor’s right, title and interest in and to the Collateral of the New Debtor. Each reference to a “Debtor” in the Security Agreement shall be deemed to include the New Debtor.

SECTION 2. In accordance with Section 21 of the Guaranty, the New Debtor by its signature below becomes a Guarantor under the Guaranty with the same force and effect as if originally named therein as a Guarantor, and the New Debtor hereby (a) agrees to all the terms and provisions of the Guaranty applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct on and as of the date hereof. Each reference to a “Guarantor” in the Guaranty shall be deemed to include the New Debtor.

SECTION 3. The New Debtor represents and warrants to the Adminstrative Agent that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally or by general principles of equity.

SECTION 4. This Supplement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Supplementt by facsimilie or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Supplement.

SECTION 5. Except as expressly supplemented hereby, the Security Agreement and the Guaranty shall remain in full force and effect.

Annex I to Security Agreement

SECTION 6. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, PROVIDED THAT IF PERFECTION OR THE EFFECT OF PERFECTION OR NON-PERFECTION OR THE PRIORITY OF ANY SECURITY INTEREST IN ANY COLLATERAL IS GOVERNED BY THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK, THE LAWS OF SUCH JURISDICTION SHALL GOVERN WITH RESPECT TO SUCH PERFECTION, THE EFFECT OF PERFECTION OR NON-PERFECTION OR PRIORITY.

SECTION 7. All communications and notices to the New Debtor under the Security Agreement or the Guaranty shall be in writing and given as provided in Section 7.3 of the Security Agreement to the address for the New Debtor set forth under its signature below.

SECTION 8. The New Debtor agrees to reimburse the Adminstrative Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Adminstrative Agent in a manner consistent with the express terms of the expense reimbursement provisions of the Credit Agreement applied mutatis mutandis to this Supplement.

Annex I to Security Agreement

IN WITNESS WHEREOF, the New Debtor and the Adminstrative Agent have duly executed this Supplement to the Security Agreement as of the day and year first above written.

[Name of New Debtor],

By:
Name:
Title:
Address:

CITIBANK, N.A., as Administrative Agent

By:
Name:
Title:
Address:

Annex I to Security Agreement

Supplemental Schedules

to the Security Agreement

Supplemental Schedules to Annex I to Security Agreement

Annex II to the

Security Agreement

PATENT SECURITY AGREEMENT SUPPLEMENT

WHEREAS, [relevant Debtor] a [                    ] [corporation] [limited liability company] [limited partnership] (herein referred to as the “Debtor”), whose address is [                    ], owns the U.S. Patents (as defined below), more particularly described on Schedule 1-A annexed hereto as part hereof;

WHEREAS, USD Partners LP, a Delaware limited partnership (the “US Borrower”) and USD Terminals Canada ULC, an unlimited liability company subsisting under the laws of the Province of British Columbia, Canada (the “Canadian Borrower” and collectively with the US Borrower, the “Borrowers”), have entered into a Credit Agreement dated as of October 15, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrowers, the financial institutions or other Persons from time to time party thereto, Citibank, N.A., in its capacity as administrative agent (in such capacity, the “Administrative Agent”) and L/C Issuer and U.S. Bank, National Association as L/C Issuer.

WHEREAS, in connection with the Credit Agreement, the Borrowers, the other Debtor, and certain other subsidiaries of the US Borrower have entered into a Security Agreement dated as of October 15, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”) in favor of the Administrative Agent, pursuant to which the Debtor has granted to the Administrative Agent, for the benefit of the holders of the Secured Obligations (as defined in the Security Agreement), a security interest in all right, title and interest of the Debtor in and to (i) all of the following now owned or hereafter acquired by the Debtor: (A) all issued letters patent of the United States, all registrations and recordings thereof, and all applications for issued letters patent of the United States, including registrations, recordings and pending applications in the United States Patent and Trademark Office or in any similar office or agency of the United States or any state thereof, and (B) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein (the “U.S. Patents”), (ii) all written agreements providing for the grant by or to the Debtor of any right to manufacture, use or sell any invention covered in whole or in part by a U.S. Patent and (iii) all Proceeds (as defined in the Security Agreement) of the foregoing (collectively, the “U.S. Patent Collateral”), to secure the prompt payment, performance and observance of the Secured Obligations;

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the Debtor does hereby further confirm, and put on the public record, its grant to the Administrative Agent of a security interest in the U.S. Patent Collateral to secure the prompt payment, performance and observance of the Secured Obligations.

The Debtor does hereby further acknowledge and affirm that the rights and remedies of the Administrative Agent with respect to the grant of and security interest in the U.S. Patent Collateral made hereby are more fully set forth in the Security Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein.

Annex II to Security Agreement

The Administrative Agent’s address is [Citibank, N.A., 811 Main Street, Suite 4000, Houston, Texas 77002, Attention: Michael Zeller].

Annex II to Security Agreement

IN WITNESS WHEREOF, [the relevant Debtor] has duly executed or caused this Supplement to the Security Agreement to be duly executed as of             , 200  .

[RELEVANT DEBTOR]

By:
Name:
Title:

Annex II to Security Agreement

SCHEDULE 1-A

TO THE PATENT SECURITY AGREEMENT SUPPLEMENT

Title of Patent	Date Filed or Granted	Serial No. or Patent No.

Schedule 1-A to Annex II to Security Agreement

Annex III to the

Security Agreement

TRADEMARK SECURITY AGREEMENT SUPPLEMENT

WHEREAS, [relevant Debtor] a [                    ] [corporation] [limited liability company] [limited partnership] (herein referred to as the “Debtor”), having an address at [                    ], (1) has adopted, used and is using, or (2) has intended to use and filed an application indicating that intention, but has not yet filed an allegation of use under Section 1(c) or l(d) of the Trademark Act, or (3) has filed an application based on an intention to use and has since used and has filed an allegation of use under Section 1(c) or 1(d) of the Trademark Act, the U.S. Trademarks (as defined below) listed on the annexed Schedule 1-A, which U.S. Trademarks are registered in the United States Patent and Trademark Office; and

WHEREAS, USD Partners LP, a Delaware limited partnership (the “US Borrower”) and USD Terminals Canada ULC, an unlimited liability company subsisting under the laws of the Province of British Columbia, Canada (the “Canadian Borrower” and collectively with the US Borrower, the “Borrowers”), have entered into a Credit Agreement dated as of October 15, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrowers, the financial institutions from time to time party thereto, Citibank, N.A., in its capacity as administrative agent (in such capacity, the “Administrative Agent”) and L/C Issuer and U.S. Bank, National Association as L/C Issuer.

WHEREAS, in connection with the Credit Agreement, the Borrowers, the other Debtor, and certain other subsidiaries of the US Borrower have entered into a Security Agreement dated as of October 15, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”) in favor of the Administrative Agent, pursuant to which the Debtor has granted to the Administrative Agent, for the benefit of the holders of the Secured Obligations (as defined in the Security Agreement), a security interest in all right, title and interest of the Debtor in and to (i) all of the following, whether now owned or hereafter acquired by the Debtor, and the goodwill associated therewith: all registered trademarks, registered service marks, registered trade names, corporate names, company names, business names, fictitious business names, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any State of the United States, and all extensions or renewals thereof (the “U.S. Trademarks”), (ii) all written agreements providing for the grant by or to the Debtor of any right to use any U.S. Trademark and (iii) all Proceeds (as defined in the Security Agreement) of the foregoing (collectively, the “U.S. Trademark Collateral”), to secure the payment, performance and observance of the Secured Obligations;

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the Debtor does hereby further confirm, and put on the public record, its grant to the Administrative Agent a security interest in the U.S. Trademark Collateral to secure the prompt payment, performance and observance of the Secured Obligations.

Annex III to Security Agreement

The Debtor does hereby further acknowledge and affirm that the rights and remedies of the Administrative Agent with respect to the grant of, security interest in and mortgage on the U.S. Trademark Collateral made hereby are more fully set forth in the Security Agreement; the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein.

The Administrative Agent’s address is [Citibank, N.A., 811 Main Street, Suite 4000, Houston, Texas 77002, Attention: Michael Zeller].

Annex III to Security Agreement

IN WITNESS WHEREOF, [the relevant Debtor] has duly executed or caused this Supplement to the Security Agreement to be duly executed as of             , 200  .

[RELEVANT DEBTOR]

By:
Name:
Title:

Annex III to Security Agreement

SCHEDULE 1-A TO THE TRADEMARK SECURITY AGREEMENT SUPPLEMENT

Trademark	Application or Registration Date	Application Serial No. or Registration No.

Schedule 1-A Annex III to Security Agreement

Annex IV to the

Security Agreement

COPYRIGHT SECURITY AGREEMENT SUPPLEMENT

WHEREAS, [relevant Debtor] a (                    ) [corporation] [limited liability company] [limited partnership] (herein referred to as the “Debtor”), having an address at [                    ] has adopted, used and is using the U.S. Copyrights (as defined below) listed on the annexed Schedule 1-A, which U.S. Copyrights are registered in the United States Copyright Office;

WHEREAS, USD Partners LP, a Delaware limited partnership (the “US Borrower”) and USD Terminals Canada ULC, an unlimited liability company subsisting under the laws of the Province of British Columbia, Canada (the “Canadian Borrower” and collectively with the US Borrower, the “Borrowers”), have entered into a Credit Agreement dated as of October 15, 2014 (as amended, restated, supplemeted or otherwise modified from time to time, the “Credit Agreement”) among the Borrowers, the financial institutions from time to time party thereto, Citibank, N.A., in its capacity as administrative agent (in such capacity, the “Administrative Agent”) and L/C Issuer and U.S. Bank, National Association as L/C Issuer.

WHEREAS, in connection with the Credit Agreement, the Borrowers, the other Debtors, and certain other subsidiaries of the US Borrower have entered into a Security Agreement dated as of October 15, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”) in favor of the Administrative Agent pursuant to which the Debtor has granted to the Administrative Agent, for the benefit of the holders of the Secured Obligations (as defined in the Security Agreement), a security interest in all right, title and interest of the Debtor in and to (i) all of the following now owned or hereafter acquired by the Debtor: (A) all registered copyright rights in any work subject to the copyright Laws of the United States, whether as author, assignee or transferee, and (B) all registrations and applications for registration of any such registered copyright in the United States and all extensions and renewals thereof, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office (the “U.S. Copyrights”), (ii) all written agreements naming the Debtor as licensor or licensee, granting any right under any U.S. Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any U.S. Copyright, and (iii) all Proceeds (as defined in the Security Agreement) of the foregoing (collectively, the “U.S. Copyright Collateral”), to secure the payment, performance and observance of the Secured Obligations;

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the Debtor does hereby further confirm, and put on the public record, its grant to the Administrative Agent of a security interest in, and mortgage on, the U.S. Copyright Collateral to secure the prompt payment, performance and observance of the Secured Obligations.

The Debtor does hereby further acknowledge and affirm that the rights and remedies of the Administrative Agent with respect to the grant, assignment of and security interest in the U.S. Copyright Collateral made hereby are more fully set forth in the Security Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein.

Annex IV to Security Agreement

The Administrative Agent’s address is [Citibank, N.A., 811 Main Street, Suite 4000, Houston, Texas 77002, Attention: Michael Zeller].

Annex IV to Security Agreement

IN WITNESS WHEREOF, [the relevant Debtor] has duly executed or caused this Supplement to the Security Agreement to be duly executed as of             , 200  .

[RELEVANT DEBTOR]

By:
Name:
Title:

Annex IV to Security Agreement

SCHEDULE 1-A TO THE COPYRIGHT SECURITY AGREEMENT SUPPLEMENT

COPYRIGHTS

Schedule 1-A Annex IV to Security Agreement

EXHIBIT I

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of October 15, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among USD Partners LP, a Delaware limited partnership (the “US Borrower”), USD Terminals Canada ULC, an unlimited liability company subsisting under the laws of the Province of British Columbia, Canada (the “Canadian Borrower” and together with the US Borrower, the “Borrowers” and each, a “Borrower”), each Lender from time to time party thereto, Citibank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), Swing Line Lender and an L/C Issuer, and U.S. Bank National Association, as an L/C Issuer.

Pursuant to the provisions of Section 3.01 of the Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrowers with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date:              , 20[    ]

Exhibit I to Credit Agreement – Form of U.S. Tax Compliance Certificates

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of October 15, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among USD Partners LP, a Delaware limited partnership (the “US Borrower”), USD Terminals Canada ULC, an unlimited liability company subsisting under the laws of the Province of British Columbia, Canada (the “Canadian Borrower” and together with the US Borrower, the “Borrowers” and each, a “Borrower”), each Lender from time to time party thereto, Citibank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), Swing Line Lender and an L/C Issuer, and U.S. Bank National Association, as an L/C Issuer.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:              , 20[    ]

Exhibit I to Credit Agreement – Form of U.S. Tax Compliance Certificates

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of October 15, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among USD Partners LP, a Delaware limited partnership (the “US Borrower”), USD Terminals Canada ULC, an unlimited liability company subsisting under the laws of the Province of British Columbia, Canada (the “Canadian Borrower” and together with the US Borrower, the “Borrowers” and each, a “Borrower”), each Lender from time to time party thereto, Citibank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), Swing Line Lender and an L/C Issuer, and U.S. Bank National Association, as an L/C Issuer.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:              , 20[    ]

Exhibit I to Credit Agreement – Form of U.S. Tax Compliance Certificates

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of October 15, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among USD Partners LP, a Delaware limited partnership (the “US Borrower”), USD Terminals Canada ULC, an unlimited liability company subsisting under the laws of the Province of British Columbia, Canada (the “Canadian Borrower” and together with the US Borrower, the “Borrowers” and each, a “Borrower”), each Lender from time to time party thereto, Citibank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), Swing Line Lender and an L/C Issuer, and U.S. Bank National Association, as an L/C Issuer.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrowers with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date:              , 20[    ]

Exhibit I to Credit Agreement – Form of U.S. Tax Compliance Certificates

EXHIBIT J-1

FORM OF CANADIAN DEBENTURE

See attached.

Exhibit J-1 to Credit Agreement – Form of Canadian Debenture

FORM OF CANADIAN DEBENTURE

FIXED AND FLOATING CHARGE DEMAND DEBENTURE

([Insert Name of Canadian Borrower or Other Canadian Loan Party])

Principal Sum:	$1,000,000,000 Canadian Dollars

Interest Rate:	20.0% per annum

Date:	[—], [—]

ARTICLE 1 - PROMISE TO PAY

Promise to Pay

1.1 For value received, the undersigned (the “Debtor”) hereby acknowledges itself indebted and promises to pay ON DEMAND to or to the order of Citibank, N.A. of 811 Main Street, Suite 4000, Houston, Texas, 77002 in its capacity as agent (in such capacity, the “Agent”) for and on behalf of (a) Citibank, N.A. and such other persons which are or may become lenders (collectively, the “Lenders” and, individually, a “Lender”) under the credit agreement entered into as of October 15, 2014 among USD Partners LP and [the Debtor] OR [USD Terminals Canada ULC], as borrowers, the Lenders, Citibank, N.A., as administrative agent, Citibank, N.A., U.S. Bank National Association and such other persons which are or may become issuers of letters of credit and Citibank, N.A. and such other persons which are or may become swing line lenders (as amended, modified, supplemented or restated from time to time, the “Credit Agreement”) and (b) all other Secured Parties (as defined in the Credit Agreement), for the benefit of the Agent, the Lenders and all such other Secured Parties (collectively, the “Beneficiaries”), the principal sum herein stipulated on presentation and surrender of this debenture at the Agent’s offices at 811 Main Street, Suite 4000, Houston, Texas, 77002 or at such other place as the Agent may designate by notice in writing to the Debtor, and to pay interest thereon from the date hereof at the rate per annum herein stipulated in like money at the same place monthly on the last day of each month; and, if the Debtor should at any time make default in the payment of any principal or interest to pay interest on the amount in default both before and after demand, default and judgment at the same rate in lawful money of Canada at the same place.

The Agent, on behalf of the Beneficiaries, is the person entitled to receive the principal of and interest on this debenture and all other amounts payable hereunder.

ARTICLE 2 - CHARGE

Charge

2.1 As security for the due payment of all money payable hereunder and all other obligations hereunder, the Debtor hereby:

(a)	grants, assigns by way of security, mortgages and charges, as and by way of a fixed and specific mortgage, assignment by way of security and charge to and in favour of the Agent and the Beneficiaries and their respective successors and permitted assigns, all of the right, title, interest and estate of the Debtor in and to the real property described in Schedule A attached hereto (the “Specified Lands”) and all proceeds thereof, including without limitation:

(i)	Additional Land. all additional lands, estates and development rights now owned or hereafter acquired by the Debtor for use in connection with the Specified Lands and the development of the Specified Lands and all additional lands and estates therein, which may, from time to time, by supplemental mortgage or otherwise be expressly made subject to the fixed and specific mortgage and charge of this debenture (“Other Lands”);

(ii)	Improvements. the buildings, structures, fixtures, additions, enlargements, extensions, modifications, repairs, replacements and other improvements of every nature and kind now or hereafter erected or located on the Specified Lands and/or Other Lands (the “Improvements”); and

(iii)	Easements. all easements, servitudes, rights-of-way or use, rights, strips and gores of land, streets, ways, alleys, passages, sewer rights, water, water courses, water rights and powers, air rights and development rights, and all estates, rights, titles, interests, privileges, liberties, servitudes, tenements, hereditaments and appurtenances of any nature whatsoever, in any way now or hereafter belonging, relating or pertaining to the Specified Lands, Other Lands and/or the Improvements and the reversion and reversions, remainder and remainders, and all land lying in the bed of any street, road or avenue, opened or proposed, in front of or adjoining the Specified Lands or Other Lands, to the centre line thereof and all the estates, rights, titles, interests, dower and rights of dower, courtesy and rights of courtesy, property, possession, claim and demand whatsoever, both at law and in equity, of the Debtor of, in and to the Specified Lands, Other Lands and/or the Improvements and every part and parcel thereof, with the appurtenances thereto; and

(b)

charges, as and by way of a first floating charge to and in favour of the Agent and its successors and assigns, for the benefit of the Beneficiaries and their respective successors and permitted assigns, all of the undertaking, property and assets of the Debtor, both present and future, of every nature and kind and wherever situate including, without limitation, all of its present and future personal and real property, goodwill, registered trade-marks, inventions, processes, issued patents and patent rights, materials, supplies, inventories, equipment and apparatus of every kind, furniture, rent, revenues, income, money, rights, powers, privileges, franchises, benefits, amenities, contracts, agreements, leases of real and personal property, licenses (except off-the-shelf licenses related to software and other similar items used in the normal course of business), permits, book debts, accounts receivable, negotiable and non-negotiable instruments, judgments, securities, choses in action, unpaid capital and all other property and things of value of every kind and nature, tangible and intangible, legal or equitable, which the Debtor now has, may be possessed of, entitled to, or acquire, by way of amalgamation or otherwise, now or hereafter and any and all proceeds of any of the foregoing, except only such property and assets as are validly and effectively subject to any fixed and specific mortgages, assignments and charges created hereunder.

In this debenture, the mortgages, assignments and charges created and provided for are collectively called the “Charge” and the subject matter of the Charge is called the “Charged Premises”.

Dealings in the Ordinary Course

2.2 Subject to Section 3.1 hereof and until the Charge becomes enforceable, the Debtor may dispose of or deal with the property and assets subjected to the floating charge and security interest created under Section 2.1(b) hereof in the ordinary course of business and for the purpose of carrying on the same, so that purchasers thereof or parties dealing with the Debtor take title thereto free and clear of such charge and security interest.

Last Day

2.3 The Charge shall not extend or apply to the last day of the term of any lease or agreement to lease but upon the enforcement of the Charge the Debtor shall stand possessed of such last day in trust for the Agent to assign the same to any person acquiring such term in the course of enforcement of the Charge.

Exception for Certain Contractual Rights

2.4 The Charge does not and shall not extend to, and the Charged Premises shall not include, any agreement, right, franchise, licence or permit (the “Contractual Rights”) to which the Debtor is a party or of which the Debtor has the benefit, to the extent that the creation of the Charge herein would constitute a breach of the terms of or permit any person to terminate the Contractual Rights, but the Debtor shall hold its interest therein in trust for the Agent and shall assign such Contractual Rights to the Agent promptly upon obtaining the consent of all other parties thereto. The Debtor agrees that it shall, upon the written request of the Agent, use commercially reasonable efforts to obtain any consent required to permit any Contractual Rights to be subjected to the Charge herein.

Other Exceptions

2.5 The Charge does not and shall not extend to, and the Charged Premises shall not include any other “Excluded Property” of the Debtor as that term is defined in the security agreement dated as of October 15, 2014 among USD Partners LP, [the Debtor] OR [USD Terminals Canada ULC and the Debtor] and such other persons which are or may become debtors thereunder and the Agent, as the same may be amended, modified, supplemented or restated from time to time.

Crystallization Against Real Property

2.6 In respect of real property (and interests therein) subject to the floating charge created by Section 2.1(b), such floating charge shall become a fixed charge against such property and interests upon the earlier of (a) the Charge becoming enforceable in accordance with Section 4.1 and the Agent giving written notice to the Debtor that the indebtedness secured thereby is forthwith due and payable and that all or any part of the floating charge has become a fixed charge on the real property and interests therein charged thereby, and (b) the occurrence of any other event which by operation of law would result in the floating charge becoming a fixed charge on the real property and interests therein of the Debtor charged thereby.

ARTICLE 3 - NEGATIVE PLEDGE

Negative Pledge

3.1 Except as has otherwise been agreed in writing with the Agent and the Lenders, the Debtor shall not create, assume, have outstanding or permit to exist, except in favour of the Agent, any mortgage, charge, pledge, lien, assignment by way of security, security interest or other encumbrance on any part of the Charged Premises.

ARTICLE 4 - DEFAULT AND REMEDIES

Default

4.1 If the Debtor makes default in the payment of principal, interest or any other amount payable hereunder or in the due performance of the terms and conditions of Section 3.1 hereof, the Charge shall immediately become enforceable.

Remedies

4.2 (1) Whenever the Charge has become enforceable, the Agent may realize upon the Charged Premises and shall have the following rights and remedies, which rights and remedies may be exercised from time to time separately or in combination and are in addition to and not in substitution for any other rights or remedies the Beneficiaries may have:

(a)

the Agent may by appointment in writing appoint a receiver or receiver and manager (each herein referred to as the “Receiver”) of the Charged Premises and may remove or replace such Receiver from time to time or may institute proceedings in any court of competent jurisdiction for the appointment of a

Receiver of the Charged Premises or any part thereof; and the term “Agent” when used in this Section 4.2 shall include any Receiver so appointed and the agents, officers and employees of such Receiver;

(b)	the Agent may take possession of the Charged Premises and require the Debtor to make the Charged Premises available to the Agent;

(c)	the Agent may take such steps as it considers necessary and desirable to maintain, preserve or protect the Charged Premises;

(d)	the Agent may carry on or concur in the carrying on of all or any part of the business of the Debtor relating to the Charged Premises;

(e)	the Agent may enforce any rights of the Debtor in respect of the Charged Premises by any manner permitted by law;

(f)	the Agent may sell, lease or otherwise dispose of the Charged Premises by judicial sale, by foreclosure, by public auction, by private tender or by private sale either for cash or upon credit upon such terms and conditions as the Agent may determine and without notice to the Debtor unless required by law and may execute and deliver to the purchaser or purchasers of the Charged Premises or any part thereof a good and sufficient deed or conveyance or deeds or conveyances for the same, any authorized officer of the Agent being hereby constituted the irrevocable attorney of the Debtor for the purpose of making such sale and executing such deeds or conveyances, and any such sale made as aforesaid shall be a perpetual bar both in law and in equity against the Debtor and all other persons claiming all or any part of the Charged Premises by, from, through or under the Debtor;

(g)	the Agent may accept the Charged Premises in satisfaction or partial satisfaction of the Charge upon notice to the Debtor of its intention to do so in the manner required by law;

(h)	the Agent may borrow money on the security of the Charged Premises for the purpose of the carrying on of the business of the Debtor or for the maintenance, preservation, protection or realization of the Charged Premises in priority to the Charge;

(i)	the Agent may perform any obligation, covenant or provision under the Credit Agreement and any of the documents delivered in connection therewith and the entire costs thereof are a charge on the Charged Premises and shall be added to the amounts due hereunder and shall be secured by the Charge; and

(j)	the Agent may exercise any other right or remedy permitted by law or equity, including, without limitation, all rights and remedies of a secured party under the Personal Property Security Act (Alberta) or any similar personal property legislation of any jurisdiction in which any of the Charged Premises is located or which, by operation of law, governs or is deemed to govern the Charged Premises.

(2) The Debtor further agrees with the Agent that:

(a)	the Beneficiaries shall not be liable or responsible for any failure to seize, collect, realize, sell or obtain payment of the Charged Premises and shall not be bound to institute proceedings or to take other steps for the purpose of seizing, collecting, realizing or obtaining possession or payment of the Charged Premises or for the purpose of preserving any rights of the Beneficiaries, the Debtor or any other person, firm or corporation in respect of the Charged Premises;

(b)	the Beneficiaries may grant extensions of time, take, abstain from taking and perfecting and give up securities, accept compositions, grant releases and discharges, release any part of the Charged Premises and otherwise deal with the Debtor, debtors of the Debtor, sureties and others and with the Charged Premises and other securities as the Agent may see fit without prejudice to the liability of the Debtor to the Beneficiaries or the Beneficiaries’ rights hereunder;

(c)	to facilitate the realization of the Charged Premises, the Agent may enter upon, occupy and use all or any of the premises, buildings and plant comprising the Charged Premises and use all or any of the equipment and other personal property of the Debtor for such time as the Agent requires to facilitate such realization, free of charge (as between the Debtor and the Agent), and the Beneficiaries shall not be liable to the Debtor for any neglect in so doing (other than gross negligence or wilful misconduct on the part thereof) or in respect of any rent, charges or depreciation in connection with such actions;

(d)	the Agent may charge on its own behalf and pay to others all reasonable out-of-pocket amounts for expenses incurred and for services rendered in connection with the exercise of the rights and remedies of the Beneficiaries hereunder, including, without limiting the generality of the foregoing, reasonable legal (limited to one outside counsel), Receiver and accounting fees and expenses, and in every such case the amounts so paid together with all reasonable out-of-pocket costs, charges and expenses incurred in connection therewith shall be added to the amounts due hereunder and shall be secured by the Charge;

(e)	the Agent may discharge any claim, lien, mortgage, charge, security interest, encumbrance or any rights of others that may exist or be threatened against the Charged Premises, and in every such case the amounts so paid together with costs, charges and expenses incurred in connection therewith shall be added to the amounts due hereunder and shall be secured by the Charge; and

(f)

any proceeds of realization of the Charged Premises may be applied by the Agent to the payment of expenses in connection with the preservation and realization of the Charged Premises as above described and any balance of such proceeds shall be applied by the Agent to payment of any amount owing by the Debtor to the

Beneficiaries in such order as the Agent may see fit; if there is any surplus remaining, it may be paid to any person having a claim thereto in priority to the Debtor of whom the Agent has knowledge and may be applied or retained as reserves against potential claims that the Agent or the Receiver in good faith believes should be maintained and the balance remaining, if any, shall (subject to applicable law) be paid to the Debtor.

(3) Any Receiver shall be entitled to exercise all rights and powers of the Agent hereunder. To the extent permitted by law, any Receiver shall for all purposes be deemed to be the agent of the Debtor and not of the Agent and the Debtor shall be solely responsible for the Receiver’s acts or defaults and remuneration (except where the Receiver is an Affiliate (as defined in the Credit Agreement) of the Agent or holder of Secured Obligations, in which case the Debtor’s responsibility shall not extend to bad faith, gross negligence or willful misconduct).

(4) The Debtor hereby irrevocably appoints the Agent attorney on its behalf to sell or transfer the Charged Premises and to execute all instruments, and do all acts, matters and things that may be necessary for carrying out the powers hereby given and for the recovery of all rents and sums of money that may become or are now due or owing to the Debtor in respect of the Charged Premises and for the enforcement of all contracts, covenants or conditions binding on any lessee or occupier of the Charged Premises or on any person in respect of it and this appointment shall take effect if the Charge has become enforceable.

ARTICLE 5 - GENERAL

Expenses

5.1 The Debtor shall pay to the Agent promptly following written demand all reasonable out-of-pocket costs, charges and expenses, including all reasonable legal fees (limited to one outside counsel), incurred by the Agent in connection with the registration of this debenture and the recovery or enforcement of payment of any moneys owing hereunder whether by realization or otherwise. All such sums, together with interest thereon at the rate set forth in this debenture, shall be added to the amount payable hereunder and shall be secured by the Charge.

Pledge of Debenture

5.2 This debenture may be pledged by the Debtor as security for its indebtedness and liabilities. While this debenture is so pledged, no payment by the Debtor of the whole or any part of any indebtedness secured by this debenture shall reduce the amount owing under this debenture unless specifically appropriated to and noted on this debenture by the Agent at the time of payment.

Not Negotiable

5.3 This debenture is not a negotiable instrument and the rights created hereunder which are exercisable by any holder hereof other than the Agent are no greater than the rights of the Agent, and any holder hereof is subject to the same obligations, duties, liabilities and defences as the Agent would have been subject to.

No Waiver, Remedies

5.4 No failure on the part of the Beneficiaries or the Agent on their behalf to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude the other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Notices

5.5 Any demand, notice or communication to be made or given hereunder shall be in writing and may be made or given by personal delivery, by transmittal, by facsimile transmission or other electronic means of communication addressed to the Debtor as follows:

[Insert Name of Canadian Borrower or Other Canadian Loan Party]
[Insert Address]

Facsimile No.:	[—]
Attention:	[—]

or to such other address or electronic communication number as the Debtor may from time to time notify the Agent in writing. Any demand, notice or communication made or given by personal delivery or by facsimile transmission or other electronic means of communication shall be conclusively deemed to have been made or given on the day of actual delivery or transmittal thereof.

Additional Security

5.6 This debenture and the Charge shall be and shall be deemed to have been given in addition to and not in place of any other security now or hereafter held or acquired by the Beneficiaries.

Headings; References to Debenture

5.7 The division of this debenture into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this debenture. The terms “this debenture”, “hereof”, “hereunder” and similar expressions refer to this debenture and not to any particular Article, Section or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, reference herein to Articles and Sections are to Articles and Sections of this debenture.

Number; Gender; Persons

5.8 In this debenture words importing the singular number only shall include the plural and vice versa, words importing any gender shall include all genders and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations.

Governing Law

5.9 This debenture shall be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein.

Attornment

5.10 The Debtor hereby attorns and submits to the non-exclusive jurisdiction of the courts of the Province of Alberta. For the purpose of all legal proceedings, this debenture shall be deemed to have been performed in the Province of Alberta and the courts of the Province of Alberta shall have jurisdiction to entertain any action arising under this debenture. Notwithstanding the foregoing, nothing herein shall be construed nor operate to limit the right of the Debtor or the Beneficiaries to commence any action relating hereto in any other jurisdiction, nor to limit the right of the courts of any other jurisdiction to take jurisdiction over any action or matter relating hereto.

Benefit of the Debenture

5.11 This debenture shall be binding upon the successors and permitted assigns of the Debtor (including, without limitation, any corporation resulting from an amalgamation with the Debtor) except that the Debtor may not assign its obligations under this debenture without the prior written consent of the Agent. This debenture shall benefit the successors and permitted assigns of the Beneficiaries.

Time of the Essence

5.12 Time shall be of the essence with regard to this debenture.

Discharge

5.13 The Debtor shall not be discharged from the Charge, this debenture or any of its obligations hereunder except by a release or discharge in writing signed by the Agent.

Waiver of Financing Statement, Etc.

5.14 The Debtor hereby waives the right to receive from the Agent or the other Beneficiaries a copy of any financing statement, financing change statement or other statement or document filed or registered in Canada at any time in respect of this debenture or any verification statement or other statement or document issued by any registry that confirms or evidences registration of or relates to this debenture.

No Merger

5.15 No item or part of this debenture shall be merged or be deemed to have been merged in or by any documents, instruments or acknowledgements delivered in connection with this debenture or the Credit Agreement, or any simple contract debt or any judgment, and any realization of or steps taken under or pursuant to any security, instrument or agreement shall be independent of and not create a merger with any other right available to the Beneficiaries under any security, instruments or agreements held by it or at law or in equity. No obligation of the Debtor hereunder shall merge in any judgment relating to any such obligation.

Charge

5.16 For better securing to the Agent the repayment in the manner set out above of the principal sum and interest (and any other amount hereby secured), the Debtor hereby mortgages to the Agent all its estate and interest in the Specified Lands.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF the Debtor has executed this debenture as of the date first written above.

[INSERT NAME OF CANADIAN BORROWER OR OTHER CANADIAN LOAN PARTY]

Per:
Name:
Title:

SCHEDULE A

LEGAL DESCRIPTION

[NIL],

[PLAN 1322469

BLOCK 1

LOT 1

EXCEPTING THEREOUT ALL MINES AND MINERALS

AREA: 142.56 HECTARES (352.27 ACRES) MORE OR LESS

ESTATE: FEE SIMPLE] [NOTE: Include the foregoing square-bracketed legal description for the Debenture of the Canadian Borrower.]

OR

[OTHER]

EXHIBIT J-2

FORM OF CANADIAN DEBENTURE PLEDGE AGREEMENT

See attached.

Exhibit J-2 to Credit Agreement – Form of Canadian Debenture Pledge Agreement

-1

FORM OF CANADIAN DEBENTURE PLEDGE AGREEMENT

THIS DEBENTURE PLEDGE AGREEMENT made as of [—], [—];

([Insert Name of Canadian Borrower or Other Canadian Loan Party])

Description of Fixed and Floating Charge Demand Debenture

Principal Sum:	$1,000,000,000 Canadian Dollars
Interest Rate:	20.0% per annum
Date:	[—], [—]

WHEREAS:

A. Citibank, N.A. and such other persons which are or may become lenders (collectively, the “Lenders”), Citibank, N.A., as administrative agent on behalf of the Lenders, Citibank, N.A., U.S. Bank National Association and such other persons which are or may become issuers of letters of credit, and Citibank, N.A. and such other persons which are or may become swing line lenders, have entered into a credit agreement with USD Partners LP (the “US Borrower”) and USD Terminals Canada ULC (the “[Canadian Borrower] OR [Debtor]” and, together with the US Borrower, collectively, the “Borrowers” and, each a “Borrower”), as borrowers, entered into as of October 15, 2014 (as amended, modified, supplemented or restated from time to time, the “Credit Agreement”) pursuant to which the Lenders have agreed to make certain credit facilities available to the Borrowers;

B. [The Debtor] OR [[Insert Name of Other Canadian Loan Party] (the “Debtor”) is a [—] of the Canadian Borrower and], together with certain other persons, has executed and delivered to the Lenders and the other Secured Parties a guaranty [dated as of even date herewith] (as amended, modified, supplemented or restated from time to time, the “Guaranty”) wherein, inter alia, the Debtor has guaranteed all present and future “Obligations” (as defined in the Guaranty);

C. In order to secure the payment and performance of all present and future Obligations (as hereinafter defined) of the Debtor to the Lenders and the other Secured Parties (collectively, the “Beneficiaries”), the Debtor has created and issued to the Citibank N.A. in its capacity as agent on behalf of the Beneficiaries (the “Agent”) the debenture described above (as the same may hereafter be amended, modified, supplemented and restated from time to time, the “Debenture”);

D. The purpose of this Debenture Pledge Agreement is to set forth the terms and conditions upon which the Debenture is to be held by the Agent;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby conclusively acknowledged by the Debtor, the Debtor hereby agrees and covenants with the Agent as follows:

1. The Debtor hereby grants a security interest in and deposits with and pledges to the Agent the Debenture to be held by the Agent as general and continuing collateral security for the payment and performance of all present and future obligations, liabilities and indebtedness

(absolute or contingent, matured or otherwise) of the Debtor to any one or more of the Beneficiaries under, pursuant or relating to: (a) the Credit Agreement, the Guaranty and the other Loan Documents and including, without limitation, the principal of, and all interest, fees, and, to the extent permitted under the Credit Agreement, reasonable and out-of-pocket legal and other costs, charges and expenses owing or payable on or in respect of, any and all Loans, Swing Line Loans and Letters of Credit, (b) any and all Secured Hedge Agreements (other than obligations, liabilities and indebtedness arising thereunder which are Excluded Swap Obligations) and (c) any and all Secured Cash Management Agreements, in each case whether the same are from time to time reduced and thereafter increased or entirely extinguished and thereafter incurred again (collectively, the “Obligations”).

2. The Agent shall neither demand payment pursuant to the Debenture nor enforce the security constituted thereby unless the Agent shall be entitled to do so pursuant to the provisions of the Credit Agreement and the other agreements, instruments or documents establishing, creating or evidencing any Obligations (collectively, the “Credit Documents”), but thereafter the Agent may at any time exercise and enforce all of the rights and remedies of a holder of the Debenture as if the Agent was the absolute owner thereof without notice to or control by the Debtor, and any such remedy may be exercised separately or in combination with, and shall be in addition to and not in substitution for, any other right or remedy of the Agent and the other Beneficiaries however created, provided that the Agent shall not be bound to exercise any such right or remedy.

3. Subject to the requirements of applicable law, the Agent shall not be bound under any circumstances to realize upon or under the Debenture and shall not be responsible to the Debtor for any loss occasioned by any sale or other dealing with the Debenture or the Charged Premises (as defined in the Debenture) or by the retention of or failure to sell or otherwise deal with the same.

4. The proceeds of or any other amount received pursuant to the Debenture shall be applied by the Agent on account of the Obligations in such order as set out in the Credit Agreement without prejudice to the Agent’s or the other Beneficiaries’ claim upon the Debtor for any deficiency. Subject to the requirements of applicable law, any surplus realized by the Agent in excess of the Obligations shall be paid over to the Debtor.

5. Subject to paragraph 2 hereof, neither the Agent nor any other Beneficiary shall be obliged to exhaust its recourse against the Debtor, any other person or persons, or any other security it may hold with respect to the Obligations before realizing upon, under, or otherwise dealing with the Debenture in such manner as the Agent sees fit. The Agent and the other Beneficiaries may grant extensions of time or other indulgences, take and give up securities, accept compositions, grant releases and discharges and otherwise deal with the Debtor and with other parties, sureties or securities as they may see fit, without prejudice to the liability of the Debtor or the Agent’s or the other Beneficiaries’ rights in respect of the Debenture.

6. Notwithstanding the stated interest rate per annum in the Debenture, payment to the Beneficiaries or, in the case of Obligations payable pursuant to the Credit Agreement, the Agent for the account of the Lenders, of the relevant interest, fees and other amounts owing under the Credit Documents for any period in respect of the Obligations at the current rate at which the Obligations bear interest for such period pursuant to the Credit Documents shall be deemed to be payment in satisfaction of the interest payment for the same period under the Debenture.

7. The Debenture shall not operate by way of merger of any of the Obligations and no judgment recovered by the Agent or the other Beneficiaries shall operate by way of merger of or in any way affect the security of the Debenture which is in addition to and not in substitution for any other security now or hereafter held by the Agent or the other Beneficiaries with respect to the Obligations.

8. Notwithstanding the form and terms of the Debenture and the provisions of this Debenture Pledge Agreement, (a) the Agent shall not claim or realize an amount under or in respect of the Debenture in excess of the aggregate Obligations, from time to time, of the Debtor to the Agent and the other Beneficiaries and (b) the provisions of this Debenture Pledge Agreement and the Debenture, in particular, but without limitation, Sections 2.2, 3.1, 4.1, 4.2(1)(i), 4.2(2)(d), 4.2(2)(f) and 5.1 of the Debenture, are subject to the provisions of the Credit Agreement and the Guaranty relating to the subject matter thereof. If there are any express conflicts or inconsistencies between the terms of the Credit Agreement or the Guaranty and the Debenture or this Debenture Pledge Agreement, then the terms of the Credit Agreement or the Guaranty (as applicable) shall govern in all respects to the extent necessary to eliminate such express conflicts or inconsistencies.

9. Upon payment and satisfaction in full of the Obligations and termination of the credit facilities established under the Credit Agreement when none of the Beneficiaries has other credit facilities in favour of or any obligation to provide credit to either Borrower, (i) this Debenture Pledge Agreement shall terminate automatically without further action needed and (ii) the Agent shall, at the request of the Debtor, deliver up the Debenture to the Debtor and shall, at the request and expense of the Debtor, execute and deliver to the Debtor releases, discharges and such other instruments as shall be required to effectively discharge the Charge (as defined in the Debenture).

10. Time shall be of the essence with regard to this Debenture Pledge Agreement.

11. Capitalized terms used herein without express definition shall have the same meanings ascribed thereto as are set forth in the Credit Agreement.

12. This Debenture Pledge Agreement shall enure to the benefit of and be binding upon the Debtor, the Agent and the other Beneficiaries and their respective successors and permitted assigns.

13. The parties hereto each hereby attorn and submit to the non-exclusive jurisdiction of the courts of the Province of Alberta. For the purpose of all legal proceedings, this Debenture Pledge Agreement shall be deemed to have been performed in the Province of Alberta and the courts of the Province of Alberta shall have jurisdiction to entertain any action arising under this Debenture Pledge Agreement. Notwithstanding the foregoing, nothing herein shall be construed nor operate to limit the right of either party hereto to commence any action relating hereto in any other jurisdiction, nor to limit the right of the courts of any other jurisdiction to take jurisdiction over any action or matter relating hereto.

14. This Debenture Pledge Agreement shall be governed by and construed in accordance with the laws in force in the Province of Alberta and the federal laws of Canada applicable therein.

15. The Debtor hereby waives the right to receive from the Agent or the other Beneficiaries a copy of any financing statement, financing change statement or other statement or document filed or registered in Canada at any time in respect of this Debenture Pledge Agreement or any verification statement or other statement or document issued by any registry that confirms or evidences registration of or relates to this Debenture Pledge Agreement.

16. The Debtor may not assign its obligations under this Debenture Pledge Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF the Debtor has executed this Debenture Pledge Agreement as of the date first above written.

[INSERT NAME OF CANADIAN BORROWER OR OTHER CANADIAN LOAN PARTY]

Per:
Name:
Title:

Per:
Name:
Title:

ACCEPTED AS OF THE DATE FIRST ABOVE WRITTEN BY:

CITIBANK, N.A., as Agent

Per:
Name:
Title:

Per:
Name:
Title: